As filed with the Securities and Exchange Commission on January 19, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM SB-2

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MedicalCV, Inc.

(Name of Small Business Issuer in its Charter)

Minnesota	3841	41-1717208
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification)	(I.R.S. Employer Identification Number)
	Code Number)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(651) 452-3000

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

John H. Jungbauer

Vice President, Finance and Chief Financial Officer

MedicalCV, Inc.

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(651) 452-3000

(Name, Address, and Telephone Number of Agent for Service)

COPIES TO:

Avron L. Gordon, Esq.

Brett D. Anderson, Esq.

Briggs and Morgan, P.A.

2200 IDS Center, 80 South Eighth Street

Minneapolis, MN 55402

(612) 977-8400 (phone) - (612) 977-8650 (fax)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

If any securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Common Stock, $0.01 par value	10,153,446	$0.85	$8,630,429.10	$923.46

(1)           Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)           Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act and based upon the average high and low sale prices for one share of common stock on January 13, 2006, as reported by the OTC Bulletin Board.

(3)           Previously paid.  The registrant paid a registration fee of $1,449.52 in connection with the filing of Registration No. 333-116394 on June 10, 2004, as amended on August 20, 2004 and August 25, 2004.  The previously paid registration fee, less the portion of such fee allocated to the maximum number of shares that may have been previously sold pursuant to Registration No. 333-116394, completely offsets the registration fee associated with this filing.  See “Explanatory Note” on next page.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

In accordance with Rule 429(a), this registration statement contains a prospectus that also covers the offering currently registered pursuant to Registration No. 333-116394, which was filed on June 10, 2004, and amended on August 20, 2004 and August 25, 2004.  In accordance with Rule 429(b), upon effectiveness, this registration statement will also act as a post-effective amendment to Registration No. 333-116394, thereby deregistering the shares registered for resale thereunder, but not sold thereunder.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 19, 2006

Prospectus

10,153,446 Shares

Common Stock

The shareholders of MedicalCV, Inc. identified under “Selling Shareholders” are offering and selling 10,153,446 shares of common stock, representing shares of common stock and shares of common stock issuable upon the exercise of warrants, under this prospectus.  We issued these securities to the selling shareholders in various private transactions.  We will receive none of the proceeds from the sale of the shares by the selling shareholders, except for the exercise price of the warrants, if and when such warrants are exercised, assuming the exercise price is paid in cash by the selling shareholders.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MDCV.”  On January 13, 2006, the closing price of a share on the OTC Bulletin Board was $0.85.

The shares offered under this prospectus involve risks.  See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2006.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information that is different.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

SUMMARY FINANCIAL DATA

RISK FACTORS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

USE OF PROCEEDS

CAPITALIZATION

SELECTED FINANCIAL DATA

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

BUSINESS

MANAGEMENT AND BOARD OF DIRECTORS

EXECUTIVE COMPENSATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRINCIPAL SHAREHOLDERS

DESCRIPTION OF SECURITIES

SHARES ELIGIBLE FOR FUTURE SALE

SELLING SHAREHOLDERS

PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

AVAILABLE INFORMATION

PROSPECTUS SUMMARY

This summary highlights some important information regarding our business.  It is qualified in its entirety by, and should be read in conjunction with, the more detailed information, financial statements and accompanying notes appearing elsewhere in this prospectus.  We urge you to read the entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors,” before you decide to buy our securities.

MedicalCV, Inc.

Our Business

Our core technology is the ATRILAZE™ Surgical Ablation System for use in cardiac tissue ablation procedures in open-heart surgery.  We acquired this technology in August 2003 and received FDA 510(k) clearance for the first generation product in December 2004 and the second generation product in October 2005.  The ATRILAZE system and its platform of laser technology is currently being utilized as a potential means to treat atrial fibrillation in concomitant open-heart surgical procedures.

Atrial fibrillation, or AF, is the most commonly occurring cardiac arrhythmia.  It reduces cardiac output, is a major precursor to congestive heart failure and is associated with an increased incidence of stroke.  The incidence of AF increases with age.  Approximately 5.5 million people worldwide are afflicted with AF.  There are 320,000 new diagnoses annually worldwide.  Approximately 2.5 million Americans are afflicted with AF, with 160,000 new diagnoses each year in the U.S.

With our presence in the cardiovascular surgery market, we intend to define the market and develop a stand-alone, minimally invasive (closed-chest, beating heart) surgical procedure for ablating cardiac tissue as a potential means to treat AF.

Previously, our primary focus was on heart valve disease.  We developed and marketed mechanical heart valves known as the Omnicarbon® 3000 and 4000 heart valves.  In November 2004, after an exhaustive evaluation of the heart valve business, we discontinued all heart valve related production.  In April 2005, we announced that our efforts to find a buyer for the heart valve business were unsuccessful and that we would stop selling heart valves and were exiting the heart valve business.  At that time, we also determined to direct all of our resources to the development and introduction of products targeting the treatment of AF.

Our company was incorporated in Minnesota on March 30, 1992, under the name CV Dynamics, Inc.  In April 1992, we acquired all of the tangible and intangible assets of Omnicor, Inc.  Omnicor resulted from the corporate and financial restructuring of a predecessor company called Medical Incorporated, which was organized in 1971 to develop and market the Lillehei-Kaster heart valve, licensed from the University of Minnesota.  Our company changed its name to MedicalCV, Inc. in February 2000.  Our corporate headquarters is located at 9725 South Robert Trail, Inver Grove Heights, MN 55077.  Our telephone number is (651) 452-3000.  Our website is www.medcvinc.com.  The information contained on our website is not a part of this prospectus.

In this prospectus, unless we state otherwise or the context requires, references to “MedicalCV,” “we,” “us,” “our,” and similar references refer to MedicalCV, Inc.

SUMMARY FINANCIAL DATA

	Years Ended April 30,		Six Months Ended October 31,
	2004	2005	2004	2005

Statement of Operations Data:

Total operating expenses	$3,305,708	$6,760,940	$2,441,032	$2,811,089
Net income (loss) to common shareholders	(6,238,990)	(19,094,872)*	(3,815,026)	3,916,019 *
Basic earnings (loss) per share – Continuing operations	(0.68)	(1.70)	(0.26)	0.40
Diluted earnings (loss) per share – Continuing operations	(0.68)	(1.70)	(0.26)	(0.13)
Basic earnings (loss) per share – Discontinued operations	(0.10)	(0.09)	(0.10)	(0.01)
Diluted earnings (loss) per share – Discontinued operations	(0.10)	(0.09)	(0.10)	(0.01)
Basic earnings (loss) per share	(0.78)	(1.79)	(0.36)	0.35
Diluted earnings (loss) per share	(0.78)	(1.79)	(0.36)	(0.16)
Weighted average number of shares outstanding, basic	8,046,736	10,653,492	10,554,969	11,218,116
Weighted average number of shares outstanding, diluted	8,046,736	10,653,492	10,554,969	21,241,795

October 31, 2005

Balance Sheet Data:

Total current assets	$7,754,848
Total current liabilities	763,005
Working capital	6,991,843
Total assets	9,213,384
Total long-term liabilities	23,445,683
Total shareholders’ deficit	(14,995,304)

*  Net income (loss) to common shareholders includes $9,987,609 of other expense related to the warrant issuance and subsequent market adjustments to the warrant liability for the year ended April 30, 2005.  Net income (loss) to common shareholders includes $7,276,102 of other income related to the warrant liability for the six months ended October 31, 2005.

RISK FACTORS

Investment in the shares offered under this prospectus is speculative, involves substantial risk and is suitable only for persons or entities of substantial means who have no need for immediate liquidity with respect to this investment and can bear the risks, including the risk of losing their investment.  In addition to the information set forth elsewhere in this prospectus, prospective investors should carefully consider the following risk factors.

Some of the information in this prospectus contains forward-looking statements.  You can identify such statements by noting the use of forward-looking terms such as “believes,” “expects,” “plans,” “estimates” and other similar words.  Certain risks, uncertainties or assumptions that are difficult to predict may affect these statements.  The risk factors described in this prospectus could cause our actual operating results to differ materially from those expressed in any forward-looking statement.  We caution you to keep in mind these risk factors and to refrain from placing undue reliance on any forward-looking statements, which speak only as of the date of this prospectus.

We have a history of losses and no assurance of future profitability.  We have incurred losses in each of the last nine fiscal years.  We had net losses of $6,238,990 for the fiscal year ended April 30, 2004, and $19,094,872 for the fiscal year ended April 30, 2005.  We expect to continue to incur substantial losses through fiscal year 2007 and into fiscal year 2008 as we continue development of new products.  As of October 31, 2005, we had an accumulated deficit of $38.5 million.  We estimate that we have sufficient capital for operations until the fourth quarter of fiscal year 2007 to develop and launch products within our ATRILAZE system for ablation of cardiac tissue, a procedure used for the potential treatment of atrial fibrillation.  Substantial additional financing will be needed thereafter to build market share for our ATRILAZE system and to respond to competitive pressures or unanticipated requirements.  Our failure to obtain such financing when required could adversely affect our competitive position and results of operations.  We will incur additional losses until we are able to introduce new products and generate substantial revenues, while maintaining reasonable expense levels, all of which involve uncertainty.  In addition, the report of our independent registered public accounting firm for fiscal years 2004 and 2005 includes an explanatory paragraph expressing doubt about our ability to continue as a going concern.

As a result of our exit from the mechanical heart valve business, our revenue in fiscal year 2005 substantially decreased.  We do not expect to realize significant revenue until we introduce new products to the marketplace.  In November 2004, we decided to cease manufacture of mechanical heart valves.  In April 2005, we decided to exit the mechanical heart valve business.  As a result, our revenues from heart valve sales, our primary source of sales to date, have declined significantly and ceased in May 2005.  Due to our recent entry into the atrial fibrillation market, we do not expect to generate substantial revenues until the fourth quarter of fiscal year 2007, at the earliest.  Even if we begin to recognize revenues from our ATRILAZE system, it may be several years, if ever, before we achieve profitability and positive cash flow.  If we do achieve profitability, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis in the future.

Our acquisition of preferred stock and related warrant exercises have resulted in a concentration of ownership.  In December 2005 and January 2006, investors who purchased preferred stock and warrants in our April 2005 private placement sold back their preferred stock to our company and exercised their related warrants.  The common stock issued in connection with such transaction represented over 85 percent of the outstanding common stock at January 6, 2006.  A major portion of such securities were acquired by PKM Properties LLC (“PKM”), an entity controlled by Paul K. Miller, one of our directors and the largest beneficial owner of our securities.  Should these investors agree to vote in concert, they would control our company.  To our knowledge, these investors have not acted as a group in seeking, negotiating or making their investments in our company and consider themselves independent investors.

The exercise of outstanding warrants may depress the price of our common stock and dilute the ownership interests of existing common shareholders.  If the holders of our outstanding warrants were to exercise their warrants and sell their shares into the market, these sales could lower the market price of our common stock and dilute the holdings of existing common shareholders.  Dilution or the potential for dilution could also materially impair our ability to raise capital through the future sale of equity securities.

The issuance of additional equity securities in a future financing could trigger the anti-dilution provisions of our outstanding warrants.  If we were to issue additional equity securities at a per share price lower than the exercise price of our outstanding warrants, then the exercise price of such warrants would automatically adjust downward on either a weighted-average or full-ratchet basis.  While we have no plans to issue securities in a manner that would trigger these anti-dilution provisions, we could elect to do so in the future or be required to do so in order to finance the company.  Such adjustments could further dilute the holdings of existing common shareholders.

If we fail to register and maintain registration for the common stock issued upon conversion of preferred stock, in our acquisition of preferred stock and the related warrant exercises, we face substantial monetary charges.  In connection with our April 2005 private placement and our December 2005 and January 2006 preferred stock purchases, we entered into registration rights agreements in which we agreed to prepare and file with the SEC by certain filing dates, registration statements to register certain shares of common stock, which registrations must be maintained effective throughout a period of up to five years.  If we fail to file any registration statement by a required filing date, or a registration statement is not declared effective by a specified effectiveness date, or after an effective date, the registration statement ceases to be effective and available to the holders of the securities that were registered for more than an aggregate of 40 trading days in any consecutive 12 month period, then in addition to other rights which such holders may have against us under applicable law, we are obligated to pay as liquidated damages to such holders for each calendar month or portion thereof an amount equal to 1.5 percent of the aggregate amount invested by the investors until we satisfy the requirements of the registration rights agreement.

We estimate that our current capital resources will fund our operations until the fourth quarter of fiscal year 2007, but we will require substantial additional financing, which may be difficult to obtain.  Our failure to obtain necessary financing or doing so on unfavorable terms could adversely affect our product development program and marketing efforts.  Our future capital requirements will depend on many factors, including:

•                                          The cost of product development, such as outsourced design and engineering services, and product prototyping;

•                                          The timing of, and the costs involved in, obtaining regulatory approvals;

•                                          The cost of enhancing and protecting our intellectual property portfolio;

•                                          The cost of manufacturing and related outsourced services;

•                                          The cost of commercialization, including product demonstration, promotion and marketing;

•                                          The need to upgrade corporate systems and hardware;

•                                          The cost of building inventory to support sales;

•                                          The costs involved in any patent infringement actions that we initiate or that are brought against us by third parties;

•                                          Our ability to establish and maintain collaborative arrangements;

•                                          Our advancement of other product candidates into development;

•                                          The cost of communicating with the public and our shareholders, including public relations and investor relations expenses; and

•                                          Potential acquisition or licensing of other products or technologies.

Additional financing may not be available to us when we need it and it may not be available on favorable terms.  If we are unable to obtain adequate financing on a timely basis, we may be required to significantly curtail or cease product development.  We could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products which we would otherwise pursue on our own.  If we raise additional funds by issuing equity securities, our then-existing shareholders will experience ownership and/or share price dilution and the terms of any new equity securities may have preferences over our common stock.

We may be unsuccessful in our efforts to shift our business model to target high growth markets in cardiovascular surgery.  By changing our focus to cardiac ablation products, we hope to reduce our reliance upon financing transactions, which may not be available to us in the future.  We cannot, however, assure you that our efforts to change our product offerings will:

•                                          Be attainable;

•                                          Be profitable;

•                                          Reduce our reliance upon future financing transactions; or

•                                          Enable us to continue operations.

Our products under development for the stand-alone, minimally invasive ablation of cardiac tissue for the potential treatment of atrial fibrillation are critical to our success.  We acquired technology for the ablation of cardiac tissue to treat atrial fibrillation in the concomitant open-heart surgery setting in August 2003.  We intend to develop products for minimally invasive (closed-chest, beating heart) ablation of cardiac tissue as a potential means to treat atrial fibrillation.  We cannot assure you that we will be able to design, develop and commercialize such products.  We may need to secure or license technology from other companies in order to complete our products.  There can be no assurance that if such licenses are needed, they will be available on satisfactory economic terms.

We can give no assurance that our ATRILAZE system will be equal to or superior to other systems for the ablation of cardiac tissue.  Our ATRILAZE system is based upon the use of laser energy to ablate cardiac tissue.  Although laser energy has been used widely in various cardiac procedures, and we have obtained FDA 510(k) clearance to use the ATRILAZE system for cardiac tissue ablation, we have not yet conducted comparative studies in a human clinical setting.  Accordingly, there can be no assurance that the ATRILAZE system will be clinically effective or commercially accepted.

We cannot assure you that use of the ATRILAZE system for the potential treatment of atrial fibrillation will gain physician acceptance.  A limited number of cardiovascular surgeons and cardiologists can influence medical device selection and purchase decisions for a large portion of the target cardiovascular surgery patient population.  We cannot assure you that ATRILAZE will gain any significant degree of physician acceptance, or that users will accept our system as preferable to alternative products or methods of treatment.  Physician acceptance of ATRILAZE depends upon our ability to demonstrate the clinical advantages of such system.

Several major corporations have announced business acquisitions and programs to develop products to treat atrial fibrillation.  These corporations include Guidant Corp, St. Jude Medical, Inc., Edwards Lifesciences, LLC, Medtronic, Inc. and Boston Scientific Corporation.  These corporations have resources significantly greater than MedicalCV to aid in their product development efforts.  These corporations are well known in the cardiovascular surgery market and have large, well-trained sales forces.  One or more of these corporations could introduce successful products before we do or introduce more innovative products.  We cannot assure you that even if we introduce a product for minimally invasive cardiac tissue ablation and the potential treatment of atrial fibrillation that we will be able to effectively compete against these or other corporations.

Ablation of cardiac tissue is one approach to potentially treating atrial fibrillation.  Large pharmaceutical companies market drugs for the treatment of atrial fibrillation.  There may be other surgical, electro-physiological or biological treatments developed for atrial fibrillation.  We cannot assure you that even if we introduce a product for minimally invasive cardiac tissue ablation and the potential treatment of atrial fibrillation that drug, biopharmaceutical, or other alternative technologies will not be introduced that would make our product noncompetitive or obsolete.

We may be unable to establish and protect our proprietary rights which are critical to our success in developing products for cardiac tissue ablation and the potential treatment of atrial fibrillation.  We have no patents issued to us covering our soft tissue ablation products.  We had submitted ten U.S. patent applications and one foreign patent application as of January 6, 2006, covering products we have designed for use in treating atrial fibrillation.  We expect to seek patent protection for additional products that we may develop in the future.  Our success will depend, in part, on our ability to protect our products and to manufacture and sell them without infringing the rights of third parties.  The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and, therefore, are highly uncertain.  In addition, the laws of many countries may not afford protection for our proprietary rights to the same extent as U.S. laws.  We cannot assure you that:

•                                          Any pending patent applications or any future patent applications will result in the issuance of patents;

•                                          The scope of any patent protection will be effective to exclude competitors or to provide competitive advantages to us;

•                                          We will be able to commercially exploit any issued patents before they expire;

•                                          Any of our patents will be held valid if subsequently challenged;

•                                          Others will not claim rights in, or ownership of, the patents and other proprietary rights we hold;

•                                          Our products and processes will not infringe, or be alleged to infringe, the proprietary rights of others; or

•                                          We will be able to protect meaningful rights in proprietary technology over which we do not hold patents.

Furthermore, we cannot assure you that others have not developed or will not develop products that may duplicate our products or manufacturing processes, or that others will not design around our patents.  Other parties may independently develop or otherwise acquire substantially equivalent techniques, gain access to our proprietary technology or disclose such technology.  In addition, whether or not we obtain additional patents, others may hold or receive patents covering components of products we independently develop in the future.

We may be subject to claims that we infringe the intellectual property rights of third parties, which could adversely affect the sale of our products and our financial condition.  The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights.  Litigation, which would likely result in substantial cost to us, may be necessary to enforce any patents issued or licensed to us and/or to determine the scope and validity of others’ proprietary rights.  Our competitors hold issued patents which may result in claims of infringement against us or other patent litigation.  We also may have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost to determine the priority of inventions.

We are aware of patents issued to our competitors and are aware that these competitors have patent applications pending.  These patents and applications could become the basis for infringement claims against us.  In May 2005, we received a letter from Edwards Lifesciences, LLC (“Edwards”) concerning our ATRILAZE soft tissue ablation products, which are the subject of some of our patent applications.  Edwards does not claim that our products infringe any of its patents.  Edwards’ letter calls to our attention six of its patents and requests us to comment on how our products differ from the claimed methods and apparatus of the six specified Edwards patents.  We have reviewed the specified Edwards patents and discussed them with our patent counsel, and believe that our ATRILAZE system does not infringe any of these patents.  Legal proceedings brought against us by competitors alleging that our products infringed their patents, whether with or without merit, could be time-consuming for our management and employees, result in costly litigation, cause product shipment delays, require us to pay damages or settlement amounts, or require us to:

•                                          Cease manufacturing and selling the product in question, which could seriously harm our business;

•                                          Enter into royalty-bearing licensing agreements; or

•                                          Design commercially acceptable non-infringing alternative products.

We cannot assure you that we would be able to obtain licensing agreements, if required, on terms acceptable to us or at all, or that we would be able to develop commercially acceptable non-infringing alternative products.  Our failure to do so could have a material adverse effect upon our business, financial condition, operating results and cash flows.

If patients allege that the use of our cardiovascular surgery devices injured them, we may face substantial product liability claims.  Substantial product liability litigation exists within the medical device industry.  Our products are used in cardiovascular surgery, and their failure may result in patient injury or death.  We have had product liability claims asserted against us in the past, which were resolved under our insurance coverage without significant financial cost to us.  We cannot assure you, however, that future product liability claims will not exceed the limits of our insurance coverage or that such insurance will continue to be available to us on commercially reasonable terms, or at all.  Consequently, a product liability claim or other claim with respect to uninsured liabilities, or in excess of insured liabilities, could have a material adverse effect on our business, financial condition, operating results and cash flows.  In addition, adverse publicity resulting from product liability litigation may materially adversely affect us regardless of whether the claims are valid or whether we are liable.  Furthermore, these claims would likely divert our financial and management resources that would otherwise be used to benefit the future performance of our operations.

In addition to new products, we sold more than 50,000 mechanical heart valves between 1992 and 2005.  We assume that a majority of the patients who received our heart valves are still alive.  If any of these patients were to have a problem with a heart valve, they could assert claims for damages against us.  In April 2005, we placed our products liability insurance with a new insurance carrier.  Our new policy provides us with potential coverage for claims of up to $5,000,000 per occurrence and in the aggregate per policy year.  Concurrently, we purchased a three-year extended reporting coverage endorsement from our former carrier which was unwilling to renew our coverage on the previous terms.  The extended reporting period coverage will allow us to seek coverage under the prior policy for products claims arising from occurrences which took place during such policy period but which were not asserted against us during the previous policy period.

In March 2005, we became aware that a patient who had been implanted with our heart valve had died.  We have not received any claims related to this matter but believe that any such claim would be covered by our existing liability insurance.  Based upon the expectation that insurance will cover the cost of any claims after our payment of the deductible, we do not expect the ultimate resolution of this matter to have a material effect on our business, financial condition, operating results and cash flows.

Key employees could leave our company at any time, thereby adversely affecting our product development and profitability.  We depend heavily on the technical knowledge and industry expertise of our management team.  The development and execution of our business plan depends upon these individuals.  The departure of key people could materially and adversely affect our business, financial condition, operating results and cash flows.

We may be unable to recruit, motivate and retain qualified employees.  Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including those who concentrate in research and development, sales, marketing and manufacturing, to keep pace with our product development schedules.  Even though we have not experienced shortages of qualified people to date, qualified individuals needed to fill these positions could be in short supply in our market.  Our inability to recruit, motivate and retain such individuals may delay the planned launch of new products, including the recruitment of individuals to develop our cardiac ablation products, or result in high employee turnover, either of which could have a material adverse effect on our business, financial condition, operating results and cash flows.  Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees.

Our ability to attract and retain our management team, research, development, clinical, medical device sales personnel and others depends to some extent on our continued ability to issue stock options or other forms of equity compensation awards.  We will be required to record compensation expense in our financial statements beginning in our fiscal year 2007, which could harm our future reported operating results and cause unexpected fluctuations in our expenses.  Among other option issuances we have made, in April 2005, we issued options to key members of our management team for the purchase of an aggregate of 6,665,675 shares of common stock.  These options will vest over a four-year period commencing April 1, 2006 (to the extent of 25 percent on such date and 6.25 percent quarterly thereafter).  While we expect to grant additional stock options to current management personnel and other key employees after their hire dates to provide additional incentives to remain with us, their initial grants are usually much larger than subsequent grants.  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment,” which will apply to us after April 30, 2006.  SFAS No. 123R eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires such transactions be accounted for using a fair-value-based method and the resulting cost to be recognized in the financial statements over the option vesting periods.  Recording compensation expense in the statement of operations for employee stock options using the fair value method could have a significant negative effect on our reported financial results, particularly if we grant a significant number of options to our employees in future periods.

We may need to fund multiple research studies throughout the lifecycle of each of our products, providing statistically significant scientific data to regulatory agencies and cost effectiveness data to third party payers.  The FDA, foreign regulatory agencies and third party health care payers may require scientific clinical outcomes data and cost effectiveness data.  We will need to provide this data throughout our products’ lifecycles.  Payers and governmental agencies may change the frequency and breadth of clinical research required, potentially significantly increasing our costs.  Without adequate positive outcomes data that demonstrate advantages from the use of our ATRILAZE system, we may not achieve any significant market penetration.  We cannot assure you that our outcomes data will be adequate to meet present or future medical device utility requirements.  If our outcomes data does not meet such requirements, we may be unable to sell our products or obtain third party reimbursement for the costs of our products.

Substantial government regulation in the U.S. and abroad may restrict our ability to sell our ATRILAZE system, or other products.  The FDA and comparable regulatory authorities in foreign countries extensively and rigorously regulate our products, product development activities and manufacturing processes.  In the U.S., the FDA regulates the introduction of medical devices as well as the manufacturing, labeling and record-keeping procedures for such products.  We are required to:

•                                          Obtain clearance before we can market and sell medical devices;

•                                          Satisfy content requirements applicable to our labeling, sales and promotional materials;

•                                          Comply with manufacturing and reporting requirements; and

•                                          Undergo rigorous inspections.

The process of obtaining marketing clearance for new medical devices from the FDA can be costly and time consuming.  For example, the premarket clearance process can require numerous years to complete.  We cannot assure you that our future products will obtain FDA clearance on a timely basis, or at all.  Our products must also comply with laws and regulations of foreign countries in which we market such products.  In general, the extent and complexity of medical device regulation is increasing worldwide.  This trend may continue, and the cost and time required to obtain marketing clearance in any given country may increase as a result.  We cannot assure you that our products will obtain any necessary foreign clearances on a timely basis, or at all.

Once medical devices are cleared for sale, regulatory authorities may still limit the use of such products, prevent the sale or manufacture of such products or require a recall or withdrawal of such products from the marketplace.  Following initial clearance from regulatory authorities, we continue to be subject to extensive regulatory requirements.  Government authorities can withdraw marketing clearance due to our failure to comply with regulatory standards or due to the occurrence of unforeseen problems following initial clearance.  Ongoing regulatory requirements are wide-ranging and govern, among other things:

•                                          Annual inspections to retain CE mark for sale of products in the European Union;

•                                          Product manufacturing;

•                                          Supplier substitution;

•                                          Product changes;

•                                          Process modifications;

•                                          Medical device reporting; and

•                                          Product sales and distribution.

The FDA and various government agencies inspect our facilities from time to time to determine whether we are in compliance with applicable laws and regulations.  If we fail to comply or maintain compliance with medical device laws or regulations, regulatory authorities may fine us and bar us from selling our products.  If the FDA believes we are not in compliance with such laws or regulations, it can:

•                                          Seize our products;

•                                          Require a recall;

•                                          Withdraw previously granted market clearances;

•                                          Implement procedures to stop future violations; and/or

•                                          Seek civil and criminal penalties against us.

We may be subject to fines, penalties or injunctions if we are determined to be promoting the ATRILAZE system for unapproved, “off-label,” or new uses, or making false, misleading or unsubstantiated claims, which would harm our operating results and reduce the value of your investment.  Our promotional materials and training methods for physicians must be in compliance with FDA and other applicable regulations.  FDA regulations prohibit us from promoting or advertising the ATRILAZE system for uses not within the scope of our clearances and from making unsupported safety or effectiveness claims.  These determinations can be subjective and the FDA may disagree with our promotional claims.  The ATRILAZE system has been cleared for the ablation of soft tissue, including cardiac tissue, and for no other indication.  If the FDA determines that our promotional materials or training constitutes promotion of an unapproved use, or makes false or misleading claims or claims not supported by adequate scientific data, the agency could subject us to serious enforcement sanctions and/or limit the promotional claims that we are permitted to make for the ATRILAZE system.  The FDA typically does not permit promotional claims for a device based upon physician reports and other anecdotal data.  There can be no assurance, therefore, that the FDA would agree that any independent peer-reviewed studies are scientifically adequate to support the claims we make for the ATRILAZE system.  Furthermore, the FDA could require that we obtain a new 510(k) clearance or PMA approval in order to make performance or clinical outcome claims for the ATRILAZE system.  The FDA also may limit or prohibit claims based on comparison of the ATRILAZE system versus other surgical cardiac tissue ablation technologies and devices in the absence of a scientifically valid head-to-head clinical trial or other adequate supporting data.  Any legal limitations on the promotional claims we may make for the ATRILAZE system could adversely affect our sales.

As a medical device manufacturer, we are subject to federal and state laws prohibiting “kickbacks” and false or fraudulent claims, which, if violated, could subject us to substantial penalties.  A challenge to or investigation into our practices under these laws could cause adverse publicity, be costly to respond to, and harm our business.  A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state laws, prohibit payments that are intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services.  These laws limit the kinds of financial arrangements, including sales programs, we are allowed to have with physicians, surgery centers, hospitals or other potential purchasers of the ATRILAZE system.  Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payers that are false or fraudulent, or for items or services that were not provided as claimed.  Anti-kickback and false claims laws prescribe potentially substantial civil and criminal penalties for noncompliance.  Even an unsuccessful challenge or investigation into our practices could cause adverse publicity and be costly to respond to, and thus could harm our business and results of operations.

The uncertainty of third party reimbursements and possible health care reforms may adversely affect us.  Our ability to market products successfully in the U.S. depends in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers, health maintenance organizations and other third party payers.  Payers may challenge the need for, and prices of, medical products and services.  Payers may deny reimbursement for procedures that they deem experimental or for devices used in ways other than as cleared by the FDA or stated in their indications for use.  With respect to our products, some payers could deny coverage until the medical profession generally accepts the devices.  The inability of hospitals and other providers to obtain reimbursement from third party payers for our products would have a material adverse impact on our business, financial condition, operating results and cash flows.  Health care reform may also impact sales of new products in the U.S.  Reforms may include:

•                                          Mandated basic health care benefits;

•                                          Controls on health care spending through limiting the growth of private health insurance premiums and Medicare and Medicaid spending; and

•                                          Fundamental changes to the health care delivery system.

We anticipate that the U.S. Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate of these issues will likely continue in the future.  Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on our ability to market our products.  Laws resulting from such reform initiatives could adversely impact our business, financial condition, operating results and cash flows.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent registered public accounting firm.  As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring public companies to include a report of management on internal control over financial reporting in their annual reports, including Annual Reports on Form 10-KSB, which we file.  In addition, the independent registered public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal control over financial reporting as well as the operating effectiveness of the company’s internal controls over financial reporting.  We are not subject to these requirements for the fiscal year ending April 30, 2006.  If our market capitalization exceeds $75 million as of October 31, 2006, we will be subject to these requirements for the fiscal year ending April 30, 2007.  We are beginning to evaluate our internal controls over financial reporting in order to allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we will not comply with all of the requirements imposed thereby.  At present, there is no precedent available with which to measure compliance adequacy.  Accordingly, there can be no assurance that we will not receive an adverse report on our assessment of our internal controls over financial reporting and/or the operating effectiveness of our internal controls over financial reporting from our independent registered public accounting firm.

In the event we identify significant deficiencies or material weaknesses in our internal controls over financial reporting that we cannot remediate in a timely manner or we receive an adverse report from our independent registered public accounting firm with respect to our internal controls over financial reporting, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could be adversely affected.

In addition to the above, in the event that our independent registered public accounting firm is unable to rely on our internal controls over financial reporting in connection with their audit of our financial statements, and in the further event that they are unable to devise alternative procedures in order to satisfy themselves as to the material accuracy of our financial statements and related disclosures, it is possible that we could receive a qualified or adverse audit opinion on those financial statements.  In that event, the market for our common stock could be adversely affected.  In addition, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could be adversely affected.

Fluctuations in our operating results may result in decreases in the price of our securities.  Our operating results have and will continue to fluctuate significantly because of several factors, including the timing of FDA clearance, government policies regarding payment for our products and new technology.  Consequently, our operating results may fall below the expectations of public market analysts and investors.  In that event, the price of our securities would likely decrease.

You may have difficulty reselling our common stock.  Our securities are subject to certain rules of the SEC relating to “penny stocks.”  Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser’s prior written consent for a purchase transaction, thus restricting the ability to purchase or sell our securities in the open market.  In addition, trading in our securities is conducted in the over-the-counter market on the OTC Bulletin Board, which was established for securities that do not meet Nasdaq listing requirements.  We cannot assure you of an active public market for our common stock.  Selling our securities also may be difficult because of the quantity of securities that may be bought and sold, the possibility that transactions may be delayed, and the low level of security analyst and news media coverage given to over-the-counter stocks.  These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities.

Minnesota law and our ability to issue preferred stock could deter a take-over or acquisition of our company.  Our articles of incorporation authorize the issuance of shares of preferred stock.  Our board of directors, without any action by our shareholders, is authorized to designate and issue preferred stock in such classes or series, as it deems appropriate and establish the rights and privileges of such shares, including liquidation and voting rights.  Our ability to designate and issue preferred stock having preferential rights over our common stock could adversely affect the voting power and other rights of holders of common stock.  We are also subject to the Minnesota Business Corporation Act, which includes provisions that limit the voting rights of persons acquiring specified percentages of shares of an issuing public corporation in a “control share acquisition” and restrict “business combinations” between issuing public corporations and specified persons acquiring their securities.  Our ability to issue preferred stock and the application of the provisions of Minnesota law discussed above could impede or deter another party from making a tender offer or other proposal to acquire our company.

Our affiliated shareholders have significant control over our company, which could reduce your ability to receive a premium for your securities through a change in control.  As of January 6, 2006, officers and directors of our company beneficially owned approximately 19.5 percent of our outstanding common stock.  As a result, they may be able to control our company and direct our affairs, including the election of directors and approval of significant corporate transactions.  This concentration of ownership could also delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without their support.  These transactions might include proxy contests, tender offers, open market purchase programs or other share purchases that could give our shareholders the opportunity to realize a premium over the then prevailing market price of our securities.  As a result, this concentration of ownership could depress the price of our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance and our current beliefs regarding revenues we might earn if we are successful in implementing our business strategies.  The forward-looking statements and associated risks may include, relate to or be qualified by other important factors.  You can identify forward-looking statements generally by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “should,” “could,” “seeks,” “pro forma,” “anticipates,” “estimates,” “continues,” or other variations of those terms, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions.  You may find these forward-looking statements under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis or Plan of Operation,” and “Business.”

These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect.  Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations.  The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

Any of the factors described above in “Risk Factors” could cause our financial results, including our net income (loss) or growth in net income (loss) to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

USE OF PROCEEDS

The shares being registered under this prospectus for resale by the selling shareholders include 9,231,172 shares issuable upon the exercise of warrants.  We will not receive any proceeds from the sale of the shares by the selling shareholders.  We will receive the exercise price of the warrants held by the selling shareholders, if any, if and when such warrants are exercised, assuming the exercise price is paid in cash by the selling shareholders.  If we realize proceeds from the exercise of all of the warrants, assuming they are exercised entirely for cash, the net proceeds to us would be approximately $7.8 million.  We expect to use the proceeds of any such warrant exercises for general working capital purposes.

CAPITALIZATION

The following table sets forth our capitalization as of October 31, 2005, and as adjusted to reflect our issuance of 54,478,285 shares of common stock in consideration of the acquisition of preferred stock and our issuance of 25,037,955 shares of common stock upon the exercise of outstanding warrants in December 2005 and January 2006.  You should read this information in conjunction with the financial statements and the related notes and “Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.

	October 31, 2005		October 31, 2005
	(unaudited)		(unaudited, as adjusted)

Fair value of putable warrants	$20,716,507	(1)	$—
Redeemable preferred stock:
5% Series A Redeemable Convertible Preferred Stock, $0.01 par value; stated value $1,000; 19,000 shares authorized; 17,705 and 0 shares issued and outstanding and as adjusted	—	(2)	—
Common stock: $0.01 par value:
240,000,000 shares authorized, 11,513,333 and 91,029,573 shares issued and outstanding and as adjusted	115,133		910,295
Warrants	—		375,519
Additional paid-in capital	23,380,500		53,739,526
Accumulated deficit	(38,490,937)		(42,797,562)
Total shareholders’ deficit	(14,995,304)		12,227,778
Total capitalization	5,721,203		12,227,778

(1)  Reflects warrants that may be put to us by the holders in the event of certain fundamental transactions, as defined by the warrant agreement.  These warrants are reflected as a liability at their estimated fair value.

(2)  Reflects 5% Series A Redeemable Convertible Preferred Stock which may be put to us at its stated value, plus any accrued but unpaid dividends, in the event of certain fundamental transactions, as defined by the Certificate of Designation of the Rights and Preferences of the 5% Series A Convertible Preferred Stock.  The aggregate liquidation value of this redeemable preferred stock, at October 31, 2005, was $17.7 million.  The carrying value of this redeemable preferred stock net of discounts attributable to the warrants issued to the preferred shareholders, upon its issuance, was zero.

As of October 31, 2005, the above information excludes:

•                                          37,033,911 shares of common stock issuable by us upon the exercise of outstanding warrants at a weighted average exercise price of approximately $0.71 per share;

•                                          8,328,851 shares of common stock issuable by us upon the exercise of stock options granted at a weighted average exercise price of approximately $0.97 per share, and 5,672,497 shares available for issuance pursuant to future grants, under our stock option plans; and

•                                          599,137 units, each consisting of one share of common stock and one warrant exercisable for one share of common stock at $1.8375 per share, issuable by us upon the exercise of warrants at $0.67 per unit that we issued to our agent and a finder in our 2004 private placement.

As of October 31, 2005, as adjusted to reflect the receipt of proceeds from the exercise by investors in our April 2005 private placement of warrants for the purchase of 24,115,681 shares of common stock in December 2005 and January 2006, the above information excludes:

•                                          10,761,271 shares of common stock issuable by us upon the exercise of outstanding warrants at a weighted average exercise price of approximately $1.14 per share;

•                                          8,544,684 shares of common stock issuable by us upon the exercise of stock options granted at a weighted average exercise price of approximately $0.96 per share, and 5,482,497 shares available for issuance pursuant to future grants, under our stock option plans; and

•                                          854,089 units, each consisting of one share of common stock and one warrant exercisable for one share of common stock at $1.8375 per share, issuable by us upon the exercise of warrants at $0.47 per unit that we issued to our agent and a finder in our 2004 private placement.

SELECTED FINANCIAL DATA

The following selected financial data for the years ended April 30, 2004 and 2005, are derived from our financial statements, which have been audited by PricewaterhouseCoopers LLP and which are included elsewhere in this prospectus.  The following selected financial data for the six months ended October 31, 2004 and 2005, are derived from our unaudited financial statements which are included elsewhere in this prospectus.  The selected financial data should be read in conjunction with such financial statements and the related notes and “Management’s Discussion and Analysis or Plan of Operation.”  The balance sheet as of October 31, 2005 and the statements of operations and cash flows for the six months ended October 31, 2004 and 2005 include, in the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair statement of the financial results for the respective interim periods and are not necessarily indicative of results of operations to be expected for the entire fiscal year ending April 30, 2006.

	Years Ended April 30,		Six Months Ended October 31,
	2004	2005	2004	2005

Statement of Operations Data:

Total operating expenses	$3,305,708	$6,760,940	$2,441,032	$2,811,089
Net income (loss) to common shareholders	(6,238,990)	(19,094,872)*	(3,815,026)	3,916,019 *
Basic earnings (loss) per share – Continuing operations	(0.68)	(1.70)	(0.26)	0.40
Diluted earnings (loss) per share – Continuing operations	(0.68)	(1.70)	(0.26)	(0.13)
Basic earnings (loss) per share – Discontinued operations	(0.10)	(0.09)	(0.10)	(0.01)
Diluted earnings (loss) per share – Discontinued operations	(0.10)	(0.09)	(0.10)	(0.01)
Basic earnings (loss) per share	(0.78)	(1.79)	(0.36)	0.35
Diluted earnings (loss) per share	(0.78)	(1.79)	(0.36)	(0.16)
Weighted average number of shares outstanding, basic	8,046,736	10,653,492	10,554,969	11,218,116
Weighted average number of shares outstanding, diluted	8,046,736	10,653,492	10,554,969	21,241,795

October 31, 2005

Balance Sheet Data:

Total current assets	$7,754,848
Total current liabilities	763,005
Working capital	6,991,843
Total assets	9,213,384
Total long-term liabilities	23,445,683
Total shareholders’ deficit	(14,995,304)

*  Net income (loss) to common shareholders includes $9,987,609 of other expense related to the warrant issuance and subsequent market adjustments to the warrant liability for the year ended April 30, 2005.  Net income (loss) to common shareholders includes $7,276,102 of other income related to the warrant liability for the six months ended October 31, 2005.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Previously, units of our securities, consisting of common stock and Class A Warrants, traded on the OTC Bulletin Board, until the expiration of the Class A Warrant component of such units on November 20, 2004.  Due to lack of market makers, our common stock did not trade between November 19, 2004 and December 20, 2004.  Our common stock resumed trading on the OTC Bulletin Board under the symbol “MDCV” on December 21, 2004.

The following table sets forth the approximate high and low bid prices as reported by the OTC Bulletin Board for our units and common stock, as applicable, for the periods indicated.  Such quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

Period	High	Low

Fiscal Year 2004
First Quarter	$1.55	$0.30
Second Quarter	$2.45	$1.40
Third Quarter	$2.60	$1.15
Fourth Quarter	$2.30	$1.10
Fiscal Year 2005
First Quarter	$2.05	$1.30
Second Quarter	$2.50	$0.75
Third Quarter	$1.89	$0.50
Fourth Quarter	$1.25	$0.71
Fiscal Year 2006
First Quarter	$1.00	$0.70
Second Quarter	$1.00	$0.65

As of August 11, 2005, we had approximately 236 shareholders of record and approximately 411 beneficial owners.

We have never declared or paid cash dividends on our common stock.  We currently intend to retain future earnings, if any, to operate and expand our business, and we do not anticipate paying cash dividends on our common stock in the foreseeable future.  Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our board.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion contains various forward-looking statements within the meaning of Section 21E of the Exchange Act.  Although we believe that, in making any such statement, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.  When used in the following discussion, the words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates” and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements.  These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated.  Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, include those discussed in “Risk Factors” as well as those discussed elsewhere in this prospectus.

Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements.  Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us.  We caution you to keep in mind the cautions and risks described in “Risk Factors” as well as those discussed elsewhere in this prospectus and to refrain from attributing undue certainty to any forward-looking statements, which speak only as of the date of the document in which they appear.

Overview

Our core technology is the ATRILAZE™ Surgical Ablation System for use in cardiac tissue ablation procedures in open-heart surgery.  We acquired this technology in August 2003 and received FDA 510(k) clearance for the first generation product in December 2004 and the second generation product in October 2005.  The ATRILAZE system and its platform of laser technology is currently being utilized as a potential means to treat atrial fibrillation in concomitant open-heart surgical procedures.

Atrial fibrillation, or AF, is the most commonly occurring cardiac arrhythmia.  It reduces cardiac output, is a major precursor to congestive heart failure and is associated with an increased incidence of stroke.  The incidence of AF increases with age.  Approximately 5.5 million people worldwide are afflicted with AF.  There are 320,000 new diagnoses annually worldwide.  Approximately 2.5 million Americans are afflicted with AF, with 160,000 new diagnoses each year in the U.S.

With our presence in the cardiovascular surgery market, we intend to define the market and develop a stand-alone, minimally invasive (closed-chest, beating heart) surgical procedure for ablating cardiac tissue as a potential means to treat AF.

Previously, our primary focus was on heart valve disease.  We developed and marketed mechanical heart valves known as the Omnicarbon® 3000 and 4000 heart valves.  In November 2004, after an exhaustive evaluation of the heart valve business, we discontinued all heart valve related production.  In April 2005, we announced that our efforts to find a buyer for the heart valve business were unsuccessful and that we would stop selling heart valves and were exiting the heart valve business.  At that time, we also determined to direct all of our resources to the development and introduction of products targeting the treatment of AF.

Although our ATRILAZE system is being used by cardiovascular surgeons at select centers to ablate cardiac tissue in human concomitant open-heart surgical procedures, we have not generated any revenue from these procedures.  We have been providing our ATRILAZE system to these surgeons at no cost for proof-of-concept in the clinical setting, prior to commencing clinical sales of our ATRILAZE system.  We expect to continue validating our technology with key cardiovascular surgeons in concomitant open-heart procedures.  We expect to begin selling hand-held devices for these procedures on a limited basis beginning in the fourth quarter of fiscal year 2006.  We do not expect significant revenue until we introduce a version of our ATRILAZE system for stand-alone, minimally invasive (closed-chest, beating heart) ablation of cardiac tissue.

Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  We believe our estimates and assumptions are reasonable; however, actual results and the timing of the recognition of such amounts could differ from those estimates.  We have identified the following critical accounting policies and estimates utilized by management in the preparation of our financial statements: revenue recognition, accounts receivable allowance, inventory obsolescence and deferred income tax assets.  Actual amounts could differ significantly from management’s estimates.

Revenue Recognition.  We recognize revenue using guidance from SEC Staff Accounting Bulletin No. 104 “Revenue Recognition in Financial Statements.”  Revenue from the sale of our products is recognized provided that we have received a written order, the price is fixed, title has transferred, collection of the resulting receivable is probable and there are no remaining obligations.  Our products are not subject to any customer acceptance process.  There are no rights of return unless the product does not perform according to specifications.  In prior periods, we paid marketing support to distributors in some markets.  Such payments were reported as a reduction in our revenues in accordance with EITF 01-9.

Accounts Receivable Allowance.  In determining the adequacy of our allowance for doubtful accounts, management considers a number of factors, including the aging of our receivable portfolio, customer payment trends, the financial condition of our customers and economic conditions in our customers’ countries.  Our analysis in determining the allowance for doubtful accounts is performed by management on a customer-by-customer basis.  Although our recorded allowance includes our best estimates, we cannot predict the resolution of these matters with certainty.  As of April 30, 2004, April 30, 2005, and October 31, 2005, our allowance for doubtful accounts were $102,869, $196,521 and $37,909, respectively.  Because our accounts receivable all resulted from sales of heart valves, all accounts receivable and the allowance are reported as a component of our current assets of discontinued operations.

Inventory Obsolescence.  In determining the appropriate carrying value of our inventories, management considers a number of factors, including the aging of our inventory, recent sales trends, industry market conditions and economic conditions.  Although adjustments to the carrying value of our inventories reflect our best estimates, the estimates require a large degree of judgment.  At April 30, 2005, the carrying value of our heart valve inventories reflected the cost of only the heart valves that we subsequently sold in May 2005.  These inventories are reported as a component of our current assets of discontinued operations.  All other inventories of the discontinued heart valve business have been reduced to a carrying value of zero.

Deferred Income Tax Assets.  In assessing the realizability of our deferred tax assets, management considers whether it is more likely than not that our deferred income tax assets will be realized.  The ultimate realization of deferred income tax assets is dependent on the generation of future taxable income, which must occur prior to the expiration of our net operating loss and credit carryforwards, which comprise the majority of the deferred tax assets.  As of April 30, 2005, we had established a valuation allowance of $10,778,935 to fully offset our deferred tax assets due to uncertainty about generating sufficient future taxable income necessary to realize these deferred tax assets, particularly in light of our history of significant operating losses.  In addition, future utilization of available net operating loss carryforwards may be limited under Internal Revenue Code Section 382 as a result of changes in ownership.

Recent Accounting Developments

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” which revises SFAS No. 123 and supersedes APB Opinion No. 25.  Among other items, SFAS No. 123R eliminates the use of the intrinsic value method of accounting, and requires companies to recognize compensation cost for share-based payment awards with employees, based on the grant date fair value of those awards, in the financial statements.  We are required to adopt the provisions of this standard effective May 1, 2006.  We have not yet determined which of the adoption methods prescribed by SFAS No. 123R we will elect, nor have we determined the impact of adopting this statement.  In March 2005, the SEC issued SAB No. 107, “TOPIC 14: Share-Based Payment,” which addresses the interaction between SFAS No. 123R and certain SEC rules and regulations and provides views regarding the valuation of share-based payment arrangements for public companies.  This bulletin is effective immediately for our company upon adoption of FAS 123R.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs – an amendment of ARB No. 43, Chapter 4.”  This statement clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory be based on normal capacity of the production facilities.  We are required to adopt the provisions of this standard effective May 1, 2006.  We have not yet determined the impact of adopting this statement.

In June 2005, the Financial Accounting Standards Board (FASB) issued DIG Issue B 38.  This implementation issue requires companies to assess whether puts and calls embedded in financial contracts, require that the host contract and embedded derivative be bifurcated and valued separately.  DIG Issue B 38 specifically addresses debt host contracts.

At the time we sold our preferred stock instrument we concluded that it was an equity host contract.  Because DIG Issue B 38 does not apply to puts embedded in equity contracts, we also concluded that DIG Issue B 38, which is effective for fiscal periods beginning after December 15, 2005, did not apply to the put obligation embedded in our preferred stock.

Results of Operations for the Six-Month Periods Ended October 31, 2004 and 2005

Sales and Marketing.  Sales and marketing expenses for the six months ended October 31, 2005 were $133,834 compared to $0 in the same period last fiscal year.  Sales and marketing expenses for the six months ended October 31, 2004 and 2005, related entirely to heart valve sales and were reclassified as part of discontinued operations.

General and Administrative.  General and administrative expenses for the six months ended October 31, 2005, were $1,484,580 compared to $1,742,855 for the same period in the prior year.  Reductions in severance expense of $220,000 and reductions in outside consulting fees of $203,000 were in part offset by increases in salaries, travel and director fees and expenses.

Research and Development / Engineering and Regulatory.  Consistent with our decision to exit the heart valve business and focus on our ATRILAZE product, we have included our Engineering and Regulatory expenditures in Research and Development for the six months ended October 31, 2005.  As a result of this, research and development/engineering and regulatory expenses for the six months ended

October 31, 2005 were $1,192,675 compared to $698,177 for the same period in the prior year.  Increased spending on salaries, clinical studies, materials, consulting and travel comprised the increase in spending.

Other (Expense) Income.  Interest expense totaled $100,079 in the six months ended October 31, 2005, compared to $292,774 in the comparable period last fiscal year.  The decrease in interest expense was due to the decreased amount of borrowings outstanding after our last financing activity.  Due to the decrease in our stock price at October 31, 2005, we recorded a reduction to the fair value of our warrant liability of $7,276,102 during the six months ended October 31, 2005.  The accounting for the warrants issued in connection with our April 1, 2005, preferred stock sale is discussed more fully in “Liquidity and Capital Resources” on the following pages.  Interest income totaled $146,030 for the six months ended October 31, 2005 compared to $3,655 for the same period in the previous fiscal year.  The increase was due to a greater amount of cash available in fiscal year 2006.

Income Tax Provision.  In light of our history of operating losses, we have historically recorded a valuation allowance to fully offset our deferred tax assets.  We have continued to provide a full valuation allowance through the six months of fiscal year 2006 due to the inherent uncertainty about our ability to generate the sufficient taxable income to realize these deferred tax assets.  We have recorded no tax provision in the six month period due to net operating losses generated for income tax reporting purposes.

Results of Operations for the Fiscal Years Ended April 30, 2004 and 2005

Sales and Marketing, Continuing Operations.  For fiscal year 2005, sales and marketing expenses of continuing operations totaled $1,109,801, compared to $0 in fiscal year 2004.  The increase in sales and marketing expenses was attributable to spending related to marketing the ATRILAZE system which began in fiscal year 2005.  Sales and marketing expenses in fiscal year 2004 related entirely to the heart valve business.

General and Administrative.  For fiscal year 2005, general and administrative expenses totaled $4,070,123 compared to $2,395,062 in fiscal year 2004.  The major contributors to the increase in general and administrative expenses were expenses related to debt and convertible preferred stock fundraising activities and severance costs incurred in fiscal year 2005.  Increases in costs related to fundraising activities included an increase in legal fees of $324,558, an increase in other professional fees of $815,664 and an increase in travel costs of $164,502.  Severance and expenses related to changes in personnel totaled $325,150.

Engineering and Regulatory.  Engineering and regulatory expenses increased to $1,581,016 for fiscal year 2005, compared to $910,646 for fiscal year 2004.  The increase in these costs reflected increased development efforts related to the atrial fibrillation technology purchased during fiscal year 2004.  Payroll, consulting and travel expense increases aggregating $347,339, along with increased patent prosecution and defense expenses of $144,000, were the major contributors to the increased engineering expenses for fiscal year 2005.

Loss from Continuing Operations.  For fiscal year 2005, our loss from continuing operations totaled $18,071,523.  For fiscal year 2004, our loss from continuing operations totaled $5,448,566.  The increase in loss from continuing operations resulted from the increase in operating expenses discussed above.

Other Income (Expense).  Other expense, net, consisting primarily of interest expense and losses on extinguishment of debt (in fiscal year 2004), increased to $11,310,583 for fiscal year 2005 from $2,142,858 for fiscal year 2004.  The increase included a non-cash charge of $9,987,609 related to the issuance of warrants in connection with our April 2005 sale of convertible preferred stock and warrants.

The warrants, which under certain circumstances could be put to us by the holders for cash equal to their fair value, have been recorded as a liability at their aggregate fair value which resulted in the interest charge referred to above.  See “Liquidity and Capital Resources” below for a more detailed discussion of our accounting for these warrants.  During fiscal year 2004, we recorded a $1,235,813 loss from the extinguishment of certain debt.

Loss from Discontinued Operations.  For fiscal year 2005, we recorded a loss from our discontinued heart valve operations of $1,023,349, compared to a loss of $790,424 for fiscal year 2004.  Revenues included in the loss from discontinued operations totaled $2,304,897 and $3,410,975 for fiscal years 2005 and 2004, respectively.  The increase in the loss from discontinued operations resulted primarily from the decline in revenues and a $2,573,656 provision recorded during fiscal year 2005 to reduce the carrying value of heart valves.  This inventory provision was primarily related to a decrease in sales and our decision to discontinue the sale of heart valves.

Income Tax Provision.  In light of our history of operating losses, we recorded a valuation allowance to fully offset our deferred tax assets in fiscal year 2000.  We have continued to provide a full valuation allowance throughout fiscal year 2005 due to uncertainty about our ability to generate sufficient future taxable income necessary to realize our deferred tax assets.  We have recorded no tax provision in fiscal years 2005 or 2004 due to net operating losses generated for income tax reporting purposes.

Liquidity and Capital Resources

Fiscal Year 2005

Cash and cash equivalents increased to $10,637,796 at April 30, 2005, representing an increase from $659,856 at April 30, 2004.  This increase in cash and cash equivalents of $9,977,940 was due to the following:

Net cash used in operating activities	$(5,538,337)
Net cash used in investing activities	(195,543)
Net cash provided by financing activities	15,711,820
Net increase	$9,977,940

Net cash used in operating activities increased $1,821,745 from $3,716,592 in fiscal year 2004 to $5,538,337 in fiscal year 2005.  The use of cash in operations in both fiscal years was primarily due to net losses of $19,094,872 in fiscal year 2005 and $6,238,990 in fiscal year 2004.  The cash effect of the net loss for fiscal year 2005 was partially offset by non-cash expenses of $10,373,158 associated with the issuance of warrants to purchase common stock in fiscal year 2005 as described below, non-cash charges related to depreciation of $315,225, stock-based compensation of $249,729, an increase in the provision for bad debt of $220,281, and a provision for inventory excess/obsolescence of $2,573,656 and common stock issued for services of $128,075.  The provisions for bad debts and excess/obsolete inventories resulted from our decision, in the fourth quarter of fiscal year 2005, to discontinue the sale of heart valves.  Increases in inventory of $283,622 and a reduction in accounts receivable of $717,829, offset by decreases in accounts payable of $906,964 and increases in prepaid expenses of $271,928, were the other main contributors to the net cash used in fiscal year 2005.  The decrease in accounts payable related directly to our decision to discontinue the manufacture of heart valves and the fact that we raised sufficient capital in the fourth quarter of fiscal year 2005 to pay balances that were past due.  The increase in prepaid expenses related principally to our purchase of additional product liability insurance to continue our coverage for heart valves sold prior to our exit from the business.  The cash effect of the net loss for fiscal year 2004 was offset by non-cash expenses of interest expense related to issued warrants and amortization of loan costs of $1,726,268 and other non-cash expenses, including $314,056 for depreciation, a $125,563 increase in the provision for bad debt, stock-based compensation of $75,592 and stock issued for services of $34,000.  Increases in accounts payable of $603,443 and reductions in inventory of $138,352, offset by a decrease in accrued expenses of $546,868, were the other main contributors to the net cash used in fiscal year 2004.

Net cash used in investing activities was $195,543 in fiscal year 2005 and $81,434 in fiscal year 2004.  In both fiscal years, this cash was used for capital expenditures.  We expect our capital expenditures in fiscal year 2006 to be approximately $346,000.

In fiscal year 2005, net cash provided by financing activities was $15,711,820, consisting of proceeds from the issuance of preferred stock, net of offering costs, of $13,603,000, proceeds from the issuance of common stock, net of offering costs, of $2,000,608, and borrowings of $1,425,000, all partially offset by payments on term debt of $1,000,000 and payments made under related-party lease agreements of $319,288.  Net cash provided by financing activities was $4,273,655 in fiscal year 2004, and consisted of long-term borrowings of $3,150,000 and net proceeds from equity sales in February 2004 and April 2004 of $1,618,424, partially offset by $291,084 of payments on related-party lease obligations and principal payments of $150,000 on debt.

Six Months Ended October 31, 2005

Cash and cash equivalents decreased to $7,589,391 at October 31, 2005, from $10,637,796 at April 30, 2005.  This decrease in cash and cash equivalents of $3,048,405 was due to the following:

Net cash used in operating activities	$(2,183,457)
Net cash used in investing activities	(307,264)
Net cash used in financing activities	(557,684)
Net decrease	$(3,048,405)

Net cash used for operating activities increased $527,487 to $2,183,457 for the six months ended October 31, 2005, from $1,655,970 for the six months ended October 31, 2004.  The use of cash in operations for the first six months of fiscal year 2006 was primarily due to net losses of $2,918,392, before the non-cash adjustment to the fair value of the warrant liability.  The use of cash in operations for the first six months of fiscal year 2005 was primarily due to net losses of $3,815,026, partially offset by net non-cash adjustments of $1,554,365, relating primarily to an increase in the inventory and bad debt provisions and depreciation.  The net decrease in cash flows from operating activities was also partially offset by changes in operating assets and liabilities of $604,691, relating primarily to decreases in accounts receivable and prepaid expenses, net of an increase in inventories produced.

Net cash used in investing activities was $307,264 for the six months ended October 31, 2005.  This was attributable to purchases of equipment to be used in the clinical studies for our atrial fibrillation product and the purchase of a new computer and accounting system as well as computer upgrades for research and administrative personnel. Net cash used in investing activities for the six-month period ended October 31, 2004, totaled $141,546.  We used $152,500 to purchase equipment that we will use to support customers of our initial atrial fibrillation product.  The funds used will be partially offset by the proceeds from the sale of other equipment.

Net cash used by financing activities was $557,684 for the six months ended October 31, 2005, and consisted mainly of principal payments on the related party lease obligation of $116,653 and the payment of the preferred dividend of $441,691.  Net cash provided by financing activities was $1,377,192 for the six months ended October 31, 2004, and consisted primarily of net proceeds from the sale of common stock and warrants of $2,000,608, offset by principal payments on related parties leases of $136,155, and payments on term debt of $500,000.

Financing Activities

During fiscal years 2004 and 2005, we entered into a number of financing transactions to provide funds necessary to meet our working capital and capital expenditure needs and to meet other obligations.  Details of these activities are set forth below.  With the exception of the related party sale leaseback, all term debt and lines of credit were converted to equity or repaid on April 1, 2005, as part of the close on the $18 million financing described below.

•                                          In July 2003, we established a $1.0 million term debt with PKM Properties, LLC (“PKM”), an entity controlled by Paul K. Miller.  Mr. Miller serves on our Board of Directors and is our largest shareholder.  This term debt, which was amended in November 2003 to provide for an additional $500,000 of borrowing, required the payment of interest at a rate of 10 percent per year, would have matured on June 30, 2005, and was collateralized by substantially all of our assets.  This debt was converted into convertible preferred stock and warrants in April 2005, as described below.

•                                          In a simultaneous July 2003 transaction, we entered into a loan agreement and borrowed $1.0 million from Peter L. Hauser (“Hauser”) pursuant to the terms of a subordinated note with an interest rate of 10 percent per year.  Pursuant to an intercreditor agreement with PKM, the loan was collateralized by substantially all of our assets.  This loan, as amended, would have matured on June 30, 2005.  This debt was converted into convertible preferred stock and warrants in April 2005, as described below.

•                                          We borrowed $500,000 in November 2003 from Draft Co. (“Draft”), under a note that matured on June 30, 2004, which had an interest at a rate of 10 percent per year.  The Draft loan was collateralized by substantially all our assets pursuant to a restated intercreditor agreement among PKM, Hauser, and Draft.  This note was repaid on June 30, 2004.

•                                          In April 2004, we issued a short-term promissory note to PKM in the principal amount of $150,000.  The note required the payment of interest at a rate of 10 percent per year.  This note was repaid during April 2004.

•                                          During February, April and May, 2004, we conducted a private placement to accredited investors of units, with each unit consisting of one share of common stock and one common stock purchase warrant.  In this placement, we sold 2,730,763 units for aggregate gross proceeds of $4,014,222.  During fiscal year 2004 we received gross proceeds from this private placement of $1,749,099.  The five-year warrants sold with the common stock are exercisable to purchase an aggregate of 2,730,763 shares of common stock at an exercise price of $1.60 per share.  In connection with the placement, we issued our placement agent a five-year warrant to purchase 123,272 units at an exercise price of $1.8375 per unit, paid our placement agent cash commissions of $181,210 and paid our placement agent a non-accountable expense allowance of $67,954.  In addition, we issued a finder a five-year warrant to purchase 95,189 units at an exercise price of $1.8375 per unit, paid a finder’s fee of $140,928 and reimbursed a finder for expenses of $4,163.  The warrants underlying the unit warrants issued to the placement agent and the finder are exercisable for a period of five-years at an exercise price of $1.8375 per share.  As a result of anti-dilution adjustments through January 6, 2006, these unit warrants are exercisable in the aggregate for 854,089 units at $0.47 per unit, with each unit consisting of one share of common stock and one warrant exercisable for one share of common stock.

•                                          On November 17, 2004, we entered into a discretionary credit agreement with PKM pursuant to which we borrowed $500,000.  This discretionary credit agreement had a maturity date of February 28, 2005, that was extended to June 30, 2005.  It required the payment of interest at a rate of 10 percent per year.  It also contained various representations and loan covenants as are customary in banking and finance transactions.  We issued a credit note to PKM to evidence such indebtedness.  In connection with this discretionary credit agreement, we entered into an intellectual property security agreement with PKM, pursuant to which we granted PKM a security interest in all of our intellectual property, and a security agreement which we entered into with PKM in May 2003.  We also acknowledged and accepted a third amendment to the first amended and restated subordination and intercreditor agreement by and between PKM and Hauser.  Pursuant to this agreement, proceeds borrowed under this discretionary credit agreement were deemed “senior debt.”  Further, PKM, pursuant to a waiver agreement, waived past defaults under the discretionary credit agreements from January 2003 and November 2003.  As additional consideration for the discretionary credit agreement we entered into in November 2004, we issued to PKM a warrant with a ten-year term to purchase 34,014 shares of our common stock at $1.47 per share.  As a result of anti-dilution adjustments through January 6, 2006, this warrant is exercisable for 113,638 shares at $0.44 per share. This debt was converted into convertible preferred stock and warrants in April 2005, as described below.

•                                          On December 31, 2004, we issued $225,000 principal amount of convertible bridge notes due May 31, 2005, to certain accredited investors.  On January 13, 2005, we issued $200,000 principal amount of convertible bridge notes due May 31, 2005, to an accredited investor.  The notes bore interest at the rate of 10 percent per year and were convertible into securities to be issued in our next equity financing.  In April 2005, these notes were converted in connection with the preferred stock financing described below, at 100 percent of the issuance price of such securities.  In consideration of converting at 100 percent rather than 80 percent of the issuance price of the preferred stock, the note holders were permitted to retain the warrants issued to them in connection with the convertible bridge financing.

In connection with the issuance of these notes, we issued five-year warrants to the investors for the purchase of an aggregate of 85,000 shares of common stock.  Such warrants are exercisable to purchase common stock at a price per share of $0.50.  The allocated fair value of the warrants was $79,030 and was accounted for as a discount on the borrowings.  This discount, which was initially presented as a reduction of the carrying value of the debt, was amortized as interest expense through the April 2005 conversion date of the notes.

In connection with these issuances, we paid Tower Finance, Ltd. (“Tower”), a finder, a cash commission equal to 8 percent of the gross proceeds raised from investors introduced to us by Tower and we agreed to issue a five-year common stock purchase warrant to Tower for the purchase of a number of shares equal to 8 percent of the total possible shares issuable to Tower-introduced investors in this financing at an exercise price of $0.625 per share.

These bridge notes were converted into preferred stock and warrants in April 2005 at 100 percent of the issuance price of such securities, as described below.  Because the convertible bridge notes provided a contingent conversion option to the note holders which resulted in a beneficial conversion price when converted, we recorded an interest charge of $68,000 upon conversion of these notes in April 2005.

•                                          On April 1, 2005, under the terms of a Securities Purchase Agreement with accredited investors, we issued 18,035 shares of 5% Series A Redeemable Convertible Preferred Stock to such investors, warrants for the purchase of 27,052,500 shares of common stock to such investors, and warrants for the purchase in the aggregate of 1,635,960 shares of common stock to the placement agent and finder.  Each share of preferred stock was convertible into the number of shares of common stock equal to the $1,000 stated value divided by $0.50, subject to anti-dilution adjustments.  As of January 6, 2006, there were no preferred shares outstanding.  For further information, please review “Subsequent Events” below.

The preferred stock, which was non-voting, had a stated value of $1,000 and accrued cumulative dividends at a rate of 5 percent of this stated value annually.  Dividends were payable quarterly but could, at our option, have been added to the stated value rather than paid in cash, if certain conditions were met.  The preferred stock, including any accrued dividends, were convertible, at the option of the holders, into shares of common stock at a conversion price of $0.50 per share.  In certain circumstances, we could have required the preferred stockholders to convert their shares into common stock.  In the event of a fundamental transaction, as defined, the preferred shareholders had the right to require us to redeem the preferred shares at their stated value, including any accrued but unpaid dividends.  In the event of certain defaults, the preferred shareholders had the right to require us to redeem the preferred shares at 110 percent their stated value, including any accrued but unpaid dividends.  As a result of these redemption provisions, the carrying value of these preferred shares was considered to be redeemable and was reported as a “mezzanine” instrument on our balance sheet beginning on April 30, 2005.  The aggregate liquidation value of these redeemable preferred shares at October 31, 2005, was $17,779,039.  However, the carrying value of this redeemable preferred stock at October 31, 2005, was zero, net of a discount associated with the warrants issued to the shareholders, the placement agent and the finder, as described below.

In connection with the preferred stock sale, we issued the preferred stock purchasers five-year warrants for the purchase of 27,052,500 shares of common stock at $0.50 per share, and we also issued five-year warrants for the purchase of 1,635,960 common shares at $0.50 per share to the preferred stock placement agent and finder.  Of these warrants, warrants issued to the finder for the purchase of 409,960 shares remained outstanding as of January 6, 2006.  For further information, please review “Subsequent Events” below.  Pursuant to an amendment to the outstanding warrant agreement, the exercise price was adjusted to $0.325 per share and the right to put the warrant to us for cash in an amount equal to the fair value of the warrants in the event of a fundamental transaction was eliminated.

As a result of the former put right, the warrants were reported at their fair value as a liability on our balance sheet beginning on April 30, 2005, and future changes in the fair value of the warrant resulted in charges or benefits to our results of operations. The fair value of these warrants upon closing of the preferred stock sale was $22,271,047.  Because the fair value of these warrants at April 30, 2005, exceeded the proceeds received in the preferred stock and warrant issuances, the excess of the fair value of the warrants over the proceeds received (including the converted debt) was recognized as other expense of $4,266,047 upon closing.  During the period between closing and April 30, 2005, the fair value of these warrants increased to $27,992,609.  We reported this $5,721,562 increase in fair value as other expense in the fourth quarter of fiscal year 2005.  During the six months ended October 31, 2005, the fair value of these warrants decreased to $20,716,507.  We reported this $7,276,102 decrease in fair value as decrease in warrant liability in other income (expense) in the first six months of fiscal year 2006.

We obtained gross cash proceeds of $13,603,000 at the closing (net of $30,000 in legal fees which were withheld by the lead investor).  We also converted $4,402,000 of indebtedness into the above-referenced securities.  We incurred cash offering costs of $817,980, including agent commissions, a finder’s fee and out-of-pocket expense reimbursements to certain third parties.  We also paid legal and administrative expenses of $18,086 incurred by PKM in this transaction.

Subsequent Events

On December 21, 2005, holders of a majority of the outstanding shares of preferred stock authorized us to proceed with a preferred stock acquisition plan.  Pursuant to such plan, on December 21, 2005, we entered into preferred stock acquisition agreements with the holders of an aggregate of 14,988 shares of preferred stock.  Under the agreements, we acquired the preferred stock of each such holder in consideration of the issuance 3,077 shares of common stock for each share of preferred stock being acquired.  On January 6, 2006, under the same form of preferred stock acquisition agreements, we acquired an additional 2,717 shares of preferred stock, representing all of the remaining then-outstanding shares of our preferred stock, for the same per share consideration.  In the aggregate, we issued 54,478,285 shares of common stock in consideration of the acquisition of 17,705 shares of preferred stock.  We originally sold 18,035 shares of preferred stock.  The 330 shares of preferred stock not purchased in December 2005 or January 2006 were converted between June 2005 and October 2005 into shares of common stock at a conversion ratio of 2000 shares of common stock for each share of preferred stock.

Also on December 21, 2005, we and holders of a majority of the outstanding shares of preferred stock and related common stock purchase warrants entered into an amendment to the securities purchase agreement as of April 1, 2005, to revise certain definitions contained therein.  Following such amendment, on December 21, 2005, we and each of the holders who originally agreed to sell preferred stock to our company entered into amendments to such holders’ warrants issued under the securities purchase agreement.  Pursuant to these amendments, we (1) reduced the exercise price on outstanding warrants for the purchase of an aggregate of 22,969,500 shares of common stock held by such persons from $0.50 per share to $0.325 per share, and (2) accelerated the expiration date of such warrants from April 1, 2010, to January 6, 2006.  Concurrent with such warrant amendments, investors delivered warrant exercise notices to our company.  We authorized one of such warrants, namely the warrant for the purchase of 4,452,000 shares held by PKM Properties, LLC, an entity controlled by Paul K. Miller, one of our directors and the largest beneficial owner of our securities, to be exercised on a net exercise basis (using a market price of $0.66 per share).  The exercise of investor warrants generated gross proceeds of approximately $6.0 million.

On January 6, 2006, under the same form of amended warrant agreements, investors exercised warrants for the purchase of 4,230,500 shares of common stock.  We authorized one of such warrants, namely the warrant for the purchase of 1,512,000 shares held by Peter L. Hauser, to be exercised on a net exercise basis (using a market price of $0.66 per share).  This transaction generated gross proceeds of approximately $884,000.  In the aggregate, we issued 24,115,681 shares of common stock in connection with the exercises by investors of investor warrants issued in our April 2005 private placement.  We also issued an additional 147,500 shares of common stock in connection with exercises of warrants originally issued to our agent and finder in our April 2005 private placement.

Also on January 6, 2006, pursuant to exercise notices dated January 5, 2006, we issued shares of common stock upon the exercise of certain other warrants.  In particular, holders of warrants for the purchase of an aggregate of 1,078,500 shares of common stock, which were originally issued to our placement agent in its April 2005 financing, were exercised.  Of such number, warrants for the purchase of 15,000 shares were exercised for cash, yielding $4,875 in gross proceeds, and warrants for the purchase of 1,063,500 shares were exercised on a net exercise basis, resulting in the issuance of 759,774 shares of common stock.  Also effective January 6, 2006, we amended the outstanding finder warrant for the purchase of 409,960 shares of common stock to adjust the exercise price to $0.325 per share and eliminate the right to put the warrant to us for cash in an amount equal to the fair value of the warrants in the event of a fundamental transaction.

These transactions resulted in an increase in cash of approximately $6.5 million, elimination of the redeemable preferred stock which had previously been reported as a mezzanine security, elimination of the warrant liability associated with the puttable warrants, an increase in shareholders' equity of approximately $27.2 million, and an increase in total common shares outstanding to 91,029,573.

Analysis

We expect that our operating losses and negative operating cash flow will continue through fiscal year 2007 and into fiscal year 2008 as we continue adding staff to support the development and launch of our atrial fibrillation technology.  We anticipate that our sales and marketing, general and administrative and research and development expenses will continue to constitute a material use of our cash resources.  The actual amounts and timing of our capital expenditures will vary significantly depending upon progress on our product development projects and the availability of financing.

We have been progressing on our business plan at a more rapid rate than originally contemplated.  Our cash balance of $7,589,391 at October 31, 2005, is in line with the original plan, but we have accelerated the hiring of our Vice President of Sales and taken other steps to prepare to go to market.  This will result in an acceleration of our cash utilization in the coming months.  We estimate that we have sufficient capital for operations until the fourth quarter of fiscal year 2007 to develop and launch products within our ATRILAZE system for ablation of cardiac tissue, a procedure used for the potential treatment of atrial fibrillation.

Our capital requirements may vary depending upon the timing and the success of the implementation of our business plan, regulatory, technological and competitive developments, or if:

•                                          sales of our products are not achieved;

•                                          operating losses exceed our projections;

•                                          our manufacturing and development costs or estimates prove to be inaccurate; or

•                                          we determine to acquire, license or develop additional technologies.

We cannot, however, assure you that our efforts to enter the market for treating atrial fibrillation through laser ablation will:

•                                          be attainable;

•                                          be profitable;

•                                          reduce our reliance upon financing transactions; or

•                                          enable us to continue operations.

Commitments and Contingent Liabilities at October 31, 2005

Product Liability Contingency.  In March 2005, we became aware that a patient who had been implanted with our heart valve had died.  We have not received any claims related to this matter but believe that any such claim would be covered by our existing liability insurance.  Based upon the expectation that insurance will cover the cost of any claims after our payment of the deductible, we do not expect the ultimate resolution of this matter to have a material effect on our financial position, results of operations or cash flows.

Related Party Lease Obligation.  On April 4, 2003, we sold our corporate headquarters, manufacturing facility and surrounding land in Inver Grove Heights, Minnesota, to PKM.  In connection with the transaction, we received total consideration of $3.84 million consisting of (1) $1.0 million in cash, (2) PKM’s assumption of our $2.5 million outstanding indebtedness to Associated Bank which eliminated our indebtedness to Associated Bank, and (3) PKM’s assumption of our promissory note with Dakota Electric Association and land special assessments payable to Dakota County aggregating $336,105.

We simultaneously leased back our facility pursuant to a ten-year lease, with options to renew and an option to repurchase the facility.  We continue to utilize the facility as we did prior to the financing transaction.  In July 2005, PKM listed the building for sale.  PKM is seeking a buyer for the property to facilitate our release from the remaining eight years of the lease, thereby permitting us to relocate to a more cost-effective facility.  We have an agreement with PKM that releases us from our lease if the building sells above a certain price.  However, there can be no assurance the building will be sold and that we will be successful in obtaining a release from our lease.

Clinical Studies.  We entered into agreements with several large institutions to conduct clinical studies regarding certain aspects of our Omnicarbon heart valve’s clinical performance.  The agreements run through fiscal year 2006.  In general, recipients of clinical study payments were required to utilize our products in order to complete their studies and collect and submit data according to a study protocol.  As of October 31, 2005, we had accrued, but not paid, $10,300 for clinical study payments.  In April 2005, we announced our exit from the mechanical heart valve business.  We have assigned any financial responsibility for studies outside the United States to our former distributors.

Accrued Severance.  As part of the change in our strategic plan, we have changed personnel and eliminated certain positions; we are making severance payments to former officers and employees.  As of October 31, 2005, our obligations were paid in full.

Total
Restructuring charges fiscal year 2005	$308,000
Cash Usage	(283,166)
Balance as of April 30, 2005	$24,834
Adjustments to provision	40,382
Cash usage first quarter of fiscal year 2006	(37,414)
Balance as of July 31, 2005	$27,802
Cash usage second quarter of fiscal year 2006	(27,802)
Balance as of October 31, 2005	$—

Atrial Fibrillation Technology Purchase Agreement.  In August 2003, we entered into a technology purchase agreement with LightWave and its principals relating to the acquisition of LightWave’s interests in technology consisting of a catheter/probe containing elements of optical fiber, coolant passages and other features for the purpose of delivering laser energy to the epicardial surface of the heart for cardiac tissue ablation and the potential treatment of atrial fibrillation.  We paid LightWave an initial standstill payment consisting of 15,000 shares of our common stock, $10,000 upon closing and an additional $30,000 to LightWave in installments in 2004 and 2005.  We will be obligated to pay $125,000 to LightWave within 45 days after the first commercial sale of our product in the United States or Europe to two or more parties and $385,000 within 45 days following our achievement of $1,500,000 of cumulative gross sales of disposable products.  In addition, during fiscal year 2004, we issued to LightWave a warrant for the purchase of 25,000 shares at closing and, during fiscal year 2005, a warrant for the purchase of 25,000 shares upon receiving FDA 510(k) clearance.  In addition, we are obligated to issue a warrant for the purchase of 25,000 shares upon a receipt of a U.S. utility patent covering the product and a warrant for the purchase of 25,000 shares upon the first commercial sale of our product.

Following the first commercial sale, we have agreed to pay LightWave payments equal to 6 percent of net sales of the LightWave product in countries in which we obtain patent protection and 4 percent of net sales of the LightWave product in territories in which there is no patent protection. Commencing with the second year following our first commercial sale, we have agreed to pay minimum annual payments as follows:

Year Following Commercialization	Minimum Annual Payment
2	$50,000
3	$75,000
4	$100,000
5	$200,000
6	$300,000
7	$350,000
8	$350,000
9	$400,000
10	$500,000

We are obligated to pay payments for a period of ten years following the first commercial sale.  Our technology purchase agreement with LightWave contains other customary conditions, including mutual indemnification obligations.  LightWave and two of its principals have agreed to certain noncompetition obligations, nondisclosure obligations, and certain obligations to assign new developments or inventions relating to the acquired technology to our company.  We have agreed to use our reasonable commercial efforts to commercialize the technology within three years following the acquisition of the technology from LightWave.  If we fail in any year to pay minimum annual payments, we may be obligated to grant LightWave a nonexclusive right to use the technology acquired from LightWave, or pay LightWave the difference between payments actually made and minimum payments due for a given year.

The following table summarizes our contractual obligation as of October 31, 2005, excluding payments that are contingent upon achievement of future development and sales milestones, as described above:

	Payments Due By Period
Summary of Contractual Obligations	TOTAL	Less than One Year	Two to Three Years	Four or More Years
Related Party Lease Obligation (1)	$2,873,700	$370,800	$746,235	$1,756,665
Clinical Studies	10,300	10,300	—	—
TOTAL CONTRACTUAL OBLIGATIONS	$2,884,000	$381,100	$746,235	$1,756,665

(1)                                  Future payments include interest due.

Commitments and Contingent Liabilities at April 30, 2005

Product Liability Contingency.  In March 2005, we became aware that a patient who was utilizing our heart valve had died.  We have not received any claims related to this matter but believe that any such claim would be covered by our existing liability insurance.  Based upon the expectation that insurance will cover the cost of any claims after our payment of the deductible, we do not expect the ultimate resolution of this matter to have a material effect on our financial position, results of operations or cash flows.

Related Party Lease Obligation.  On April 4, 2003, we sold our corporate headquarters, manufacturing facility and surrounding land in Inver Grove Heights, Minnesota, to PKM.  In connection with the transaction, we received total consideration of $3.84 million consisting of (1) $1.0 million in cash, (2) PKM’s assumption of our $2.5 million outstanding indebtedness to Associated Bank which eliminated our indebtedness to Associated Bank, and (3) PKM’s assumption of our promissory note with Dakota Electric Association and land special assessments payable to Dakota County aggregating $336,105.

We simultaneously leased back our facility pursuant to a ten-year lease, with options to renew and an option to repurchase the facility.  We continue to utilize the facility as we did prior to the financing transaction.  We are in discussions with PKM about seeking a buyer for the property to facilitate our release from the remaining eight years of the lease, thereby permitting us to relocate to a more cost-effective facility.  In July 2005, PKM listed the building for sale.  We have an agreement with PKM that releases us from our lease if the building sells above a certain price.  However, there can be no assurance the building will be sold and that we will be successful in obtaining a release from our lease.

Clinical Studies.  We entered into agreements with several large institutions to conduct clinical studies regarding certain aspects of our Omnicarbon heart valve’s clinical performance.  The agreements run through fiscal year 2006.  In general, recipients of clinical study payments are required to utilize our products in order to complete their studies and collect and submit data according to a study protocol.  As of April 30, 2005, we had accrued, but not paid, $10,300 for clinical study payments.  In April 2005, we announced our exit from the mechanical heart valve business.  We have assigned any financial responsibility for studies outside the United States to our former distributors.

Accrued Severance.  In the quarter ended July 31, 2004 (the first quarter of fiscal year 2005), we restructured our executive management team, resulting in the termination of two employees, which resulted in a charge of approximately $214,000 to general and administrative expenses.  This charge represented the amount of future severance payments due to these former employees.  During the quarter ended October 31, 2004, we terminated an additional five employees in an effort to reduce operating costs.  This restructuring resulted in approximately $46,000 of additional severance costs, which were charged to general and administrative expense.  In the quarter ended January 31, 2005, we terminated an additional eleven employees, resulting in approximately $48,000 of severance costs charged to general and administrative expense.  We expect to pay all amounts due to these former employees in September 2005.  As of April 30, 2005, $24,834 remained accrued but not paid.

Total

Restructuring charges	$214,000
Cash usage	—
Balance as of July 31, 2004	$214,000
Adjustments to provision	46,000
Cash usage	93,239
Balance as of October 31, 2004	$116,761
Adjustments to provision	48,000
Cash usage	116,808
Balance as of January 31, 2005	$97,953
Cash usage	73,119
Balance as of April 30, 2005	$24,834

Atrial Fibrillation Technology Purchase Agreement.  In August 2003, we entered into a technology purchase agreement with LightWave and its principals relating to the acquisition of LightWave’s interests in technology consisting of a catheter/probe containing elements of optical fiber, coolant passages and other features for the purpose of delivering laser energy to the epicardial surface of the heart for cardiac tissue ablation and the potential treatment of atrial fibrillation.  We paid LightWave an initial standstill payment consisting of 15,000 shares of our common stock, $10,000 upon closing and an additional $30,000 to LightWave in installments in 2004 and 2005.  We will be obligated to pay $125,000 to LightWave within 45 days after the first commercial sale of our product in the United States or Europe to two or more parties and $385,000 within 45 days following our achievement of $1,500,000 of cumulative gross sales of disposable products.  In addition, during fiscal year 2004, we issued to LightWave a warrant for the purchase of 25,000 shares at closing and, during fiscal year 2005, a warrant for the purchase of 25,000 shares upon receiving FDA 510(k) clearance.  In addition, we are obligated to issue a warrant for the purchase of 25,000 shares upon a receipt of a U.S. utility patent covering the product and a warrant for the purchase of 25,000 shares upon the first commercial sale of our product.

Following the first commercial sale, we have agreed to pay LightWave payments equal to 6 percent of net sales of the LightWave product in countries in which we obtain patent protection and 4 percent of net sales of the LightWave product in territories in which there is no patent protection.  Commencing with the second year following our first commercial sale, we have agreed to pay minimum annual payments as follows:

Year Following Commercialization	Minimum Annual Payment
2	$50,000
3	$75,000
4	$100,000
5	$200,000
6	$300,000
7	$350,000
8	$350,000
9	$400,000
10	$500,000

We are obligated to pay payments for a period of ten years following the first commercial sale.  Our technology purchase agreement with LightWave contains other customary conditions, including mutual indemnification obligations.  LightWave and two of its principals have agreed to certain noncompetition obligations, nondisclosure obligations, certain obligations to assign new developments or inventions relating to the acquired technology to our company.  We have agreed to use our reasonable commercial efforts to commercialize the technology within three years following the acquisition of the technology from LightWave.  If we fail in any year to pay minimum annual payments, we may be obligated to grant LightWave a nonexclusive right to use the technology acquired from LightWave, or pay LightWave the difference between payments actually made and minimum payments due for a given year.

The following table summarizes our contractual obligations as of April 30, 2005, excluding payments that are contingent upon achievement of future development and sales milestones, as described above:

	Payments Due By Period
Summary of Contractual Obligations	TOTAL	Less than One Year	Two to Three Years	Four or More Years

Related Party Lease Obligation(1)	$3,059,100	$370,800	$741,600	$1,946,700
Clinical Studies	10,300	10,300
Accrued Severance	24,834	24,834

TOTAL CONTRACTUAL OBLIGATIONS	$3,094,234	$405,934	$741,600	$1,946,700

(1)                                  Future payments include interest due.

Qualitative and Quantitative Disclosures about Market Risk

We have discontinued sales of the heart valve and are focusing all of our resources on the development and introduction of our ATRILAZE Surgical Ablation System.  Sales in fiscal year 2006 are not expected to be material, and we expect that any sales will be in the United States denominated in U.S. dollars.  Our interest income and expenses are sensitive to changes in the general level of U.S. interest rates, particularly since our investments are in short-term instruments.  In June 2005, we placed a majority of our temporarily idle cash in a fund managed by a large brokerage firm.  This fund buys, sells and holds interest rate sensitive investments.  If investors in the fund tried to redeem a significant portion of their shares simultaneously, the fund might be forced to sell investments below cost and we could incur a loss of principal in addition to a reduction or loss of interest.  Based on the current nature and levels of our investments and debt, however, we believe that we currently have no material market risk exposure.

Our general investing policy is to limit market and credit risk and the risk of principal loss.  All liquid investments with original maturities of three months or less are considered to be cash equivalents.

BUSINESS

Overview

Our core technology is the ATRILAZE™ Surgical Ablation System for use in cardiac tissue ablation procedures in open-heart surgery.  We acquired this technology in August 2003 and received FDA 510(k) clearance for the first generation product in December 2004 and the second generation product in October 2005.  The ATRILAZE system and its platform of laser technology is currently being utilized as a potential means to treat atrial fibrillation in concomitant open-heart surgical procedures.

Atrial fibrillation, or AF, is the most commonly occurring cardiac arrhythmia.  It reduces cardiac output, is a major precursor to congestive heart failure and is associated with an increased incidence of stroke.  The incidence of AF increases with age.  Approximately 5.5 million people worldwide are afflicted with AF.  There are 320,000 new diagnoses annually worldwide.  Approximately 2.5 million Americans are afflicted with AF, with 160,000 new diagnoses each year in the U.S.

With our presence in the cardiovascular surgery market, we intend to define the market and develop a stand-alone, minimally invasive (closed-chest, beating heart) surgical procedure for ablating cardiac tissue as a potential means to treat AF.

Previously, our primary focus was on heart valve disease.  We developed and marketed mechanical heart valves known as the Omnicarbon® 3000 and 4000 heart valves.  In November 2004, after an exhaustive evaluation of the heart valve business, we discontinued all heart valve related production.  In April 2005, we announced that our efforts to find a buyer for the heart valve business were unsuccessful and that we would stop selling heart valves and were exiting the heart valve business.  At that time, we also determined to direct all of our resources to the development and introduction of products targeting the treatment of AF.

Although our ATRILAZE system is being used by cardiovascular surgeons at select centers to ablate cardiac tissue in human concomitant open-heart surgical procedures, we have not generated any revenue from these procedures.  We have been providing our ATRILAZE system to these surgeons at no cost for proof-of-concept in the clinical setting, prior to commencing clinical sales of our ATRILAZE system.  We expect to continue validating our technology with key cardiovascular surgeons in concomitant open-heart procedures.  We expect to begin selling hand-held devices for these procedures on a limited basis beginning in the fourth quarter of fiscal year 2006.  We do not expect significant revenue until we introduce a version of our ATRILAZE system for stand-alone, minimally invasive (closed-chest, beating heart) ablation of cardiac tissue.

MedicalCV was incorporated in Minnesota on March 30, 1992, under the name CV Dynamics, Inc.

AF Treatment Options

The AF market remains a large, undefined market opportunity.  Because of the various success rates of the below-described current treatments for AF this market is referred to by some as a “chaotic market” with substantial opportunity for treatment solutions.

•                                          Medical Treatment – Antiarrhythmic and anticoagulant drugs are used initially to treat AF and are administered by cardiologists.  This first line treatment is a palliative treatment and has a failure rate of 50 percent at 1 year and 84 percent at 2 years.  Cardioversion is another treatment option and it is separated into two types, electrical and chemical.  The major concern with medical treatment is that there are significant quality of life issues in regards to the side effects of the various drugs.  In particular, the anticoagulant drugs that are administered to prevent a stroke from occurring significantly alters the lifestyle of those patients due to the increased risk of uncontrolled bleeding.

•                                          Interventional – The interventional approach is the secondary treatment of AF and is performed by electrophysiologists, a specialized type of cardiologist.  The interventional techniques consist of percutaneous approaches utilizing catheter-based technologies with various energy sources to form lesions of ablation to mirror the curative surgical procedure known as the Maze.  This second line treatment is also considered to be palliative treatment and has a success rate of 40 to 60 percent.

•                                          Surgical – The Maze procedure is the final approach to treat AF.  The procedure is performed in the operating room and it is described as “maximally invasive.”  This cut and sew/disassemble and reassemble surgical procedure of the heart is curative and has a success rate of 97 percent.  However, this procedure is still associated with the morbidity and mortality risks that are true of any open-heart surgical procedure.  More importantly, very few cardiovascular surgeons perform this time-consuming and technically difficult procedure.

The AF annual market for open-chest surgical procedures is expected to reach $250 million worldwide by 2008.  The AF annual market for stand-alone, minimally invasive (closed-chest, beating heart) surgical procedure revenue is expected to reach $1.5 billion worldwide by 2008, according to Health Research International’s October 2002 market report.

We launched our core technology for proof-of-concept in the human clinical setting in January 2005.  With our presence in the cardiovascular surgery market, we intend to define the market and develop a stand-alone, minimally invasive (closed-chest, beating heart) surgical procedure for ablating cardiac tissue and as a means to treat AF.

The ATRILAZE Solution To Address Large and Growing Market

We believe that our ATRILAZE™ Surgical Ablation System, when configured for stand-alone, minimally invasive (closed-chest, beating heart) surgical procedures, meets a needed solution in cardiovascular surgery and the atrial fibrillation market.  The prevalence of AF grows markedly with an aging population.  Two-thirds of all people afflicted with AF are more than 70 years of age.  This growing market is in need of a technology that provides an improved procedure with better outcomes.  Laser technology is already being used in numerous surgical procedures.  Laser energy is being used extensively in cosmetic and aesthetic procedures including:  cosmetic skin resurfacing, psoriasis and eczema treatment (skin disorders), hair removal, tattoo removal and varicose vein treatment.  These procedures can be performed in a physician’s office and represent a completely outpatient application of similar underlying laser technology, although our solution will be used in operating rooms and not in physicians’ offices.  In addition, cardiovascular surgeons have implemented trans-myocardial revascularization (“TMR”) in their open-chest procedures.  The diode laser we utilize to treat AF is small and we expect it to be more readily accepted in the operating room setting than existing TMR laser systems.  We believe our most significant near-term opportunity is in the concomitant open-heart and open-chest settings.  Conservatively, there are 300,000 open-chest procedures done in the U.S. annually.  Twenty percent, or 60,000, of those open-chest patients are afflicted with AF and require AF treatment.  In addition, approximately 25 percent of all patients undergoing heart valve surgery are also afflicted with AF.

Minimally Invasive Cardiovascular Surgery – Stand-Alone Procedure

The standard for curative treatment of atrial fibrillation is known as the Maze procedure.  This is a “maximally invasive” procedure that is routinely done as a concomitant procedure that requires cracking the sternum; opening the patient’s chest; placing the patient on the heart-lung machine; stopping the heart; and disassembling and reassembling the atrial chambers of the heart.  This is done to create lesion lines via the surgeon’s scalpel to interrupt the erratic electrical energy that causes AF.  This is a technically difficult and time-consuming procedure.  The postoperative recovery times as well as the morbidity and mortality risks of this procedure are significant.

During the last several years, newer minimally invasive techniques have gained momentum as they have been proven to lower costs, have higher reimbursements, reduce patient trauma and provide better outcomes.  We believe that as a result, these procedures are being used more frequently and represent one of the fastest growing segments within the cardiovascular surgery market.  In particular, we see significant opportunities in minimally invasive (closed-chest, beating heart) surgical procedures.  Closed-chest procedures are done utilizing robotic and thoracoscopic techniques.  The technology of robotic and thoracoscopic instrumentation has allowed the cardiovascular surgeon access through ports with three-dimensional visualization.  This technology allows the cardiovascular surgeon’s hands to be placed inside the patient’s closed-chest cavity via instrumentation and view the cardiac anatomy as in an open-chest setting.  Our core technology incorporates a low-profile, ergonomic hand-held laser delivery device or probe for cardiac tissue ablation that we are developing into a minimally invasive product.  Based upon bench testing by several leading surgeons, anecdotal feedback indicates that our ATRILAZE Surgical Ablation System can deliver high quality ablation lesions that mimic that of a surgeon’s scalpel.  We believe that an ideal stand-alone, minimally invasive surgical procedure demands an outcome that is superior to current drugs and electrophysiological techniques, takes little time and is easy to perform.

Alternative Energy Sources for Ablation

There are currently a wide variety of energy sources that are used to ablate cardiac tissue.  These different energy sources are available to both the interventional and surgical treatments of AF:

•                                          Cryothermy – also referred to as cryoenergy or simply “cryo.”  This type of energy uses either a catheter or hand-held probe to ablate cardiac tissue by freezing at extreme temperatures (up to negative 160ºC).

•                                          Radiofrequency – Unipolar – also referred to as RF.  This type of energy uses either a catheter or hand-held probe or pen to ablate cardiac tissue by using heat from radio waves, the same radio waves used in A.M. radios.

•                                          Radiofrequency – Bipolar – also referred to as BPRF.  This type of energy uses a hand-held clamp device with two poles to ablate cardiac tissue by using heat from radio waves, the same radio waves used in A.M. radios.

•                                          Microwave – This type of energy uses either a catheter or hand-held probe to ablate cardiac tissue by using heat from microwaves, the same energy produced in the household microwave.

•                                          Ultrasound – sometimes referred to as high-intensity, focused ultrasound, or HIFU.  This type of energy uses either a catheter or hand-held probe to ablate cardiac tissue by using heat from ultrasonic energy.

•                                          Laser – also referred to as light energy or photocoagulation.  This type of energy functions at varying wavelengths and uses either a catheter or hand-held device to ablate cardiac tissue by using volumetric heating.

The MedicalCV Solution

Our ATRILAZE system uses the surgeon’s skill, experience and judgment to perform surgical cardiac tissue ablation procedures, thus creating lines of electrical blockage for the treatment of AF.  The precision, placement and control of the surgical cardiac tissue ablation process remains entirely in the surgeon’s hands.  We believe that our ATRILAZE system will eliminate the inherent flaws of alternative energy sources, including lateral thermal spread, lack of precise control of the energy, and cumbersome surgical tools with bulky, intrusive energy sources.  The table below sets forth the features and what we believe to be the benefits and advantages of our ATRILAZE Surgical Ablation System.

Features	Benefits	Advantages
Narrow Beam	Accurate Lesion (3mm) Scapel Precision	Mimics surgical Maze
Directed Energy	Surgeon precision Control of Laser Scalpel remains in surgeon’s hands	No collateral damage
Contact Forgiving	Easy to use	Excellent transmurality Atraumatic
Ideal Wavelength	Depth control	Transmurality Target ablation
Coherent Light	Beating heart	Minimally Invasive Procedure
Rapid	Stopped heart / Less pump time Beating heart / Less procedure time	Minimally Invasive Procedure
Low-Profile	Closed-chest	Minimally Invasive Procedure
Cost Effective	Hospital pressure sensitivity	Low barriers to entry

The MedicalCV Strategy

MedicalCV intends to revolutionize the atrial fibrillation market by establishing its products as the standard of care for targeted stand-alone, minimally invasive (closed-chest, beating heart) surgical procedures addressing atrial fibrillation treatment.  Key elements of this strategy are:

•                                          Capitalize on the large, undefined, chaotic atrial fibrillation market.  During the past decade, more and more interventional and surgical technologies have gained market acceptance as they all promote the promise of achieving better than 80 percent success rates or curing atrial fibrillation completely.  As a result, this is one of largest growing segments in cardiovascular surgery and interventional cardiology.  Our ATRILAZE system allows the surgeon to achieve a high quality result with the creation of cardiac tissue ablation lesions and to mimic the surgical (cut and sew/disassemble and reassemble) Maze procedure.  The similarity of the laser to the surgical scalpel ensures the effectiveness of the technology.  We believe that this will lead to rapid acceptance and adoption in concomitant open-chest procedures during the proof-of-concept phase, which, in turn, will lead to penetration and definition of minimally invasive cardiac surgery and evolve to a stand-alone (closed-chest, beating heart) surgical procedure to treat and cure atrial fibrillation as cardiovascular surgeons become increasingly familiar with our ATRILAZE system.

•                                          Focus on leading surgeons to drive initial market acceptance.  We will focus our efforts on surgeons who have active open-heart practices, which include high volume valve repair or replacement and existing atrial fibrillation procedures, and are considered to be “thought leaders” in cardiovascular surgery and in minimally invasive procedures.  As these leading surgeons incorporate our ATRILAZE system into their standard practices, we believe these surgeons will help accelerate broader awareness within the medical community through peer communication, the presentation of results at surgical conferences and the publication of results in leading surgical and medical journals.  As we go to proof-of-concept in the human clinical setting and seek to define the market, we plan to educate, inform and heighten awareness of our ATRILAZE system and the anticipated superior outcomes in the cardiovascular surgical space.

•                                          Expand clinical marketing and product development focus to create a stand-alone, minimally invasive procedure to treat atrial fibrillation.  Our product development efforts are directed toward enhancing our technology platforms and modifying them to promote a stand-alone, minimally invasive procedure to treat and cure atrial fibrillation.  We anticipate that our proprietary position in channeling laser light energy for the ablation of cardiac tissue will allow the technology to be widely adopted in the minimally invasive setting.

•                                          Manufacturing to control costs and produce high quality products.  Through qualified vendors in conjunction with our propriety technologies and patent applications, we expect that the diode laser and all-future designs of our ATRILAZE system will be developed, manufactured, tested and packaged to produce high quality products at low cost.  Our historical excellence in quality, reliability and product performance, combined with in-house manufacturing or contract outsourcing, will, we believe, assure that these attributes of high quality carry forward to our future products.

•                                          Leverage existing support infrastructure for immediate and long-term growth and profitability.  We are evaluating alternatives for relocation of our research and administrative operations in order to manage our facility cost, with the goal of fostering a high awareness of cost consciousness throughout the organization.

MedicalCV’s Technology and Products

We acquired a surgical ablation system technology platform from LightWave in August 2003.  We filed a 510(k) application with the FDA on March 22, 2004, and received 510(k) clearance for the first generation product in December 2004 and the second generation product in October 2005.  Our ATRILAZE Surgical Ablation System, our first product based upon this technology, consists of a laser unit and a hand-held device or probe.

Proof-of-concept in the human clinical setting commenced in January 2005.  Through January 6, 2006, eleven concomitant open-heart surgical procedures had been performed at respected medical centers using our ATRILAZE system.  All of the procedures were performed in the standard fashion with the heart-lung machine, and the cardiac tissue ablation portion of the procedure was performed prior to the valve repair or replacement and coronary artery revascularization.  Overall, the procedures were deemed successful by the surgeons.  Our strategy is to develop this core technology into products for stand-alone, minimally invasive surgical procedures.

Regulatory Clearance

As noted above, our ATRILAZE Surgical Ablation System has received 510(k) clearance in the United States and is indicated for delivery of 810nm laser light to soft tissue, including cardiac tissue, during surgical procedures.  Indications include the incision, excision, dissection, vaporization, ablation, or coagulation of soft tissue.  We also intend to seek regulatory approval during fiscal year 2007 to initiate a human clinical study designed to allow us to support FDA approval for the promotion of “for use in the treatment of atrial fibrillation.”  We intend to conduct this study when our ATRILAZE system has evolved cardiac tissue ablation to a stand-alone, minimally invasive (closed-chest, beating heart) surgical procedure.  Filing for the CE mark in the European Union is scheduled for fiscal year 2007.  Next generation products will require similar regulatory filings.

Manufacturing

We intend that the manufacture of the first and second generation of the ATRILAZE system, including the diode laser, will be outsourced to qualified vendors.  This strategy is expected to provide quick time to market and early adoption of the technology with the approved ATRILAZE designs.  We intend that future ATRILAZE designs with enhanced features for surgical applications will be designed in-house and either manufactured in-house or outsourced in whole or in part to qualified vendors.  Components will be supplied in a similar manner.  Product sterilization and related testing will be outsourced.  Our historical excellence in quality, reliability and product performance, combined with our flexibility to pursue both in-house and outsourced manufacturing will, we believe, assure that these attributes carry forward to our future products and enable us to control costs of manufacture.

Intellectual Property

We intend to aggressively document and protect our intellectual property by obtaining U.S. and foreign patents to protect technology important to the development of our business.  As of January 6, 2006, we had filed ten patent applications with the U.S. Patent Office, as well as a related patent application with international patent authorities.  Obtaining patent protection for our cardiac tissue ablation products will be critical to our commercial success.  We regularly conduct patent searches of third party patents.  This includes a review of patents owned by third parties and patent applications pending known to us as attempting to address treatment of atrial fibrillation using a laser to ablate cardiac tissue.  From time-to-time, we search publicly available records for relevant patents assigned to other companies.  During one of these searches, we identified one issued patent in our field relating to the use of laser technology and for which we deemed it advisable to seek the advice of patent counsel.  Based upon advice from our patent counsel, we believe that the sale and use of our ATRILAZE cardiac tissue ablation product using infrared laser energy would not infringe any valid claim of the patent.

We cannot assure you that any patents issued to us will be valid, enforceable or otherwise be of value to us in relation to products of our competitors or the market in general, or that any patent for which we have applied or may apply will be granted.

In May 2005, we received a letter from Edwards Lifesciences, LLC (“Edwards”) concerning our ATRILAZE soft tissue ablation products, which are the subject of some of our patent applications.  Edwards does not claim that our products infringe any of its patents.  Edwards’ letter calls to our attention six of its patents and requests us to comment on how our products differ from the claimed methods and apparatus of the six specified Edwards patents.  We have reviewed the specified Edwards patents and discussed them with our patent counsel, and believe that our ATRILAZE system does not infringe on any of these patents.  While Edwards does not claim in its letter that our products infringe its patents, it is likely that in the future, Edwards or others will continue to inquire regarding our products and patents and possibly make intellectual property claims relating to our tissue ablation devices.  Our defense of any claims made by Edwards, or of any other intellectual property claims made in the future, regardless of the merits of such claims, could divert the attention of our technical and management personnel away from developing and marketing our products for significant periods of time.  Further, the cost incurred to defend such claims could be substantial and adversely affect us, even if we are ultimately successful in defending such claims.  An adverse determination in connection with any of such claims in the future could affect our ability to sell our products, subject us to significant liabilities to third parties, or require us to modify our products to be non-infringing or seek licenses from third parties.  There can be no assurance that we could be able to so modify our products or obtain licenses on satisfactory terms.

We also rely upon trade secrets and proprietary know-how.  We require our technical employees and consultants to agree in writing to keep our proprietary information confidential and, with certain limitations, to assign all inventions relating to our business to us.

We have limited proprietary rights covering our mechanical heart valve materials.  We have one U.S. patent on our pyrolytic carbon coating apparatus and two foreign patent applications.  Our current patents will begin to expire in 2015.  We have no patents covering the design of our Omnicarbon heart valves.

We have used, and therefore claim common law rights in, the following trademarks: GLIDETHRU, ULTRAPURE and ATRILAZE.  We have filed an application for a U.S. federal registration for the mark:  ATRILAZE.  We also have a federal registration for the marks: MEDICALCV and OMNICARBON.

Competition

As discussed above, the atrial fibrillation market is being addressed three fold.  The first line approach is drug therapy.  Drug therapy is associated with a poor quality of life and the failure rate at 1 year is 50 percent and at 2 years it is 84 percent.  The second line approach is catheter-based technologies via the electrophysiologist.  This is a time consuming procedure of four to six hours with a success rate of 40 percent to 60 percent.  The final treatment option is concomitant open-heart surgery.  In the operating room, the cardiovascular surgeon performs a surgical procedure known as the Maze.  This cut and sew/disassemble and reassemble technique of the atrial chambers of the heart via the surgeon’s scalpel creates lesion lines that interrupt the erratic electrical energy that causes AF.  This procedure has a success rate of 97 percent.  However, this procedure is associated with morbidity and mortality rates that are true of any open-heart surgical procedure.  More importantly, very few cardiovascular surgeons are able to perform this time consuming and technically difficult procedure.  The space of a stand-alone, minimally invasive (closed-chest, beating heart) surgical procedure for cardiac tissue ablation and the potential treatment of atrial fibrillation has yet to be defined.  The following is a breakout of the interventional and surgical technologies of which we are aware that are being marketed by competitors for cardiac tissue ablation and the potential treatment of atrial fibrillation:

Electrophysiology Technologies – Catheter-based technologies with various energy sources and catheter end effectors include those offered by CathEffects LLC, St. Jude Medical, Inc., CyroCor, Inc., ProRhythm, Inc. and CardioFocus, Inc.

Surgical Technologies – Surgical instruments with various energy sources and delivery devices include those offered by Boston Scientific Corporation, Medtronic, Inc., Cardiac Surgery Technologies Division, AtriCure, Inc., CryoCath Technologies, Guidant Corporation, St. Jude Medical, Inc. and Edwards Lifesciences, LLC.

Technology Purchase Agreement

In August 2003, we entered into a technology purchase agreement with LightWave and its principals relating to the acquisition of LightWave’s interests in technology consisting of a catheter/probe containing elements of optical fiber, coolant passages and other features for the purpose of delivering laser energy to the epicardial surface of the heart for cardiac tissue ablation and the potential treatment of atrial fibrillation.  We paid LightWave an initial standstill payment consisting of 15,000 shares of our common stock, $10,000 upon closing and an additional $30,000 to LightWave in installments in 2004 and 2005.  We will be obligated to pay $125,000 to LightWave within 45 days after the first commercial sale of our product in the United States or Europe to two or more parties and $385,000 within 45 days following our achievement of $1,500,000 of cumulative gross sales of disposable products.  In addition, during fiscal year 2004, we issued to LightWave a warrant for the purchase of 25,000 shares of common stock at closing and, during fiscal year 2005, a warrant for the purchase of 25,000 shares of common stock upon receiving FDA 510(k) clearance.  In addition, we are obligated to issue a warrant for the purchase of 25,000 shares of common stock upon a receipt of a U.S. utility patent covering the product and a warrant for the purchase of 25,000 shares of common stock upon the first commercial sale of our product.

Following the first commercial sale, we have agreed to pay LightWave payments equal to 6 percent of net sales of the LightWave product in countries in which we obtain patent protection and 4 percent of net sales of the LightWave product in territories in which there is no patent protection.  Commencing with the second year following our first commercial sale, we have agreed to make minimum annual payments as follows:

Year Following Commercialization	Minimum Annual Payment

2	$50,000
3	$75,000
4	$100,000
5	$200,000
6	$300,000
7	$350,000
8	$350,000
9	$400,000
10	$500,000

We are obligated to make such payments for a period of ten years following the first commercial sale.  Our technology purchase agreement with LightWave contains other customary conditions, including mutual indemnification obligations.  LightWave and two of its principals have agreed to certain noncompetition obligations, nondisclosure obligations, certain obligations to assign new developments or inventions relating to the acquired technology to our company.  We have agreed to use our reasonable commercial efforts to commercialize the technology within three years following the acquisition of the technology from LightWave.  If we fail in any year to pay minimum annual payments, we may be obligated to grant LightWave a nonexclusive right to use the technology acquired from LightWave, or pay LightWave the difference between payments actually made and minimum payments due for a given year.

Heart Valves

In November 2004, we ceased the manufacture of mechanical heart valves; and in May 2005, we made our final commercial sale of mechanical heart valves.  Prior to the decision to discontinue the heart valve business, we sold the Omnicarbon® 3000 heart valve in the U.S. and Japan, and the Omnicarbon® 4000 heart valve internationally.  The Omnicarbon 3000 was manufactured using pyrolytic carbon components manufactured by a third party, with the remaining manufacturing completed by our company.  The Omnicarbon 4000 was completely manufactured by us.  More than 50,000 Omnicarbon heart valves have been sold or implanted worldwide.

Our Omnicarbon heart valves were designed to replace heart valves that have been made defective by disease or congenital origin.  A worldwide market for mechanical heart valves and other cardiovascular devices has existed for several decades, but we were not able to fully capitalize on those opportunities.  Large multinational manufacturers and industry consolidation characterize these global markets for cardiovascular surgery devices.  Among the major product segments are heart valves, pacemakers, angioplasty products, coronary stents and the emerging market of atrial fibrillation products.  A number of the major manufacturers, such as Medtronic, Inc., St. Jude Medical, Inc. and Guidant Corp., have medical device lines which include all or most of these products.

ATRILAZE System Marketing and Clinical Sales Strategy

Our mission is to develop and introduce products for improving patient outcomes by early treatment of cardiovascular disorders and disease, including products for cardiac tissue ablation and the potential treatment of atrial fibrillation.  Our initial focus is on our ATRILAZE Surgical Ablation System for use in cardiac tissue ablation in concomitant open-heart surgical procedures for continued proof-of-concept, as a means to treat atrial fibrillation.  Our on-going focus is to continue our research and development efforts on the ATRILAZE system for a stand-alone, minimally invasive (closed-chest, beating heart) surgical procedure as a means to treat atrial fibrillation.  The key elements of our strategy in support of this mission are to:

•                                          Continue to Penetrate the Cardiac Tissue Ablation and Atrial Fibrillation Markets Using a Clinical Sales Team.  We intend to conduct clinical sales activities via a limited release in a minimum of four hospitals/medical centers across the United States.  We intend to leverage our extensive clinical sales experience of our clinical sales team to identify key cardiovascular surgeons and provide effective customer assistance to accelerate market definition and adoption, thereby evolving our ATRILAZE system products.

•                                          Establish Stand-alone, Minimally Invasive (Closed-chest, Beating heart) Surgical Procedures Using the ATRILAZE System as the Standard of Care for the Ablation of Cardiac Tissue for the Potential Treatment of Atrial Fibrillation.  Our primary marketing objective is to define the atrial fibrillation market via having cardiovascular surgeons recognize that the ATRILAZE laser is the “ideal” technology for ablating cardiac tissue.  We believe that the ATRILAZE laser, due to its micro-nature, is an ideal platform to establish the stand-alone, minimally invasive (closed-chest, beating heart) surgical procedure of the future.

•                                          Educate Physicians and Patients about our ATRILAZE Surgical Ablation System Procedures.  We believe education of physicians and patients about alternative energy sources to ablate cardiac tissue as a means to treat atrial fibrillation will be critical to adoption of the ATRILAZE system.  We intend to develop cardiovascular surgeon and electrophysiologist training and education programs, which will emphasize the clinical efficacy and ease of use of the ATRILAZE system.  We also intend to increase our patient-oriented marketing materials for use by cardiovascular surgeons to inform patients of the availability and potential benefits of our ATRILAZE system.

•                                          Conduct Clinical Studies to Support our Marketing Definition Initiatives and R & D Evolving Our ATRILAZE System.  We intend to begin a human clinical registry in our initial centers.  Additionally, we will be conducting additional animal studies to support the efficacy of our ATRILAZE system.  We also intend to seek regulatory approval in fiscal year 2007 to initiate a human clinical study designed to allow us to support FDA approval for the promotion of “for use in the treatment of atrial fibrillation.”  We intend to conduct this study when our ATRILAZE system has evolved cardiac tissue ablation to a stand-alone, minimally invasive (closed-chest, beating heart) surgical procedure.  We believe the results of this and other studies, if successful, will allow us to expand our marketing and clinical sales efforts.

Government Regulation

The medical devices we manufacture and market are subject to regulation by the FDA and, in most instances, by state and foreign authorities or their designated representatives.  Under the U.S. Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as a manufacturer of medical devices, we must comply with policies and procedures that regulate the manufacturing, composition, labeling, testing, packaging and distribution of medical devices.  In addition, medical devices are subject to different levels of government approval requirements, the most comprehensive of which requires the completion of an FDA approved clinical evaluation program and submission, and approval of a premarket approval application before a device may be commercially marketed.  The FDA also conducts inspections before approving a premarket approval application to determine compliance with the quality system regulations which cover manufacturing and design.

After premarket approval is received, the FDA may require testing and surveillance programs to monitor the effectiveness of approved products which have been commercialized.  It has the power to prevent or limit further marketing of a product based on the results of such post-marketing programs.  In addition, the FDA may, at any time after the approval of a premarket approval application, conduct periodic inspections to determine compliance with good manufacturing practice regulations and current medical device reporting regulations.  If the FDA concludes that we are not in compliance with applicable laws or regulations, it can institute proceedings to:

•                                          Seize our products;

•                                          Require a product recall;

•                                          Withdraw previously granted market clearances;

•                                          Implement procedures to stop future violations; and/or

•                                          Seek civil and criminal penalties against us.

The FDA also regulates recordkeeping for medical devices and reviews hospital and manufacturers’ required reports of adverse experiences to identify potential problems with FDA-authorized devices.

Some of the products that we market, including our ATRILAZE system, can be cleared under Section 510(k) of the Federal Food, Drug and Cosmetic Act.  If a new or significantly modified device is “substantially equivalent” to an existing legally marketed device, the new device can be commercially introduced after filing a 510(k) premarket notification with the FDA and the subsequent issuance by the FDA of an order permitting commercial distribution.  Changes to existing devices that do not significantly affect safety or effectiveness may be made without an additional 510(k) notification.  We received Section 510(k) clearance for the first generation of our ATRILAZE Surgical Ablation System in December 2004 and the second generation product in October 2005.  The process of obtaining Section 510(k) clearance typically requires less time and expense than the premarket approval process.  Section 510(k) clearance normally takes from six to twelve months, but can take years, and generally requires the submission of supporting data, which in some cases can be extensive.  In addition, the FDA may require review by an advisory panel as a condition for Section 510(k) clearance.  We intend to rely on the Section 510(k) process with regard to future products that add to or enhance our current cardiac tissue ablation technology.  However, we may develop or acquire technology that will require clearance under the FDA’s lengthier and expensive premarket approval process, which can take a number of years and can require extensive supporting documentation.  If we encounter difficulties in the premarket approval process, the commercial marketing of a product could be substantially delayed or prevented.

International sales of medical devices are also subject to extensive regulation.  Foreign regulatory bodies have established varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements.  Generally, the extent and complexity of the regulation of medical devices is increasing worldwide, with regulations in some countries already nearly as extensive as those in the U.S.  This trend may continue, and the cost and time required to obtain marketing approval in any given country thus may increase.  We cannot assure you that any foreign approvals will be allowed on a timely basis, or at all.

To market our products in countries of the European Union, we are required to obtain CE mark certification.  CE mark certification is the international symbol of adherence to certain quality assurance standards and compliance with European medical device directives.  We intend to apply for CE mark certification for our ATRILAZE product in fiscal year 2007.

Product Liability and Insurance

The development and sale of medical devices entails significant risk of product liability claims and, sometimes, product failure claims.  We face an inherent business risk of financial exposure to product liability claims if the use of our products results in personal injury or death.  We also face the possibility that defects in the design or the manufacturing of our products could necessitate a product recall.  We have not, to date, experienced significant product liability claims, and we have never had a product recall.  We cannot assure you, however, that we will not experience losses in the future due to product liability claims or recalls.

If patients allege that the use of our cardiovascular surgery devices injured them, we may face substantial product liability claims.  Substantial product liability litigation exists within the medical device industry.  Our products are used in cardiovascular surgery, and their failure may result in patient injury or death.  We have had product liability claims asserted against us in the past, which were resolved under our insurance coverage without significant financial cost to us.  We cannot assure you, however, that future product liability claims will not exceed the limits of our insurance coverage or that such insurance will continue to be available to us on commercially reasonable terms, or at all.  Consequently, a product liability claim or other claim with respect to uninsured liabilities, or in excess of insured liabilities, could have a material adverse effect on our business, financial condition, operating results and cash flows.  In addition, adverse publicity resulting from product liability litigation may materially adversely affect us regardless of whether the claims are valid or whether we are liable.  Furthermore, these claims would likely divert our financial and management resources that would otherwise be used to benefit the future performance of our operations.

In addition to new products, we sold more than 50,000 mechanical heart valves between 1992 and 2005.  We assume that a majority of the patients who received our heart valves are still alive.  If any of these patients were to have a problem with a heart valve, they could assert claims for damages against us.  In April 2005, we placed our products liability insurance with a new insurance carrier.  Our new policy provides us with potential coverage for claims of up to $5,000,000 per occurrence and in the aggregate per policy year.  Concurrently, we purchased a three-year extended reporting coverage endorsement from our former carrier, which was unwilling to renew our coverage on the previous terms.  The extended reporting period coverage will allow us to seek coverage under the prior policy for products claims arising from occurrences which took place during such policy period but which were not asserted against us during the previous policy period.

In March 2005, we became aware that a patient who had been implanted with our heart valve had died.  We have not received any claims related to this matter but believe that any such claim would be covered by our existing liability insurance.  Based upon the expectation that insurance will cover the cost of any claims after our payment of the deductible, we do not expect the ultimate resolution of this matter to have a material effect on our financial position, results of operations or cash flows.

Employees

As of January 6, 2006, we had 20 full-time employees, including 10 who support or were in research and development, and the remainder of whom were in administration, regulatory/clinical and sales/marketing.  We are not a party to any collective bargaining agreement and believe that our relations with employees are good.

Property

We lease a 55,000 square foot production and administrative facility located in Inver Grove Heights, a suburb of Saint Paul, Minnesota.  Our facility has approximately 8,000 square feet of general office space and more than 41,000 square feet of manufacturing space.  Our facility is subject to inspection by the FDA and foreign regulatory agencies as part of their product marketing clearance and surveillance programs.  In April 2003, we sold and leased back this facility in a refinancing transaction with PKM Properties, LLC, an entity controlled by Paul K. Miller, one of our directors and the largest beneficial owner of our securities.  We simultaneously leased back our facility pursuant to a ten-year lease, with options to renew and an option to repurchase the facility.  We continue to utilize the facility as we did prior to the financing transaction.  We are in discussions with PKM about seeking a buyer for the property to facilitate our release from the remaining eight years of the lease, thereby permitting us to relocate to a more cost-effective facility.  In July 2005, PKM listed the building for sale.  We have an agreement with PKM that releases us from our lease if the building sells above a certain price.  However, there can be no assurance the building will be sold and that we will be successful in obtaining a release from our lease.  See “Management’s Discussion and Analysis or Plan of Operation – Commitments and Contingent Liabilities at October 31, 2005” and the notes to our Financial Statements for the fiscal year ended April 30, 2005, for more information regarding such lease.

Legal Proceedings

As of January 6, 2006, we were not a party to any material litigation.

MANAGEMENT AND BOARD OF DIRECTORS

The following table provides information with respect to our directors and executive officers as of January 6, 2006.  Our directors hold office until our next annual meeting of shareholders and until their successors have been elected and qualified.  Each executive officer has been appointed to serve until his successor is duly appointed by the board or his earlier removal or resignation from office.  There are no family relationships among our directors and executive officers.

Executive Officers and Directors

Name	Age	Principal Occupation	Position with MedicalCV	Director Since
Susan L. Critzer	49	Retired Chief Executive Officer and Chief	Chairperson of the Board	2002
		Financial Officer of Restore Medical, Inc.
Marc P. Flores	40	President, Chief Executive Officer and	President, Chief Executive	2004
		Director of MedicalCV, Inc.	Officer and Director
Adam L. Berman	31	Vice President, Research and Development	Vice President, Research and	N/A
			Development
Robert W. Clapp	55	Vice President, Operations	Vice President, Operations	N/A
Larry G. Haimovitch	59	President of Haimovitch Medical	Director	2005
		Technology Consultants
Lawrence L. Horsch	71	Chairman of the Board of MedicalCV, Inc.	Director	2003
James E. Jeter	42	Vice President, Sales	Vice President, Sales	N/A
John H. Jungbauer	56	Vice President, Finance and Chief	Vice President, Finance and	N/A
		Financial Officer	Chief Financial Officer
David B. Kaysen	56	President and Chief Executive Officer of	Director	2002
		Advanced Duplication Services LLC
Paul K. Miller	82	Private Investor	Director	1994
J. Robert Paulson, Jr.	49	President, Chief Executive Officer and	Director	2005
		Director of Restore Medical, Inc.
Dennis E. Steger	58	Vice President, Regulatory Affairs and	Vice President, Regulatory	N/A
		Quality Assurance	Affairs and Quality Assurance

Susan L. Critzer, Chairperson of the Board since September 2005 and one of our directors since August 2002, has over 25 years of industry experience in general management, operations and product development.  Ms. Critzer served as Chief Executive Officer and Chief Financial Officer of Restore Medical, Inc., a company focused on developing and marketing products for the ear, nose and throat field, from June 2002 to April 2005.  From January 2001 to June 2002, Ms. Critzer served as Chief Operating Officer of Venturi Development Group, the business incubator focused on seed level medical device opportunities which founded Restore Medical.  Prior to joining Venturi, Ms. Critzer served as President and Chief Executive Officer and Acting Chief Financial Officer of Integ Incorporated, a publicly held development stage glucose monitoring company from 1998 until it was acquired by Inverness Medical in early 2001.  She joined Integ in 1995 as Vice President, Operations.  Before joining Integ, Ms. Critzer served in various management roles at the Davis + Geck Division of American Cyanamid Corp., and the Deseret Medical Division of Becton-Dickinson Corp.  Ms. Critzer began her career with General Motors Corporation where she spent thirteen years in a variety of engineering and management positions, including managing a $200 million truck front suspension plant in Detroit.  Ms. Critzer serves on the Board of Governors and is a 3M Fellow at the University of St. Thomas School of Engineering in St. Paul, Minnesota.

Marc P. Flores became our President, Chief Executive Officer and one of our directors in August 2004.  Mr. Flores served as Vice President of Sales & Marketing of Coalescent Surgical, Inc., a company focused on developing advanced technology for blood vessel anastomoses, from March 2000 to August 2004.  Prior to joining Coalescent, Mr. Flores was Western Regional Manager of Sales for CardioThoracic Systems, Inc. from June 1997 to March 2000.  Before joining CardioThoracic Systems, he held a variety of management and sales positions with Boston Scientific Corporation, GE Medical Systems and Xerox Corporation.

Adam L. Berman joined MedicalCV in September 2004 as Vice President, Research and Development.  Mr. Berman has extensive experience and relationships within the cardiac surgery industry.  From July 2001 to August 2004, he was a regional sales manager for cardiac-surgery focused Coalescent Surgical, Inc., a Sunnyvale, California company, whose assets were acquired by Medtronic, Inc.  From August 1998 to June 2001, he was a regional development manager for Computer Motion, a company focused on robotic-assisted, minimally invasive approaches for surgery.  Before joining Computer Motion, Mr. Berman held various clinical research positions within the field of cardiac surgery.

Robert W. Clapp joined MedicalCV in August 2004 as Vice President, Operations.  From March 1993 to August 2004, Mr. Clapp was Vice-President of Manufacturing, Quality, and Research/Development for EMPI, where he developed and introduced many new products, improved manufacturing efficiencies and lowered manufacturing costs.  From February 1987 to March 1993, he was Vice-President of Manufacturing for Dacomed Corporation, where he helped introduce five new products into the marketplace in 18 months.  Prior to that, Mr. Clapp held engineering and operations positions at Xerxes Corporation, Medtronic, Inc., Control Data Corporation and AMF Paragon Electric.

Larry G. Haimovitch, one of our directors since August 2005, serves as President of Haimovitch Medical Technology Consultants, a San Francisco-based health care consulting firm he formed in 1990.  His firm, whose current area of emphasis includes minimally invasive surgical technologies, specializes in the analysis of the medical device industry with emphasis on the current trends and future outlook for emerging medical technology.

Lawrence L. Horsch, who served as our Acting Chief Executive Officer from April 2004 to August 2004 and Chairman of the Board from August 2003 to September 2005, became one of our directors in August 2003.  He served as a director of Boston Scientific Corporation from February 1995 to May 2003.  He was one of the founding directors of SciMed Life Systems, Inc. and served as Chairman of the Board from 1977 to 1994, and Acting Chief Financial Officer from 1994 to 1995.  Since 1990, Mr. Horsch has served as Chairman of Eagle Management & Financial Corp., a management-consulting firm.  Mr. Horsch has been involved as a director or consultant to numerous early-stage companies in the Twin Cities area and was a member of the University of St. Thomas MBA adjunct faculty from 1979 to 2004.  Mr. Horsch currently serves as a director of Leuthold Funds, Inc., a registered investment company.

James E. Jeter joined MedicalCV in November 2005 as Vice President, Sales.  Mr. Jeter most recently served as a Central States Region Manager for Medtronic, Inc. from August 2004 to November 2005, where he led a team charged with revenue growth across three product platforms:  cardiac revascularization, atrial fibrillation and Coalescent anastomotic devices.  From January 2001 to August 2004, Mr. Jeter was a Regional Sales Manager, then a Divisional Sales Manager, with Coalescent Surgical (acquired by Medtronic in 2004) tasked with starting and building the anastomotic device business for cardiac and vascular surgeons in the company’s Central States Division.  From July 1999 to January 2001, Mr. Jeter was a co-managing partner of Innovative Surgical Products.  Previously, he held a series of positions, including Director of Sales, Cardiac Division, with the Genzyme Corporation.

John H. Jungbauer joined MedicalCV in February 2004 as Vice President, Finance and Chief Financial Officer.  Mr. Jungbauer came to our company with more than 26 years of experience in financial management and long-range planning, international financial/treasury operations, information technology systems.  From 1990 to 2002, Mr. Jungbauer was Vice President of Finance and Chief Financial Officer with ATS Medical, Inc.  During 1988 and 1989, he was Executive Vice President of

Titan Medical, Inc.  From 1977 to 1987, he held several financial management positions at St. Jude Medical, Inc., including Vice President of Finance and Chief Financial Officer from 1981 to 1987.

David B. Kaysen, one of our directors since August 2002, serves as President and Chief Executive Officer of Advanced Duplication Services LLC, a privately held duplicator/replicator of CDs and DVDs.  Mr. Kaysen joined Advanced Duplication Services in July 2005.  From December 2002 through July 2005, Mr. Kaysen served as President, Chief Executive Officer and a director of Diametrics Medical, Inc., a company that develops, manufactures and commercializes blood and tissue analysis systems that provide diagnostic results at the point of patient care.  Mr. Kaysen has more than 25 years of executive management and sales and marketing experience in the medical products and services industry, most recently serving 10 years as President, Chief Executive Officer and a director of Rehabilicare Inc. (now Compex Technologies, Inc.), a manufacturer and marketer of home electrotherapy equipment for the physical therapy, rehabilitation, occupational and sports medicine markets.  From 1988 to 1989, Mr. Kaysen served as President, Chief Executive Officer and a director of Surgidyne, Inc. (now Sterion, Inc.).  Mr. Kaysen has also held senior management positions in sales and marketing at several medical product and services companies, including Redline Healthcare, American Hospital Supply Corporation, Emeritus Corporation and Lectec/NDM Corporation.  Mr. Kaysen currently serves as a director of Zevex International, Inc., a publicly held company engaged in the business of designing, manufacturing and distributing medical devices.

Paul K. Miller has been one our directors since August 1994.  Mr. Miller served as President of Acton Construction Management Company, a real estate management company, from 1980 to 2004.  Mr. Miller has, over the course of his business career, been the President and majority shareholder of various companies with offices in Minnesota and Texas which have been engaged in the construction of municipal wastewater projects throughout the central United States and in the acquisition and management of real estate investments.  He is a significant investor and director of a number of development stage companies and has served as a bondholders representative on the creditors’ committees of several publicly held companies.

J. Robert Paulson, Jr., who became one of our directors in August 2005, was appointed President, Chief Executive Officer and a director of Restore Medical, Inc., a company focused on developing and marketing products for the ear, nose and throat field, in April 2005.  Prior to joining Restore Medical, Mr. Paulson served as Chief Financial Officer and Vice President of Marketing for Endocardial Solutions, Inc. from August 2002 until St. Jude Medical acquired Endocardial Solutions in March 2005.  From 2001 to June of 2002, Mr. Paulson was the Sr. Vice President and General Manager of the Auditory Division of Advanced Bionics Corporation, and between 1995 and 2001, Mr. Paulson served in various capacities at Medtronic, Inc., including Vice President and General Manager of the Surgical Navigation Technologies business unit; Vice President of Corporate Strategy and Planning; and Director of Corporate Development.  From 1988 to 1995, Mr. Paulson held various marketing, business development and in-house counsel positions at General Mills, Inc., and prior to that practiced law at the Minneapolis firm of Lindquist & Vennum.  Mr. Paulson has served on the board of directors of Vascular Solutions, Inc. since May 2005.

Dennis E. Steger, Vice President, Regulatory Affairs and Quality Assurance, joined MedicalCV in September 2001 as Vice President, Quality Assurance.  From August 1998 to August 2001, Mr. Steger was Director Design Quality Assurance for Medtronic Perfusion Systems, where he was responsible for controlling the development and transfer of new/modified products from research and development to manufacturing.  He also held the position of Director Regulatory Affairs/Quality Assurance & Clinical for AVECOR Cardiovascular, Inc. from July 1991 to August 1998, where he was responsible for quality systems, technical support, risk analysis, documentation, and regulatory affairs.  He has also held senior level management positions with Johnson & Johnson Cardiovascular, Extracorporeal Medical Specialties and Tompkins Rubber Company.

Limitation of Liability and Indemnification

Under the Minnesota Business Corporation Act, we have adopted a provision in our articles of incorporation that provides that our directors shall not be personally liable for monetary damages to us or our shareholders for a breach of fiduciary duty as a director to the full extent that the act permits the limitation or elimination of the liability of directors. Our bylaws also provide that we will indemnify our current and former directors, committee members, officers and employees in the manner and to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our highest paid executive officers (the “Named Executive Officers”) during our most recent fiscal year.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
		Annual Compensation				Awards
				Other		Securities
Name and Principal	Fiscal			Annual		Underlying		All Other
Position	Year	Salary	Bonus	Compensation		Options		Compensation
		($)	($)	($)				($)

Mark P. Flores (1)	2005	132,109	25,000	0		3,633,826		0	(2)
President and Chief
Executive Officer

John H. Jungbauer (3)	2005	151,958	0	0		1,440,131		0
Vice President, Finance	2004	29,903	0	0		0		0
and Chief Financial
Officer

Lawrence L. Horsch (4)	2005	0	0	60,025		211,900	(5)	0
Former Acting Chief	2004	0	0	105,413	(6)	144,643	(5)	0
Executive Officer	2003	0	0	0		18,000	(5)	0

(1)                                 Mr. Flores became our President and Chief Executive Officer in September 2004.

(2)                                 During fiscal year 2005, Mr. Flores resided in Incline Village, Nevada, and commuted to Inver Grove Heights, Minnesota (the company’s headquarters).  A significant portion of Mr. Flores’ time was spent traveling on company business and we would have incurred business travel expense regardless of the location of Mr. Flores’ home.  We reimbursed Mr. Flores for travel, meals and lodging when he was in Minnesota.  When Mr. Flores joined our company, we did not have sufficient cash to pay for relocation of Mr. Flores and his family.  This arrangement was reviewed periodically by the compensation committee for cost efficiency and business logic.  The reimbursements for Mr. Flores’ travel, meals and lodging expenses are not included in compensation.

(3)                                 Mr. Jungbauer became our Vice President, Finance and Chief Financial Officer in February 2004.

(4)                                 Mr. Horsch served as our Acting Chief Executive Officer from April 2004 to August 2004.

(5)                                 Represents consideration paid for advisory services provided by Mr. Horsch pursuant to agreements described in “Certain Relationships and Related Transactions.”

(6)                                 Represents $41,985 paid for consulting services provided by Mr. Horsch pursuant to a letter agreement described in “Certain Relationships and Related Transactions” and $63,428 representing the difference between the price paid by Mr. Horsch for 85,714 shares of our common stock and the fair market value of such stock at the date of purchase.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning grants of stock options during the fiscal year ended April 30, 2005 to each Named Executive Officer.  We granted no stock appreciation rights during our last fiscal year.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date

Marc P. Flores	193,478	2.6	1.15	8/30/2014
	3,440,348	47.0	0.89	4/1/2012
John H. Jungbauer	68,584	0.9	2.16	11/18/2014
	81,416	1.1	2.00	11/18/2014
	1,290,131	17.6	0.89	4/1/2012
Lawrence L. Horsch	149,850	2.0	1.67	11/18/2014
	62,050	0.8	2.00	1/19/2015

The following table sets forth information concerning the options exercised by each Named Executive Officer during the fiscal year ended April 30, 2005.  It also sets forth information concerning unexercised options held by such persons as of April 30, 2005.  No stock appreciation rights were exercised by such persons during the last fiscal year or were outstanding at the end of that year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In the Money Options at Fiscal Year (1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
		($)

Mark P. Flores (1)	0	N/A	0	3,633,826	$0	$722,473

John H. Jungbauer	0	N/A	0	1,440,131	$0	$270,928

Lawrence L. Horsch	0	N/A	332,210	(2)	$31,977	$(2)

(1)                                 Represents the closing price of one share of common stock on the last trading day prior to April 30, 2005, minus the per share exercise price of the option to purchase shares of common stock.

(2)                                 Mr. Horsch has orally agreed to relinquish options for the purchase of 33,333 shares of common stock, with a fiscal year end value of $13,333, because the milestone under the applicable option agreement, which would have accelerated the vesting of such option to the extent of 33,333 shares of common stock had it been achieved, was not achieved.

Employment Contracts and Termination of Employment, and Change-in-Control Arrangements

We have entered into various agreements with one of our directors, Lawrence L. Horsch.  For more information about these agreements, please review “Certain Relationships and Related Transactions.”

In August 2004, we entered into a letter agreement with Marc P. Flores.  Under this agreement, Mr. Flores agreed to serve as our President and Chief Executive Officer at an annual salary of $222,500 per year plus a bonus potential of $10,000 per quarter based upon achievement of certain goals.  The agreement provided that, subject to development and adoption of such plan by our board of directors and approval of such award by our compensation committee, we would grant Mr. Flores a 20 percent interest in a pool of 800,000 shares of restricted common stock.  We also granted Mr. Flores a stock option to purchase 193,478 shares of our common stock at a price of $1.15 per share.  Such option vests over four years and expires on August 30, 2014.  In addition, we agreed to pay certain relocation expenses for Mr. Flores.  Effective April 1, 2005, in lieu of the above-referenced restricted stock award, the compensation committee of our board of directors awarded a non-qualified stock option for the purchase of 3,440,348 shares of common stock to Mr. Flores.  This option was issued outside our employee benefit plans.  Such option vests to the extent of 25 percent on the first anniversary of the date of grant and 6.25 percent quarterly thereafter.  It is exercisable at $0.89 per share, which was the closing price of our common stock on the OTC Bulletin Board on April 1, 2005.  This option expires on April 1, 2012.

On July 11, 2005, our board of directors approved certain compensation arrangements for two executive officers, Marc P. Flores, our President and Chief Executive Officer, and John H. Jungbauer, our Vice President, Finance and Chief Financial Officer.  We have entered into written, at-will employment agreements pursuant to which we are continuing the existing employment of these officers at their current base salary levels, $222,500 for Mr. Flores and $200,000 for Mr. Jungbauer.  The employment agreement with Mr. Flores supersedes the above-described letter agreement from August 2004.  Under the employment agreement, Mr. Flores now has a bonus potential of up to 30 percent of base salary ($66,750) per year based upon achievement of certain goals.  Each employment agreement provides that a severance payment will be made if the employment of the officer is terminated by our company without cause, or by the officer for good reason, including, but not limited to, a reduction of the officer’s compensation; a reduction of authority and responsibility; a relocation of place of employment; or a breach of the employment arrangement by our company.  The severance payment to Mr. Flores would equal one year of base salary, and the severance payment to Mr. Jungbauer would be six months of base salary; and, if at the end of such six-month period, Mr. Jungbauer was not employed or engaged as a consultant or independent contractor, we would pay him up to an additional six months of base salary until he is employed or engaged as a consultant.  In addition to payments of base salary, we have agreed to pay or reimburse these officers for medical (COBRA) benefits for the periods covered by the severance payments.  In addition, the officers have agreed to certain nondisclosure and inventions provisions and certain noncompetition and nonrecruitment provisions during the term of employment and for a period of one year after termination of employment.

On October 24, 2005, we entered into a letter agreement with our President and Chief Executive Officer Marc P. Flores.  The agreement set forth details regarding our company’s agreement to reimburse Mr. Flores for certain expenses in connection with the sale of his Nevada home, relocation expenses and expenses in connection with the establishment of a Minnesota residence.  We entered into this letter agreement because we determined that our outlay for reimbursement of travel and lodging expenses would decline when Mr. Flores completes his move to Minnesota, but Mr. Flores has advised us that October was an inopportune time to put his Nevada home on the market.  To assist Mr. Flores with the financial burden of maintaining a temporary Twin Cities residence, we have agreed to pay Mr. Flores, for a period of up to one year, a supplemental payment of $2,500 per month (such payments to end November 1, 2006, or upon Mr. Flores’ sale of his Nevada residence).  We also agreed to reimburse Mr. Flores for the cost of transporting his vehicles and household goods to the temporary Minnesota residence.  In addition, if Mr. Flores sells his Nevada home on or before November 1, 2006, we agreed to pay for (1) packing, transportation and delivery of household goods by a national freight carrier, (2) reasonable and customary real estate closing costs of the sale of his Nevada home, and (3) reasonable and customary closing costs for the purchase of his Minnesota residence.  If the foregoing benefits result in additional taxable income to Mr. Flores, we also agreed to gross up the benefits payable to Mr. Flores to cover such taxes.  The understanding set forth in the letter agreement supersedes all prior understandings and agreements coverning Mr. Flores’ relocation.  The provisions set forth in the letter agreement will terminate upon Mr. Flores’ termination, except to the extent that Mr. Flores has incurred or submitted a reimbursement expense prior to such termination.

In August 2005, we entered into written, at-will employment agreements with Adam L. Berman, Robert W. Clapp and Dennis E. Steger, each of whom was designated an “executive officer” by our board of directors in September 2005.  Pursuant to these employment agreements we are continuing the existing employment of these employees at their current base salary levels, $175,000 for Mr. Berman, $175,000 for Mr. Clapp and $150,000 for Mr. Steger.  Each employment agreement provides that a severance payment will be made if the employment of the employee is terminated by our company without cause, or by the employee for good reason, including, but not limited to, a reduction of the employee’s compensation; a reduction of authority and responsibility; a relocation of place of employment; or a breach of the employment arrangement by our company.  The severance payment would be six months of base salary; and, if at the end of such six-month period, the individual was not employed or engaged as a consultant or independent contractor, we would pay him up to an additional six months of base salary until he is employed or engaged as a consultant.  In addition to payments of base salary, we have agreed to pay or reimburse these individuals for medical (COBRA) benefits for the periods covered by the severance payments.  In addition, these employees have agreed to certain nondisclosure and inventions provisions and certain noncompetition and nonrecruitment provisions during the term of employment and for a period of one year after termination of employment.

We also expect to pay Mr. Berman’s relocation expenses in accordance with the offer letter we entered into with him in September 2004.

In November 2005, we entered into a letter agreement with James E. Jeter to serve as our Vice President, Sales.  Under this agreement, Mr. Jeter’s base salary was set at $125,000 per year, with eligibility to receive another $125,000 per year in bonuses.  For the first three months of his employment, we agreed to pay Mr. Jeter based on annual compensation of $175,000 per year (base and bonus).  We also agreed to grant Mr. Jeter a ten-year stock option under our Amended and Restated 2001 Equity Incentive Plan to purchase 232,500 shares of common stock at $0.84 per share with vesting of 25 percent on the first anniversary of the date of grant and 6.25 percent quarterly thereafter.

Non-Employee Director Compensation

Through November 2003, our non-employee directors were entitled to receive automatic annual stock option grants for the purchase of 7,000 shares under our 1993 Director Stock Option Plan.  Between the expiration of such plan and August 2004, automatic annual stock option grants for the purchase of 7,000 shares were made to our non-employee directors under our 2001 Equity Incentive Plan.

On March 21, 2005, we granted a stock option for the purchase of 50,000 shares of common stock to each of David B. Kaysen and Susan L. Critzer for their service as non-employee directors.  These options were granted outside our shareholder-approved plans, were fully vested at the date of grant, and are exercisable at $1.00 per share, which was the closing price of our common stock on the OTC Bulletin Board on March 21, 2005.  These options expire on March 21, 2015.

On June 8, 2005, our compensation committee adopted the following cash and equity-based compensatory arrangements for non-employee directors.  On August 3, 2005, our compensation committee made certain revisions to the equity-based compensatory arrangements, which revisions are reflected in the following discussion.

Effective May 1, 2005, each non-employee director receives the following cash compensation for a full year of service to our company (paid quarterly):

Position	Annual Retainer
Board Member (other than Board Chairperson)	$6,000
Board Chairperson	$12,000
Audit Committee Member (other than Committee Chairperson)	$500
Audit Committee Chairperson	$2,000
Compensation Committee Member (other than Committee Chairperson)	$500
Compensation Committee Chairperson	$1,000

Our directors are also reimbursed for certain reasonable expenses incurred in attending board meetings.

In addition, each year, as of the date of the annual meeting of shareholders of our company, commencing with the 2005 annual meeting of the shareholders, each eligible director who has been elected or reelected or who is continuing as a member of the board as of the adjournment of the annual meeting, automatically receives an option award in the amount of 50,000 shares (the “Annual Grant”) under our 2005 Director Stock Option Plan.  In addition, each eligible director who is elected to the board other than at an annual meeting of shareholders shall automatically receive an option award (the “Initial Award”) under such plan.  The number of shares to be covered by an Initial Award shall equal the nearest whole number, rounded down, equal to (a) 50,000 shares multiplied by (b) the quotient obtained by dividing (1) the number of whole weeks between the date of such person’s election of the board and the scheduled date of the next annual meeting of shareholders and (2) 52 weeks.  The date of an Initial Award shall be the date of election of such person to the board.  Pursuant to our 2005 Director Stock Option Plan, we granted options for the purchase of 6,730 shares of common stock to each of Larry G. Haimovitch and J. Robert Paulson, Jr. on August 3, 2005, and options for the purchase of 50,000 shares of common stock to each of Susan L. Critzer, Larry G. Haimovitch, Lawrence L. Horsch, David B. Kaysen, Paul K. Miller and J. Robert Paulson, Jr. on September 22, 2005.

Each non-employee director shall also automatically be granted the right to elect to receive additional options in lieu of the amount of the director’s cash compensation (“Annual Retainer”), or a portion thereof, for the year following election or reelection to, or continuation on, the board.

The Initial Awards, the Annual Grants and any options issued in lieu of the Annual Retainer have ten-year terms and vest 100 percent on the first anniversary of the date of grant.  The vesting of such options accelerates in the event of a change of control of our company.

Directors who are also employees receive no remuneration for services as members of the board or any board committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Lawrence L. Horsch

Effective August 19, 2003, we entered into a letter agreement with Lawrence L. Horsch, who became one of our directors and Chairman of the Board in August 2003 and who served as our acting Chief Executive Officer from April 2004 to August 2004.  Pursuant to this agreement, Mr. Horsch agreed to provide 32 hours of service per month as Chairman for a retainer of $60,000 per year.  Pursuant to the agreement, Mr. Horsch agreed to purchase 85,714 shares of common stock from our company at a price of $0.70 per share.  As additional consideration, we issued a ten-year option to Mr. Horsch for the purchase of 100,000 shares of common stock exercisable at $0.70 per share.  This option vests in full upon the fourth anniversary of the date of grant.  However, this vesting was accelerated to the extent of two-thirds of the shares purchasable under the option because of certain advances in product development and achievement of certain stock performance.  Mr. Horsch has orally agreed to relinquish options for the purchase of 33,333 shares of common stock because one milestone under the applicable option agreement, which would have accelerated the vesting of such option to the extent of 33,333 shares of common stock had it been achieved, was not achieved.  The letter agreement provided for an original term of 12 months.  Our board of directors determined to cease paying the $60,000 per year retainer effective March 31, 2005.

On April 16, 2004, we entered into an arrangement with Mr. Horsch to compensate him for the extra hours he worked beyond the 32 hours per month agreed upon in the August 19, 2003 letter agreement.  Pursuant to this arrangement, Mr. Horsch has been granted (1) a ten-year option to purchase 44,643 shares of common stock at $1.68 per share, (2) a ten-year option to purchase 149,850 shares of common stock at $1.67 per share, and (3) a ten-year option to purchase 62,050 shares of common stock at $2.00 per share. The number of shares of common stock purchasable pursuant to such options is the value of the hours (at $150 per hour) divided by 0.3 with the result divided by the exercise price.  These options represent payment for the additional hours of service rendered to our company from February 19, 2004, to December 31, 2004.

Mr. Horsch resigned from the position of Chairman of the Board at the commencement of the 2005 annual meeting of shareholders, but remains a director of our company.

Technical Assistance Agreement with Adel A. Mikhail, Ph.D.

In June 2003, we entered into a technical assistance agreement with Adel A. Mikhail, Ph.D., who was then one of our directors.  Pursuant to this agreement, Dr. Mikhail agreed to perform up to 40 hours of consulting services per month in exchange for a retainer of $6,000 per month.  We also agreed to pay him $125 per hour, up to a maximum of $1,000 per day, for services beyond 40 hours per month.  During the fiscal years ended April 30, 2004 and 2005, we paid Dr. Mikhail $72,000 and $39,405, respectively, in technical assistance fees.  In September 2004, Dr. Mikhail resigned as a director and as a consultant to our company.

Arrangements and Transactions with PKM Properties, LLC

Credit Agreements.  To meet critical working capital shortages in recent fiscal years, we established the following credit agreements with PKM Properties, LLC (“PKM”), an entity controlled by Paul K. Miller, one of our directors and the largest beneficial owner of our securities.  While outstanding, the amounts borrowed from PKM were collateralized by substantially all of our assets.

Date	Nature of Financing	Interest Rate	Amount Borrowed	Disposition

January 2003	Discretionary Credit Agreement	10.0%	$943,666	Converted
May 2003	Discretionary Credit Agreement	10.0%	$935,000	Converted
November 2003	Credit Agreement	10.0%	$500,000	Converted
April 2004	Short-Term Labor	10.0%	$150,000	Repaid
November 2004	Discretionary Credit Agreement	10.0%	$500,000	Converted
February 2005	Credit Agreement	10.0%	$500,000	Repaid

During the fiscal years ended April 30, 2004 and 2005, we made interest payments to PKM of $173,878 and $164,104, respectively.

We entered into debt conversion agreements as of April 1, 2005, with certain debt holders for the conversion of an aggregate of approximately $4.4 million of debt into equity securities.  Pursuant to one such agreement, PKM converted approximately $3.0 million of outstanding indebtedness into 2,968 shares of 5% Series A Convertible Preferred Stock at a stated value of $1,000 per share.  Each share of preferred stock was convertible into the number of shares of common stock equal to the stated value divided by $0.50, subject to anti-dilution adjustments.  The terms of the preferred stock included dividend, protective, liquidation and conversion rights.  In December 2005, we purchased such preferred stock from PKM in consideration of the issuance of 9,132,536 shares of common stock.  For further information, please review “Management’s Discussion and Analysis or Plan of Operation – Subsequent Events.”  The preferred stock sold to PKM was issued along with a warrant to purchase 4,452,000 shares of common stock.  The warrant had a term of five years and was originally exercisable at $0.50 per share, subject to anti-dilution adjustments.  In December 2005, PKM exercised such warrant on a net exercise basis, using an exercise price of $0.325 per share and a market price of $0.66 per share, resulting in the issuance of 2,259,727 shares of common stock.  For further information, please review “Management’s Discussion and Analysis or Plan of Operation – Subsequent Events.”  In April 2004, we repaid in full the April 2004 Short-Term Loan.  In April 2005, we repaid in full the February 2005 Credit Agreement.  As a result, we have fully repaid our indebtedness to PKM.  At January 6, 2006, the lease with PKM (described below) remained outstanding.

As additional consideration for the foregoing credit agreements, we issued the following warrants to PKM with terms and conditions that included weighted-average anti-dilution rights and certain rights to require registration of the common stock underlying the warrants under federal and state securities laws.  The exercise prices and the number of shares purchasable under such warrants have adjusted pursuant to the anti-dilution provisions thereof.  Such adjusted numbers are also presented below.

Date	Term	Original Number of Shares	Original Exercise Price	Adjusted Number of Shares	Adjusted Exercise Price

January 2003	Ten-Year	350,000	$0.596	596,000	$0.35
May 2003	Ten-Year	380,357	$0.70	739,583	$0.36
November 2003	Ten-Year	77,381	$1.68	288,889	$0.45
November 2003 (extension)	Ten-Year	330,933	$2.00	1,408,226	$0.47
April 2004	None	N/A	N/A	N/A	N/A
November 2004	Ten-Year	34,014	$1.47	113,638	$0.44
February 2005	Five-Year	494,595	$0.50	727,346	$0.34

In addition to the foregoing warrants, we made the following payments to PKM in connection with the credit agreements:

•                                          Placement fee of 6.5 percent of the amount borrowed under the May 2003 Discretionary Credit Agreement

•                                          $56,000 in fees and expenses incurred on behalf of PKM in connection with the May 2003 Discretionary Credit Agreement

•                                          $32,114 in fees and expenses incurred on behalf of PKM in connection with the November 2004 Discretionary Credit Agreement

•                                          $19,142 in legal and administrative expenses incurred by PKM in connection with the February 2005 Credit Agreement

•                                          $18,086 in fees and expenses incurred on behalf of PKM in connection with the Debt Conversion Agreement

Financing Transaction and Lease.  On April 4, 2003, we sold our real estate, including real property and office-warehouse-manufacturing facility, together with certain personal property related thereto, to PKM. The purchase price for the property was $3.84 million, paid with (1) $1.0 million in cash (subject to certain reductions, prorations and credits), (2) PKM’s assumption of a mortgage note against the property in the amount of $2.5 million in favor of Associated Bank Minnesota, dated November 23, 1999, and (3) PKM’s assumption of our promissory note with Dakota Electric Association and land special assessments payable to Dakota County aggregating $336,105. As additional consideration, we issued to PKM a five-year warrant for the purchase of 350,000 shares of our common stock at an exercise price of $0.625 per share. As a result of anti-dilution adjustments through January 6, 2006, this warrant is exercisable for 607,639 shares at $0.36 per share.

Concurrent with the sale of the property, we entered into a ten-year lease for the property with a base annual rent of $360,000 for the first and second year; $370,800 per year for the third, fourth and fifth year, and $389,340 for the remaining years of the lease subject to an increase for additional interest payable by PKM on its long-term permanent financing of the property, which may increase base monthly rents by up to one-twelfth of the additional annual interest payable by PKM.  Assuming we are not in default under the terms of the lease, we have two options to extend the lease for five-year periods upon expiration of the initial ten-year term at a market rate.  We also pay under the lease operating costs and real estate taxes.  Under certain conditions, we also have an option to purchase the building at the end of the initial ten-year term at the fair value at that time.  The purpose of the transaction was to retire our bank debt and provide us with additional required working capital.

On June 29, 2005, we entered into a lease termination agreement with PKM.  In order to induce PKM, the landlord of our corporate headquarters, to attempt to sell or lease the property to a third party and to terminate the lease with our company, we agreed, among other things, to reimburse PKM for all costs and expenses relating to the lease or the sale of the property, and to termination of the lease on not less than 120 days’ notice.  We also agreed that, if we request the landlord to accept less than its minimum required net sale proceeds, we would pay a lease termination fee equal to the difference between the landlord’s minimum net sale proceeds and the actual net sale proceeds.  We also agreed to pay a lease termination fee if the landlord releases the property on economic terms and conditions less desirable than those of the existing lease.  Despite this agreement, there can be no assurance the building will be sold and that we will be successful in obtaining a release from our lease.

During the fiscal years ended April 30, 2004 and 2005, we made lease payments to PKM of $452,640 and $451,015, respectively.

Transaction with Peter L. Hauser

In July 2003, we entered into a loan agreement and borrowed $1.0 million from Mr. Hauser, an existing shareholder, pursuant to a subordinated note with an interest rate of 10 percent per year.  While outstanding, the amount borrowed from Mr. Hauser was collateralized by substantially all of our assets. We issued to Mr. Hauser a ten-year warrant for the purchase of 380,357 shares of our common stock on terms comparable to the warrants issued to PKM in connection with the May 2003 Discretionary Credit Agreement. As a result of anti-dilution adjustments through January 6, 2006, this warrant was exercisable for 739,583 shares at $0.36 per share. Following this transaction, Mr. Hauser became the beneficial owner of over 10 percent of our securities. In February 2004, the maturity date of this loan was extended to June 30, 2005. In connection with the extension, we issued a warrant with a ten-year term to purchase up to 136,000 shares of our common stock at an exercise price of $2.00 per share. As a result of anti-dilution adjustments through January 6, 2006, this warrant is exercisable for 578,723 shares at $0.47 per share.

We entered into debt conversion agreements as of April 1, 2005, with certain existing debt holders for the conversion of an aggregate of approximately $4.4 million of debt into equity securities.  Pursuant to one such agreement, Mr. Hauser converted approximately $1.0 million of outstanding indebtedness into 2,016,000 shares of 5% Series A Convertible Preferred Stock at a stated value of $1,000 per share.  Each share of preferred stock was convertible into the number of shares of common stock equal to the stated value divided by $0.50, subject to anti-dilution adjustments.  The terms of the preferred stock included dividend, protective, liquidation and conversion rights.  In January 2006, we purchased such preferred stock from Mr. Hauser in consideration of the issuance of 3,101,616 shares of common stock.  For further information, please review “Management’s Discussion and Analysis or Plan of Operation – Subsequent Events.”  The preferred stock sold to Mr. Hauser was issued along with a warrant to purchase 1,512,000 shares of common stock.  The warrant had a term of five years and was originally exercisable at $0.50 per share, subject to anti-dilution adjustments.  In January 2006, Mr. Hauser exercised such warrant on a net exercise basis, using an exercise price of $0.325 per share and a market price of $0.66 per share, resulting in the issuance of 767,454 shares of common stock.  For further information, please review “Management’s Discussion and Analysis or Plan of Operation – Subsequent Events.”

Employment Agreements

We have employment agreements with Marc P. Flores, our President, Chief Executive Officer and one of our directors, John H. Jungbauer, our Vice President, Finance and Chief Financial Officer, Adam L. Berman, our Vice President, Research and Development, Robert W. Clapp, our Vice President, Operations, and Dennis E. Steger, our Vice President, Regulatory Affairs and Quality Assurance.  We also have a letter agreement with James E. Jeter, our Vice President, Sales.  You should review “Executive Compensation—Employment Contracts and Termination of Employment, and Change-in-Control Arrangements” for more information about such agreements.

Director Options

On March 21, 2005, we granted a stock option for the purchase of 50,000 shares of common stock to David B. Kaysen and we granted a stock option for the purchase of 50,000 shares of common stock to Susan L. Critzer.  Mr. Kaysen and Ms. Critzer are two of our non-employee directors.  These options were granted outside our shareholder-approved plans, they were 100 percent vested at the date of grant, and they are exercisable at $1.00 per share, which was the closing price of our common stock on the OTC Bulletin Board on March 21, 2005.  These options expire on March 21, 2015.

Pursuant to our 2005 Director Stock Option Plan, we granted options for the purchase of 6,730 shares of common stock, exercisable at $0.80 per share, to each of Larry G. Haimovitch and J. Robert Paulson, Jr. on August 3, 2005, and options for the purchase of 50,000 shares of common stock, exercisable at $0.74 per share, to each of Susan L. Critzer, Larry G. Haimovitch, Lawrence L. Horsch, David B. Kaysen, Paul K. Miller and J. Robert Paulson, Jr. on September 22, 2005.  These awards have ten-year terms and vest 100 percent on the first anniversary of the date of grant.  The vesting of such options accelerates in the event of a change of control of our company.

Management Options

Effective April 1, 2005, the compensation committee of our board of directors awarded (1) a non-qualified stock option for the purchase of 3,440,348 shares of common stock to Marc P. Flores, our President and Chief Executive Officer, (2) a non-qualified stock option for the purchase of 1,290,131 shares of common stock to John H. Jungbauer, our Vice President, Finance and Chief Financial Officer, and (3) non-qualified stock options for the purchase of an aggregate of 1,935,196 shares of common stock to other key employees.  The foregoing options were issued outside our employee benefit plans.  Such options vest to the extent of 25 percent on the first anniversary of the date of grant and 6.25 percent quarterly thereafter.  They are exercisable at $0.89 per share, which was the closing price of our common stock on the OTC Bulletin Board on April 1, 2005.  These options expire on April 1, 2012.

Related Party Distributor

Prior to our exit from the heart valve business, we sold heart valves through a distribution network of approximately 37 exclusive distributors, including Mercé v. Electromedicina, S.L. The Managing and General Director of Mercé v. Electromedicina, Salvador Mercé Cervelló, is one of our former board members. During the fiscal years ended April 30, 2004 and 2005, such distributor made net purchases of product from our company equal to approximately 29.4 percent and 44.9 percent of our net sales, respectively.  Our accounts receivable with this distributor accounted for approximately 37.9 and 35.7 percent of our accounts receivable at April 30, 2004 and 2005, respectively.  Obligations to us from this distributor are unsecured.  During the quarter ended January 31, 2005, in an effort to raise $250,000 in cash to continue operations, we sold 400 heart valves at a fifty-five percent discount to Mercé v. Electromedicina.

General

The transactions set forth herein were approved by a majority of our independent, disinterested directors who had access, at our expense, to our legal counsel or independent legal counsel.  We believe that all such transactions were made on terms no less favorable to us than we could have obtained from unaffiliated third parties.  In the future, all material affiliated transactions will be approved by a majority of our independent, disinterested directors who will have access, at our expense, to our legal counsel or independent legal counsel and will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of January 6, 2006, by (a) each person who is known to us to own beneficially more than five percent of our common stock, (b) each director, (c) each executive officer, and (d) all executive officers and directors as a group.  The percentage of beneficial ownership is based on 91,029,573 shares outstanding as of January 6, 2006.  As indicated in the footnotes, shares issuable pursuant to the exercise of warrants and options are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.  Unless otherwise noted, each person identified below has sole voting and investment power with respect to such shares.  Except as otherwise noted below, we know of no agreements among our shareholders which relate to voting or investment power with respect to our common stock.  Unless otherwise indicated, the address for each listed shareholder is c/o MedicalCV, Inc., 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(1)		Percent Beneficially Owned(1)

Paul K. Miller	17,493,664	(2)	18.3%
PKM Properties, LLC
c/o Gracon Contracting, Inc
606-24th Avenue South, Suite B12
Minneapolis, MN 55454	15,873,584	(3)	16.6%
SF Capital Partners Ltd. (4)
c/o Stark Offshore Management, LLC
3600 S Lake Dr.
St. Francis, WI 53235-3716	13,731,000		15.1%
MedCap Partners, L.P. (5)
500 Third St., Ste 535
San Francisco, CA 94107-6809	9,154,000		10.1%
Millennium Partners, L.P. (6)
c/o Millennium Management, L.L.C.
666 Fifth Ave., 8th Fl
New York, NY 10103-0899	9,056,800	(7)	9.9%
MedCap Master Fund, L.P. (5)
500 Third St., Ste 535
San Francisco, CA 94107-6809	6,865,500		7.5%
Perkins Capital Management, Inc.
730 East Lake Street
Wayzata, MN 55391	5,302,212	(8)	5.7%

Peter L. Hauser
16913 Kings Court
Lakeville, Minnesota 55044	5,354,776	(9)	5.8%
Whitebox Hedged High Yield Partners, L.P.
3033 Excelsior Blvd., Ste 300
Minneapolis, MN 55416	4,577,000		5.0%
Lawrence L. Horsch	477,924	(10)	*
Larry G. Haimovitch	288,850	(11)	*
Susan L. Critzer	101,000	(12)	*
John H. Jungbauer	87,500	(13)	*
Dennis E. Steger	79,484	(14)	*
David B. Kaysen	71,000	(15)	*
Marc P. Flores	65,370	(16)	*
Adam L. Berman	32,500	(17)	*
Robert W. Clapp	37,885	(18)	*
James E. Jeter	0		0
J. Robert Paulson, Jr.	0		0
All current directors and executive officers as a group (twelve persons)	18,735,177	(19)	19.5%

*	Less than one percent.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of January 6, 2006.

(2)

Represents (a) 1,467,580 shares, (b) 120,000 shares owned by Gracon Contracting Co., an entity over which Mr. Miller exercises control, (c) 28,000 shares purchasable upon the exercise of options, (d) 4,481,321 shares purchasable upon the exercise of warrants held by PKM Properties, LLC, an entity over which Mr. Miller exercises control, (e) 11,392,263 shares held by PKM Properties, and (f) 4,500 shares owned by Mr. Miller’s spouse.

(3)	Represents (a) 11,392,263 shares and (b) 4,481,321 shares purchasable upon the exercise of warrants.

(4)

As set forth in Schedule 13G filed with the SEC on April 8, 2005, Michael A. Roth and Brian J. Stark are the Managing Members of Stark Offshore Management, LLC (“Stark Offshore”), which acts as investment manager and has sole power to direct the management of SF Capital Partners Ltd. Through Stark Offshore, Messrs. Roth and Stark possess voting and dispositive power over all of the shares to which the Schedule 13G relates. Messrs. Roth and Stark disclaim beneficial ownership of the shares.

(5)

As set forth in Schedule 13G filed with the SEC on April 12, 2005, Medcap Management & Research LLC (“MMR”) as general partner and investment manager of MedCap Partners L.P. and MedCap Master Fund L.P. and C. Fred Toney as managing member of MMR may be deemed to beneficially own the shares owned by MedCap Partners and MedCap Master Fund in that they may be deemed to have the power to direct the voting or disposition of the shares. Neither the filing of the Schedule 13G nor any of its contents is deemed to constitute an admission that either

MMR or Mr. Toney is, for any purpose, the beneficial owner of any securities to which the Schedule 13G relates, and MMR and Mr. Toney disclaim beneficial ownership as to the securities reported in the Schedule 13G, except to the extent of their respective pecuniary interests therein.

(6)

The general partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership (“Millennium Partners”), is Millennium Management, L.L.C., a Delaware limited liability company (“Millennium Management”), and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners. Israel A. Englander (“Mr. Englander”) is the managing member of Millennium Management. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management. The foregoing should not be construed in and of itself as an admission by either of Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Millennium Partners. Millennium Partners is a limited partner of Millenco, L.P., a Delaware limited partnership and a registered broker-dealer, and is affiliated with two other broker-dealer entities.

(7)	Includes 22,000 shares held by Millenco, L.P., an affiliate of Millennium Partners, L.P.

(8)	Includes 1,340,596 shares purchasable upon the exercise of warrants.

(9)	Represents (a) 3,869,070 shares, (b) 167,400 shares held by Mr. Hauser’s IRA, and (c) 1,318,306 shares purchasable upon the exercise of warrants.

(10)	Represents (a) 115,714 shares, (b) 30,000 shares purchasable upon the exercise of warrants, and (c) 332,210 shares purchasable upon the exercise of options.

(11)	Represents shares held by The Haimovitch 2000 Separate Property Revocable Trust.

(12)	Represents (a) 30,000 shares and (b) 70,000 shares purchasable upon the exercise of options.

(13)	Represents (a) 25,000 shares, (b) 25,000 shares purchasable upon the exercise of warrants, and (b) 37,500 shares purchasable upon the exercise of options.

(14)	Represents (a) 7,000 shares and (b) 72,484 shares purchasable upon the exercise of options.

(15)	Represents shares purchasable upon the exercise of options.

(16)	Represents (a) 17,000 shares and (b) 48,370 shares purchasable upon the exercise of options.

(17)	Represents (a) 7,500 shares and (b) 25,000 shares purchasable upon the exercise of options.

(18)	Represents (a) 10,000 shares and (b) 27,885 shares purchasable upon the exercise of options.

(19)	Represents (a) 13,485,407 shares, (b) 3,153,278 shares purchasable upon the exercise of warrants, and (c) 713,449 shares purchasable upon the exercise of options.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 240,000,000 shares of common stock, par value $0.01 per share, 9,981,000 shares of preferred stock, par value $0.01 per share, and 19,000 shares of 5% Series A Convertible Preferred Stock.  As of January 6, 2006, we had no outstanding shares of 5% Series A Convertible Preferred Stock.

Common Stock

As of January 6, 2006, we had 91,029,573 shares of common stock issued and outstanding.  All outstanding shares of common stock are, and the shares issuable upon exercise of warrants held by the selling shareholders will be, fully paid and nonassessable. The holders of common stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes for the election of directors. Thus, the owners of a majority of the common stock outstanding may elect all of the directors if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors.  Subject to the rights of any future series of preferred stock which may be designated, each share of outstanding common stock is entitled to participate equally in any distribution of net assets made to the shareholders in the event of liquidation, dissolution or winding up of our company and is entitled to participate equally in dividends as and when declared by the board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of common stock. All shares of common stock have equal rights and preferences.

Undesignated Preferred Stock

Under governing Minnesota law and our articles of incorporation, no action by our shareholders is necessary, and only action of the board of directors is required, to authorize the issuance of any of the shares of authorized preferred stock.  The board of directors is empowered to establish, and to designate the name of, each class or series of preferred stock and to set the terms of such shares, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion, voting rights, preferences and other rights.  Accordingly, the board of directors, without shareholder approval, may issue shares of preferred stock with terms that could adversely affect the voting power and other rights of holders of the common stock.

The undesignated preferred stock may have the effect of discouraging an attempt, through the acquisition of a substantial number of shares of common stock, to acquire control of our company with a view to effecting a merger, sale or exchange of assets or a similar transaction.  For example, the board of directors could issue preferred stock as a dividend to holders of common stock or place preferred stock privately with purchasers who may side with the board of directors in opposing a takeover bid.  The anti-takeover effects of the outstanding preferred stock and the undesignated preferred stock may deny shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of the common stock.

Stock Options

We have adopted two stock option plans under which we may grant options to employees, consultants, independent contractors, officers and employee directors. We reserved 500,000 shares of common stock for the grant of stock options under our 1992 Stock Option Plan.  As of January 6, 2006, options to purchase 27,550 shares of common stock were outstanding and no further options were available for grant under our 1992 Stock Option Plan.  We reserved 500,000 shares of common stock for the grant of stock options under our 1997 Stock Option Plan.  As of January 6, 2006, options to purchase

426,416 shares of common stock were outstanding and options to purchase 73,584 shares of common stock were available for grant under our 1997 Stock Option Plan.

In June 2001, we adopted the 2001 Equity Incentive Plan and reserved 500,000 shares of common stock for issuance upon exercise of stock options, for grants of performance awards and for awards of restricted stock to be granted under the plan to employees, officers, consultants, advisors, employee and non-employee directors and employees of certain related entities.  This plan was approved by our shareholders on August 9, 2001.  Prior to adoption of the amended and restated plan in September 2005, additional shares of common stock became available for issuance under the plan each year.  In September 2005, our shareholders approved the amended and restated plan which, among other things, increased the number of shares reserved for issuance under the plan to 6,000,000 shares of common stock and eliminated the “evergreen” provision by which additional shares of common stock were automatically added to the plan annually without shareholder action.  As of January 6, 2006, 1,267,627 options were outstanding and 4,722,373 shares were available for issuance under our 2001 Equity Incentive Plan.

Effective April 1, 2005, the compensation committee of our board of directors awarded (1) a non-qualified stock option for the purchase of 3,440,348 shares of common stock to Marc P. Flores, our President and Chief Executive Officer, (2) a non-qualified stock option for the purchase of 1,290,131 shares of common stock to John H. Jungbauer, our Vice President, Finance and Chief Financial Officer, and (3) non-qualified stock options for the purchase of an aggregate of 1,935,196 shares of common stock to other key employees.  The foregoing options were issued outside our employee benefit plans.  Such options vest to the extent of 25 percent on the first anniversary of the date of grant and 6.25 percent quarterly thereafter.  They are exercisable at $0.89 per share, which was the closing price of our common stock on the OTC Bulletin Board on April 1, 2005.  These options expire on April 1, 2012.

Director Stock Options

We also have stock option plans under which we have granted options to non-employee directors. We reserved 300,000 shares of common stock for the grant of stock options under our 1993 Director Stock Option Plan and 1,000,000 shares of common stock for the grant of stock options under our 2005 Director Stock Option Plan.  As of January 6, 2006, options to purchase 49,000 shares of common stock were outstanding and no further options were available for grant under our 1993 Director Stock Option Plan.  As of January 6, 2006, options to purchase 313,360 shares of common stock were outstanding and 686,540 shares were available for issuance under our 2005 Director Stock Option Plan.

Warrants

As of January 6, 2006, we had outstanding warrants to purchase an aggregate of 10,761,271 shares of common stock and outstanding warrants to purchase an aggregate of 854,089 units, each such unit consisting of one share of common stock and one common stock purchase warrant.

In general, each outstanding warrant contains anti-dilution provisions, together with certain incidental and demand rights which will require us to register the shares underlying the warrants with the SEC at our expense.

Holders of such warrants are not entitled to vote, receive dividends or exercise any of the rights of holders of the shares of common stock for any purpose until the warrants have been duly exercised and payment of the purchase price has been made. The warrants may be presented for exercise at our office. There is no established market for the warrants, and we expect no such market will develop.

Of the above-described warrants, a warrant for the purchase of 409,960 shares of common stock, which expires on April 1, 2010, was issued to the finder in our April 2005 private placement.  As amended effective January 6, 2006, this warrant entitles the holder to purchase 409,960 shares of common stock at an exercise price of $0.325 per share.  If an exercise notice is delivered to us at a time when a registration statement permitting the holder to resell the warrant shares is not then effective or the related prospectus is not then available, then the holder may notify us of its election to exercise the warrant on a cashless basis (based upon then-current market value).

Certain Effects of Authorized but Unissued Stock

As of January 6, 2006, under our articles of incorporation, there were 240,000,000 shares of common stock authorized, 19,000 shares of 5% Series A Convertible Preferred Stock authorized, and 9,981,000 shares of preferred stock authorized and available for future issuance without shareholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. With the exception of the following possible issuances, we do not currently have any plans to issue additional shares of common stock:

•                                          10,761,271 shares of common stock issuable by us upon the exercise of outstanding warrants at a weighted average exercise price of approximately $1.14 per share;

•                                          8,544,684 shares of common stock issuable by us upon the exercise of stock options granted at a weighted average exercise price of approximately $0.96 per share, and 5,482,497 shares available for issuance pursuant to future grants, under our stock option plans; and

•                                          854,089 units, each consisting of one share of common stock and one warrant exercisable for one share of common stock at $1.8375 per share, issuable by us upon the exercise of warrants at $0.47 per unit that we issued to our agent and a finder in our 2004 private placement.

One of the effects of the existence of unissued and unreserved common and preferred stock is that the board of directors could issue shares to persons likely to support current management and thereby protect the continuity of our company’s management. Such additional shares could also be used to dilute the ownership of persons seeking to obtain control of our company.

Certain Limited Liability, Indemnification and Anti-Takeover Provisions under Minnesota Law

Our articles of incorporation limit the liability of our directors to the fullest extent permitted by Minnesota law. Specifically, our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for:

•                                          Any breach of the director’s duty of loyalty to our company or our shareholders;

•                                          Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                                          Corporate distributions which are in contravention of restrictions in the Minnesota Business Corporation Act, our articles of incorporation or bylaws or any agreement to which our company is a party;

•                                          Violations of Minnesota securities laws;

•                                          Any transaction from which the director derives an improper personal benefit; or

•                                          Any act or omission occurring before the effective date of the provision in our articles of incorporation eliminating or limiting liability.

Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation must indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity, as defined, of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. For this purpose, proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification. You should refer to that section for a complete statement of such indemnification rights.

Our bylaws provide that each past or present director, officer, committee member and employee of our company will be indemnified by us in accordance with, and to the fullest extent permissible by, applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain provisions of Minnesota law, described below, could delay, defer or prevent a change in control of our company and could have the effect of making it more difficult to acquire our company or remove incumbent management.

We are governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act because we are an “issuing public corporation” that has 50 or more shareholders. In general, Section 302A.671 provides that the shares of a corporation acquired in a “control share acquisition” have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20 percent or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the interested shareholder’s acquisition of shares is approved in a prescribed manner. “Business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10 percent or more of the corporation’s voting stock, or who is an affiliate or associate of the corporation and at any time within four years before the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the corporation’s voting stock. Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act could, under some circumstances, deny our shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of our stock.

In the event of certain tender offers for stock of our company, Section 302A.675 of the Minnesota Business Corporation Act precludes the tender offeror from acquiring additional shares of stock, including acquisitions pursuant to mergers, consolidations or statutory share exchanges, within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. The section does not apply if a committee of the board of directors consisting of all of its disinterested directors, excluding present and former officers of the corporation, approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

Anti-takeover provisions of our articles of incorporation and those under Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above our then current stock price. These provisions may also inhibit increases in our stock price that could result from takeover attempts and could adversely affect the voting power of your shares. For example, the existence of our outstanding preferred stock and the ability of our board of directors, without further shareholder approval, to issue additional preferred stock could have the effect of delaying, deterring or preventing a change in control. No other anti-takeover provisions are currently contemplated by management.

Transfer Agent and Registrar

We have appointed Registrar and Transfer Company as the transfer agent and registrar for our common stock. As of August 11, 2005, we had approximately 236 shareholders of record and approximately 411 beneficial owners.

SHARES ELIGIBLE FOR FUTURE SALE

As of January 6, 2006, we had outstanding an aggregate of 91,029,573 shares of our common stock.  All shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by one of our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

Certain outstanding shares of our common stock not included in this prospectus are eligible for sale in the public market as follows:

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of certain prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•                                          1 percent of the number of shares of our common stock then outstanding, which equals 910,295 shares as of January 6, 2006, or

•                                          the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders.  Unless otherwise noted, the shares listed below represent the shares of common stock that each selling shareholder beneficially owned on January 6, 2006.  The shares being offered hereunder represent 10,153,446 shares issued or issuable upon exercise of common stock purchase warrants.

We are registering the above-referenced shares to permit each of the selling shareholders and their pledges, donees, transferees or other successors-in-interest that receive their shares from the selling shareholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares.

The following table sets forth the name of each selling shareholder, the number of shares owned by each of the selling shareholders as of January 6, 2006, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by the selling shareholders after this offering is completed, assuming all of the shares being offered are sold.  Except as otherwise disclosed below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us.  The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling shareholder may offer under this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.  The percentages of shares beneficially owned are based on 91,029,573 shares of our common stock outstanding as of January 6, 2006, plus the shares of common stock beneficially owned by the respective selling shareholder, as set forth in the following table and more fully described in the applicable footnotes.

	Shares of Common Stock Beneficially			Number of		Shares Beneficially Owned
Name and Address of	Owned Prior to Offering			Shares Being		After Offering
Selling Shareholder (1)	Number		Percent	Offered		Number		Percent

PKM Properties, LLC
c/o Gracon Contracting, Inc.
606-24th Avenue South, Suite B12
Minneapolis, MN 55454	15,873,584	(2)	16.6%	4,481,321	(3)	11,392,263		12.5%

Millennium Partners, L.P. (4)
c/o Millennium Management, L.L.C.
666 Fifth Ave., 8th Fl
New York, NY 10103-0899	9,056,800	(5)	9.9%	67,500		8,989,300	(5)	9.9%

Peter L. Hauser
16913 Kings Court
Lakeville, MN 55044	5,354,776	(6)	5.8%	1,318,306	(3)	4,036,470	(7)	4.4%

Robert D. Furst Jr. Money Purchase
Pension Plan and Trust
c/o Alternative Strategy Advisers LLC
601 Carlson Pkwy, Ste 610
Minnetonka, MN 55305	1,173,268	(8)	1.3%	253,291	(9)	919,977		1.0%

Tower Financial, LLC
101 West Lake Street, Suite 210
Wayzata, MN 55391	922,256	(3)	1.0%	922,256	(3)	0		0

Feltl & Company
225 South Sixth Street
42nd Floor
Minneapolis, MN 55402	920,094	(3)	1.0%	920,094	(3)	0		0

J Giordano Securities Group
1234 Summer Street
Stamford, CT 06905	615,108		*	615,108		0		0

ASA Opportunity Fund L.P.
c/o Alternative Strategy Advisers LLC
601 Carlson Pkwy, Ste 610
Minnetonka, MN 55305	603,850	(10)	*	300,000	(3)	303,850			*

A. Russell Melgaard
7900 E. Oakmont Place
Sioux Falls, SD 57110	400,000	(11)	*	100,000	(3)	300,000	(12)		*

Piper Jaffray as Custodian FBO
Bradley A. Erickson IRA	375,968	(13)	*	38,463	(14)	337,505	(15)		*

John T. Potter	346,282	(16)	*	31,662	(17)	314,620	(18)		*

Dennis D. Gonyea	334,525	(19)	*	65,675	(20)	268,850	(21)		*

Carolyn Salon	175,773	(22)	*	38,463	(23)	137,310			*

Piper Jaffray as Custodian
FBO Robert G. Allison IRA (24)	146,087	(25)	*	31,662	(26)	114,425			*

Brust Limited Partnership	146,087	(25)	*	31,662	(26)	114,425			*

Joel Salon	146,087	(25)	*	31,662	(26)	114,425			*

Terry R. Evenson Trust
714 Seacoast Drive, Suite 207
Imperial Beach, CA 91932	100,000	(3)	*	100,000	(3)	0		0

Draft Co.
336 Robert Street North
Suite 1220
St. Paul, MN 55101	90,697	(3)	*	90,697	(3)	0		0

Nicholson Boys LP
336 Robert Street North
Suite 1220
St. Paul, MN 55101	90,697	(3)	*	90,697	(3)	0		0

Alan R. Reckner	86,711	(27)	*	18,056	(28)	68,655			*

Nicolas P. Hauser
4463 Fawn Ridge Trail
Eagan, MN 55123	77,900	(29)	*	75,000	(3)	2,900			*

LightWave Ablation System, Inc.
142 Stutts Road
Mooresville, NC 28117	65,000	(30)	*	50,000	(3)	15,000			*

Robert J. Maietta
1260 Birch Pond Trail
White Bear Lake, MN 55110	65,000	(31)	*	25,000	(3)	40,000	(12)		*

Raft Co.
336 Robert Street North
Suite 1220
St. Paul, MN 55101	60,465	(3)	*	60,465	(3)	0		0

Bret Mollison
225 West 110th Street, Apt. 10
New York, NY 10026	58,938		*	58,938		0		0

Frank Held
151 Glenwood Road
Ridgewood, NJ 07450	32,148		*	32,148		0		0

Chris Jordan
61 Laurel Wood Drive
Colts Neck, NJ 07722	32,148		*	32,148		0	0

CPL Investments
336 Robert Street North
Suite 1220
St. Paul, MN 55101	30,232	(3)	*	30,232	(3)	0	0

Richard H. Nicholson
336 Robert Street North
Suite 1220
St. Paul, MN 55101	30,232	(3)	*	30,232	(3)	0	0

Edward Adams
701 Xenia Avenue South, Ste 130
Golden Valley, MN 55416	30,000	(3)	*	30,000	(3)	0	0

Steven Hey
5100 West Eighth Street
Sioux Falls, SD 57107	25,000	(3)	*	25,000	(3)	0	0

Roger Schnobrich
530 Waycliffe North
Wayzata, MN 55391	25,000	(3)	*	25,000	(3)	0	0

Scott Zbikowski
9021 Shannon Lane
Corcoran, MN 55340	25,000	(3)	*	25,000	(3)	0	0

Laurence Zipkin
701 Xenia Avenue South, Suite 130
Golden Valley, MN 55416	25,000	(3)	*	25,000	(3)	0	0

Daniel O’Hara III
73 Sport Hill Road
Redding, CT 06896	21,432		*	21,432		0	0

Berthel Fisher & Company Financial
Services, Inc.
701 Tama Street, Bldg B
P.O. Box 609
Marion, IA 52302	15,638	(3)	*	15,638	(3)	0	0

Neil Engquist
502 84th Lane NW
Coon Rapids, MN 55433	15,638	(3)	*	15,638	(3)	0	0

Apex Capital LLC
701 Xenia Avenue South, Ste 130
Golden Valley, MN 55416	15,000	(3)	*	15,000	(3)	0	0

Welbourne A. Mollison
1900 Lyttonsville Road, #212
Silver Spring, MD 20910	10,000		*	10,000		0	0

Paul W. Mollison
1900 Lyttonsville Road, #212
Silver Spring, MD 20910	5,000		*	5,000		0	0

*	Represents less than one percent.

(1)	Unless otherwise indicated, the address of each shareholder is 730 East Lake Street, Wayzata, MN 55391.

(2)	Represents (a) 11,392,263 shares and (b) 4,481,321 shares purchasable upon the exercise of warrants.

(3)	Represents shares purchasable upon the exercise of warrants.

(4)

The general partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership (“Millennium Partners”), is Millennium Management, L.L.C., a Delaware limited liability company (“Millennium Management”), and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners. Israel A. Englander (“Mr. Englander”) is the managing member of Millennium Management. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management. The foregoing should not be construed in and of itself as an admission by either of Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Millennium Partners. Millennium Partners is a limited partner of Millenco, L.P., a Delaware limited partnership and a registered broker-dealer, and is affiliated with two other broker-dealer entities.

(5)	Includes 22,000 shares held by Millenco, L.P., an affiliate of Millennium Partners, L.P.

(6)	Represents (a) 3,869,070 shares, (b) 167,400 shares held by Mr. Hauser’s IRA, and (c) 1,318,306 shares purchasable upon the exercise of warrants.

(7)	Represents (a) 3,869,070 shares and (b) 167,400 shares held by Mr. Hauser’s IRA.

(8)	Represents (a) 959,977 shares and (b) 213,291 shares purchasable upon the exercise of warrants.

(9)	Represents (a) 40,000 shares and (b) 213,291 shares purchasable upon the exercise of warrants.

(10)	Represents (a) 303,850 shares and (b) 300,000 shares purchasable upon the exercise of warrants.

(11)	Represents (a) 150,000 shares and (b) 250,000 shares purchasable upon the exercise of warrants.

(12)	Represents half shares and half shares purchasable upon the exercise of warrants.

(13)	Represents (a) 322,505 shares and (b) 53,463 shares purchasable upon the exercise of warrants.

(14)	Represents (a) 5,000 shares and (b) 33,463 shares purchasable upon the exercise of warrants.

(15)	Represents (a) 317,505 shares and (b) 20,000 shares purchasable upon the exercise of warrants.

(16)	Represents (a) 299,620 shares and (b) 46,662 shares purchasable upon the exercise of warrants.

(17)	Represents (a) 5,000 shares and (b) 26,662 shares purchasable upon the exercise of warrants.

(18)	Represents (a) 294,620 shares and (b) 20,000 shares purchasable upon the exercise of warrants.

(19)	Represents (a) 253,850 shares and (b) 80,675 shares purchasable upon the exercise of warrants.

(20)	Represents (a) 5,000 shares and (b) 60,675 shares purchasable upon the exercise of warrants.

(21)	Represents (a) 248,850 shares and (b) 20,000 shares purchasable upon the exercise of warrants.

(22)	Represents (a) 142,310 shares and (b) 33,463 shares purchasable upon the exercise of warrants.

(23)	Represents (a) 5,000 shares and (b) 33,463 shares purchasable upon the exercise of warrants.

(24)	Excludes shares held by Robert G. Allison.

(25)	Represents (a) 119,425 shares and (b) 26,662 shares purchasable upon the exercise of warrants.

(26)	Represents (a) 5,000 shares and (b) 26,662 shares purchasable upon the exercise of warrants.

(27)	Represents (a) 73,655 shares and (b) 13,056 shares purchasable upon the exercise of warrants.

(28)	Represents (a) 5,000 shares and (b) 13,056 shares purchasable upon the exercise of warrants.

(29)	Represents (a) 2,900 shares and (b) 75,000 shares purchasable upon the exercise of warrants.

(30)	Represents (a) 15,000 shares and (b) 50,000 shares purchasable upon the exercise of warrants.

(31)	Represents (a) 20,000 shares and (b) 45,000 shares purchasable upon the exercise of warrants.

Sales to Selling Shareholders

This prospectus covers an aggregate of 10,153,446 shares of common stock issued or issuable upon the exercise of warrants issued in connection with the following private transactions, including shares issuable pursuant to anti-dilution adjustments applicable to such warrants.

•                                          Bridge Financings (August 2001, December 2004 and January 2005)

•                                          Underwriter Warrants from Initial Public Offering (November 2001)

•                                          Financings with PKM Properties, LLC (January 2003 to March 2005)

•                                          Bridge Loan from Draft Co. (November 2003)

•                                          LightWave Milestones (August 2003 and December 2004)

•                                          Financing with Peter L. Hauser (July 2003)

•                                          Agent and Finder Warrants from Preferred Stock Financing (April 2005)

•                                          Agent and Finder Warrants from Private Placement (February 2004 to May 2004)

•                                          Finder Warrants from Bridge Financing (January 2005)

Relationships with Selling Shareholders

To meet critical working capital shortages in recent fiscal years, we entered into various arrangements and transactions with PKM Properties, LLC, an entity controlled by Paul K. Miller, one of our directors and the largest beneficial owner of our securities, and Peter L. Hauser.  These arrangements, transactions and agreements are discussed in further detail in “Certain Relationships and Related Transactions.”

As a result of our December 2005 acquisition of preferred stock and related warrant exercises, Millennium Partners, L.P. became the owner of more than 10 percent of our common stock.

Tower Financial, LLC, Feltl & Company, J Giordano Securities Group, and Berthel Fisher & Company Financial Services, Inc., each assisted us in connection with private placement transactions over the last three fiscal years.  Apex Capital LLC (formerly known as Equity Securities Investments, Inc.) was the underwriter of our initial public offering in November 2001.  For additional information regarding such selling shareholders, please see “Plan of Distribution.”

Registration Rights of Selling Shareholders

Upon the request of J Giordano Securities Group, we agreed to prepare and file with the SEC this registration statement to permit the resale of certain shares on a continuous basis, and generally to keep the registration statement effective until such time as all of the shares have been sold or may be sold by the holders pursuant to SEC Rule 144 or SEC Rule 144(k).  Such registration statement is at the expense of our company.  The other shares included in the registration statement have been included pursuant to the exercise by selling shareholders of incidental registration rights.

In certain of our agreements with the selling shareholders, we have also agreed to customary provisions with respect to the indemnification of investors, their officers, directors, agents, investment advisors, partners, members and employees and controlling persons against losses and expenses incurred or arising out of untrue or alleged untrue statements of material fact in any registration statement or prospectus, and the investors have agreed to indemnify our company, directors, officers, agents, employees and controlling persons against losses arising out of an investor’s failure to comply with prospectus delivery requirements or any untrue statement of material fact in any registration statement or prospectus furnished by an investor in writing for use therein.  Indemnification of our officers, directors and employees is also provided pursuant to Minnesota statute, our articles and our bylaws.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares covered by this prospectus.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling shareholders may use any one or more of the following methods when selling shares:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          to cover short sales made after the date that this registration statement is declared effective by the SEC;

•                                          broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•                                          a combination of any such methods of sale; and

•                                          any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

Upon the company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the company being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Tower Finance, Ltd., Feltl & Company, J Giordano Securities Group, and Berthel Fisher & Company Financial Services, Inc., each of which assisted us in connection with private placement transactions over the last three fiscal years, may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.  The other selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling shareholder and/or the purchasers.

The company has advised each selling shareholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC.  If a selling shareholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this registration statement.

The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock.  The company and the selling shareholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.  If the selling shareholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon for us by Briggs and Morgan, Professional Association, Minneapolis, Minnesota.

EXPERTS

The financial statements as of April 30, 2004 and 2005 and for each of the years then ended included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

As previously reported, on June 9, 2005, PricewaterhouseCoopers LLP (“PwC”) informed the audit committee of our board of directors that it would decline to stand for re-election as our independent registered public accounting firm and would cease to serve as our independent registered public accounting firm upon completion of PwC procedures regarding the following:  (1) our financial statements as of and for the year ended April 30, 2005 and (2) the Form 10-KSB in which such financial statements will be included.

The reports of PwC on our financial statements as of and for the years ended April 30, 2003 and 2004 contained an explanatory paragraph expressing significant doubt about our ability to continue as a going concern, but did not contain an adverse opinion or disclaimer of opinion, and were not further qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended April 30, 2003 and 2004 and through July 21, 2005, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on our financial statements for such years.

During the years ended April 30, 2003 and 2004 and through July 21, 2005, there has been one reportable event of the type described in Item 304(a)(1)(iv)(B) of Regulation S-B.  The reportable event occurred in March 2004 when PwC informed our audit committee that there was a material weakness in internal controls over financial reporting.  Specifically, PwC identified a material weakness in the design and operation of internal controls relating to documenting and reporting international distribution marketing expenditures and related reimbursement.  Following this communication from PwC, we implemented procedures and reporting to document and support customer marketing expenses which remedied this material weakness.

On August 8, 2005, we engaged Lurie Besikof Lapidus & Company, LLP (“LBL”) as our independent registered public accounting firm commencing with work to be performed in relation to our fiscal quarter ended July 31, 2005 and in connection with the audit of our financial statements for the fiscal year ending April 30, 2006.  We have had no occasions in the past two years upon which we have consulted with LBL on any matters.  Our audit committee has appointed LBL as our independent registered public accounting firm for fiscal year 2006.

AVAILABLE INFORMATION

We are subject to the information requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our website is located at www.medicalcvinc.com. The information on, or that can be accessed through, our website is not part of this prospectus.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act. This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC. For further information, please refer to the registration statement which may be read and copied in the manner and at the sources described above.

MedicalCV, Inc.

Report of Independent Registered Public Accounting Firm
Financial Statements for years ended April 30, 2004 and 2005
Balance Sheets at April 30, 2004 and 2005
Statements of Operations for the years ended April 30, 2004 and 2005
Statements of Changes in Shareholders’ Equity (Deficit) for the years ended April 30, 2004 and 2005
Statements of Cash Flows for the years ended April 30, 2004 and 2005
Notes to Financial Statements

Unaudited Financial Statements for the three and six-month periods ended October 31, 2004 and 2005
Balance Sheet at April 30, 2005 and October 31, 2005 (unaudited)
Statements of Operations for the three and six-month periods ended October 31, 2004 (unaudited) and October 31, 2005 (unaudited)
Statements of Cash Flows for the six-month periods ended October 31, 2004 (unaudited) and October 31, 2005 (unaudited)
Notes to Unaudited Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of MedicalCV, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, shareholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of MedicalCV, Inc. at April 30, 2005 and April 30, 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has sustained losses and negative cash flows from operations in recent years and will require additional funds to finance its working capital and capital expenditure needs.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
July 8, 2005

MEDICALCV, INC.
Balance Sheets

	April 30,
	2004	2005
ASSETS
Current assets:
Cash and cash equivalents	$659,856	$10,637,796
Prepaid expenses and other assets	160,520	199,978
Current assets of discontinued operations	4,065,395	875,648
Total current assets	$4,885,771	$11,713,422

Property, plant and equipment, net	921,445	827,791
Deferred financing costs, net	74,605	58,226
Other long-term assets	—	30,798
Non-current assets of discontinued operations	214,173	367,799
Total assets	$6,095,994	$12,998,036

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$175,833	$399,588
Current portion of related party lease obligations	288,995	311,155
Note payable	485,708	—
Accrued expenses	226,414	179,095
Current liabilities of discontinued operations	1,363,272	202,595
Total current liabilities	$2,540,222	$1,092,433
Long-term debt with related parties	3,443,333	—
Fair value of putable warrants	—	27,992,609
Related party lease obligations, less current portion	3,166,425	2,824,977
Total liabilities	$9,149,980	$31,910,019

Commitments and contingencies

5% Series A Redeemable Convertible Preferred Stock; $.01 par value; 19,000 shares authorized; 0 and 18,035 shares issued and outstanding as of April 30, 2004 and 2005, respectively. Aggregate liquidation value, $18,109,116 at April 30, 2005	—	—

Shareholders’ deficit:

Common stock; $.01 par value; 95,000,000 shares authorized; 9,189,933 and 10,849,583 shares issued and outstanding as of April 30, 2004 and 2005, respectively	$91,899	$108,496
Additional paid-in capital	20,168,133	23,386,478
Deferred stock-based compensation	(1,933)	—
Accumulated deficit	(23,312,085)	(42,406,957)
Total shareholders’ deficit	$(3,053,986)	$(18,911,983)
Total liabilities, convertible preferred stock and shareholders deficit	$6,095,994	$12,998,036

The accompanying notes are an integral part of these financial statements.

MEDICALCV, INC.
Statements of Operations

	Year Ended April 30,
	2004	2005
Operating expenses, continuing operations:
Sales and marketing	$—	$1,109,801
General and administrative	2,395,062	4,070,123
Engineering and regulatory	910,646	1,581,016
Total operating expenses	$3,305,708	$6,760,940
Loss from operations	$(3,305,708)	$(6,760,940)
Other (expense) income:
Interest expense	(918,027)	(1,352,183)
Interest income	4,993	22,994
Other (expense) income	(1,229,824)	(9,981,394)
Total other expense	$(2,142,858)	$(11,310,583)

Loss from continuing operations	$(5,448,566)	$(18,071,523)
Loss from discontinued operations	(790,424)	(1,023,349)
Net Loss	$(6,238,990)	$(19,094,872)

Basic and diluted loss per share-Continuing Operations	$(0.68)	$(1.70)
Basic and diluted loss per share-Discontinued Operations	(0.10)	(0.09)
Basic and diluted net loss per share	(0.78)	(1.79)

Weighted average shares used in computing basic and diluted net loss per share	8,046,736	10,653,492

MEDICALCV, INC.
Statements of Changes in Shareholders’ Equity (Deficit)

			Additional	Deferred
	Common Stock		Paid-In	Stock Based	(Accumulated
	Shares	Amount	Capital	Compensation	Deficit)	Total
Ending Balance, April 30, 2003	7,843,834	$78,438	$16,613,337	$(4,610)	$(17,073,095)	$(385,930)

Net Loss					(6,238,990)	(6,238,990)
Amortization of stock-based compensation				2,677		2,677
Common stock issued to board member	85,714	857	122,571			123,428
Issuance of stock options to non-employees			72,915			72,915
Warrants issued to related parties			1,740,560			1,740,560
Warrants issued for technology purchase			31,280			31,280
Issuance of common stock for technology purchase	15,000	150	7,500			7,650
Issuance of common stock for financial services	55,522	555	33,445			34,000
Common stock issued in connection with private placement	1,189,863	11,899	1,546,525			1,558,424

Total, April 30, 2004	9,189,933	$91,899	$20,168,133	$(1,933)	$(23,312,085)	$(3,053,986)

Net Loss					(19,094,872)	(19,094,872)

Amortization of stock based compensation				1,933		1,933
Issuance of common stock and warrants, net of offering costs	1,540,900	15,409	1,985,199			2,000,608
Stock option exercises	6,250	63	2,437			2,500
Warrants issued in connection with technology purchase			18,373			18,373
Stock compensation expense			247,796			247,796
Warrants issued in connection with short term financing			711,337			711,337
Warrants issued in connection with convertible debt			58,253			58,253
Beneficial conversion feature associated with convertible debt			68,000			68,000
Common stock issued for services	112,500	1,125	126,950			128,075

Total, April 30, 2005	10,849,583	$108,496	$22,386,478	$—	$(42,406,957)	$(18,911,983)

MEDICALCV, INC.
Statements of Cash Flows

	Year Ended April 30,
	2004	2005
Cash flows from operating activities:
Net loss	$(6,238,990)	$(19,094,872)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	314,056	315,225
Provision for doubtful accounts	12,649	220,281
Provision for inventory obsolescence	125,563	2,573,656
Common stock sold below market value to director	63,428	—
Warrant expense related to purchase of technology	38,930	18,373
Common stock issued for services	34,000	128,075
Stock-based compensation	75,592	249,729
Interest and other expense related to issued warrants and amortization of loan origination costs	1,726,268	851,882
Increase in fair value of putable warrants	—	9,987,609
Changes in assets and liabilities:
Accounts receivable	(35,055)	717,829
Inventories	138,352	(283,622)
Prepaid expenses and other assets	(27,960)	(271,928)
Accounts payable	603,443	(906,964)
Accrued expenses	(546,868)	(43,610)
Net cash used in operating activities	$(3,716,592)	$(5,538,337)

Cash flows from investing activities:
Purchase of property, plant and equipment	$(81,434)	$(218,666)
Proceeds from the sale of property, plant and equipment	—	23,123
Net cash used in investing activities	$(81,434)	$(195,543)

Cash flows from financing activities:
Borrowing on long-term debt	3,150,000	1,425,000
Payments of term debt	(150,000)	(1,000,000)
Deferred financing costs	(11,616)	—
Proceeds from the issuance of common stock and warrants	1,618,424	2,000,608
Proceeds from the issuance of preferred stock and warrants	—	13,603,000
Proceeds from option exercise	—	2,500
Principal payments under capital lease obligations	(42,069)	—
Principal payments under related party lease obligations	(291,084)	(319,288)
Net cash provided by financing activities	$4,273,655	$15,711,820

Net increase in cash and cash equivalents	475,629	9,977,940
Cash and cash equivalents at beginning of year	184,227	659,856
Cash and cash equivalents at end of period	$659,856	$10,637,796

Supplemental disclosure of cash flow information:
Cash paid for interest	$396,442	$457,342

Non-cash financing services:
Related party and other debt converted to preferred stock	—	4,368,333
Accrued interest converted to preferred stock	—	33,667

MedicalCV, Inc.
Notes to Financial Statements

1.             Business Description and Going Concern

MedicalCV, Inc. (the “Company”) is a corporation engaged in the manufacture and marketing of cardiovascular surgery devices.  In April 2005, the Company elected to discontinue the sale of mechanical heart valves which had been the Company’s primary business and its sole source of revenues (see Note 4).  The Company’s operations are now primarily focused on the development of a technology platform for cardiac tissue ablation and the potential treatment of atrial fibrillation using a laser device.

The Company’s financial statements for the year ended April 30, 2005, have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.  The Company has sustained losses and negative cash flows from operations in recent years and expects these conditions to continue for the foreseeable future.  At April 30, 2005, the Company had an accumulated deficit of $42,406,957.  Although the Company recently raised funds through the sale of convertible preferred stock (see Note 9), the level of cash required for operations during fiscal year 2006 is difficult to predict, and management anticipates that development of its new products will require additional capital.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management intends to seek additional debt or equity financing as it continues development of new products.  However, the Company may not be able to obtain such financing on acceptable terms or at all.  If the Company is unable to obtain such additional financing, it will be required to significantly revise its business plans and drastically reduce operating expenditures such that it may not be able to develop or enhance its products, gain market share in the United States of America or respond to competitive pressures or unanticipated requirements, which could seriously harm its business, financial position and results of operations.

The Company is subject to risks and uncertainties common to medical technology-based companies, including rapid technological change, new product development and acceptance, actions of competitors and regulators, dependence on key personnel and market penetration.

2.             Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, trade accounts receivable, short and long term debt (including lease obligations), accounts payable and putable warrants for which the carrying amounts approximate fair value.  The interest rates currently available to the Company approximate current rates for debt agreements with similar terms and average maturities.

Cash and Cash Equivalents

Cash and cash equivalents consist of checking accounts and a money market account, all of which are held in three depository institutions.  The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.  The carrying value of cash equivalents approximates fair value because of the short maturity of these instruments.  Deposits in these institutions may exceed the amount of federal insurance provided on such deposits.

Inventories

Inventories consist of various mechanical heart valves that are stated at the lower of cost or market, with cost determined utilizing standard costs, which approximate the first-in, first-out method of inventory valuation.  All inventories are reported as current assets of discontinued operations.

Property, Plant and Equipment

Property, plant and equipment is stated at cost.  Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets.  The building is depreciated over a 30-year life.  Machinery and equipment, furniture and fixtures, tooling and software are depreciated over their 18 months to five-year lives.  Equipment held for sale is carried at the lower of its cost or estimated market value.  The Company ceases depreciation of equipment held for sale upon determination that such equipment will no longer be used in operations.  Maintenance and repairs are charged to current operations when incurred.  The cost and related accumulated depreciation or amortization of assets disposed of are removed from the related accounts and any resulting gains or losses are included in the statement of operations.

Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used, including but not limited to, capital assets, when events and circumstances warrant such a review.  The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value.  In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset.  No losses from impairment have been recognized in the financial statements.

Revenue Recognition

The Company recognizes revenue using guidance from SEC Staff Accounting Bulletin No. 104 “Revenue Recognition in Financial Statements.”  Revenue from the sale of its products is recognized provided that the Company has received a written order, the price is fixed, title has transferred, collection of the resulting receivable is probable and there are no remaining obligations.  Transfer of title occurs for substantially all international sales upon shipment.  The Company’s products are not subject to any customer acceptance process.  There are no rights of return unless the product does not perform according to specifications.  In periods prior to fiscal year 2005, marketing support was paid to distributors in some markets.  Such payments are reported as a reduction in revenues in accordance with EITF 01-9.  All revenues and related customer accounts receivable are reported as part of discontinued operations.

Research and Development

Research and development costs are expensed as incurred.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and its interpretations and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.”

The Company has adopted the disclosure provisions of SFAS No. 123 for employee stock-based compensation.  For purposes of the pro forma disclosures below, the estimated fair value of the options is amortized to expense over the options’ vesting period.  Had compensation cost for the Company’s stock options been recognized based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company’s net loss would have been adjusted to the pro forma amounts indicated in the following table:

	For the Years Ended April 30,
	2004	2005
Net loss reported	$(6,238,990)	$(19,094,872)
Less: Pro forma stock based employee compensation cost	(364,946)	(554,463)

Net loss - pro forma	(6,603,936)	(19,649,335)

Net loss per common share – basic and diluted
As reported	(.78)	$(1.79)
Pro forma	$(.83)	$(1.84)

Income Taxes

Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized.  Income tax expense or benefit is the tax payable or refundable for the year and the change during the year in deferred tax assets and liabilities.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and items defined as other comprehensive income (loss).  Items defined as other comprehensive income (loss) include items such as foreign currency translation adjustments and unrealized gains and losses on certain marketable securities.  For the years ended April 30, 2004 and 2005, there were no adjustments to net loss to arrive at comprehensive loss.

Concentration of Credit Risk

At April 30, 2004 and 2005, approximately 37.9 percent and 35.7 percent, respectively, of the Company’s accounts receivable were due from one distributor at each respective fiscal year end.  Once the decision was made to cease shipping heart valves (see Note 4), the Company required its customers to either prepay or obtain an irrevocable letter of credit equal to the value of their order.  The Company maintains an allowance for doubtful accounts based upon its historical experience and the expected collectibility of all accounts receivable.

Net Income (Loss) Per Share

Basic net income (loss) per common share is computed using net income (loss) and the weighted-average number of shares of common stock outstanding.  Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.  Diluted net loss per common share does not differ from basic net loss per common share in the years ended April 30, 2004 and 2005 since 4,300,940 and 7,492,905, respectively, of potential dilutive shares of common stock from the exercise of stock options and warrants, were excluded from the computation because the effect of including them in the loss per share computation would have been anti-dilutive.

Recent Accounting Developments

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” which revises SFAS No. 123 and supersedes APB Opinion No. 25.  Among other items, SFAS No. 123R eliminates the use of the intrinsic value method of accounting, and requires companies to recognize compensation cost for share-based payment awards with employees, based on the grant date fair value of those awards, in the financial statements.  The Company is required to adopt the provisions of this standard effective May 1, 2006.  The Company has not yet determined which of the adoption methods prescribed by SFAS No. 123R it will elect, nor has it determined the impact of adopting this statement.  In March 2005, the SEC issued SAB No. 107, “TOPIC 14: Share-Based Payment,” which addresses the interaction between SFAS No. 123R and certain SEC rules and regulations and provides views regarding the valuation of share-based payment arrangements for public companies.  This bulletin is effective immediately.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs – an amendment of ARB No. 43, Chapter 4.”  This statement clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory be based on normal capacity of the production facilities.  The Company is required to adopt the provisions of this standard effective May 1, 2006.  The Company has not yet determined the impact of adopting this statement.

3.             Property, Plant and Equipment, Net

Property, plant and equipment, excluding property and equipment of discontinued operations, were as follows at April 30:

Property, Plant and Equipment, Net	2004	2005
Land	$182,000	$182,000
Building	1,251,601	1,251,601
Machinery and equipment	1,378,959	1,579,829
Furniture and fixtures	229,814	245,955
Tooling	116,363	116,363
Software	147,332	151,892
	3,306,069	3,527,640

Accumulated depreciation and amortization	(2,384,624)	(2,699,849)
	$921,445	$827,791

4.             Discontinued Operations

On November 17, 2004, the Company’s board of directors voted to authorize management to cease production of heart valves but to continue marketing the valves while exploring the merits of possible strategic alternatives for the heart valve business, including, but not limited to, a joint venture with another party or the sale of the business.  Following exploration of a number of alternatives, management concluded during April 2005 that an orderly winding up of the valve business was the Company’s best alternative.  On April 6, 2005, the Company’s board authorized management to discontinue sales of heart valves effective April 30, 2005, and to seek a buyer for the related production equipment.

As a result of the Company’s discontinuance of the heart valve business, the Company made a determination during the fourth quarter of fiscal year 2005 that the remaining assets of the heart valve operations should be considered “held for sale” pursuant to SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”  (SFAS No. 144)  Pursuant to SFAS No. 144, the Company ceased depreciation of property and equipment held for sale and evaluated whether any of the long-lived assets of the discontinued heart valve business were impaired.  Based upon the estimated selling prices of these assets, management concluded that the carrying value of these assets is not impaired.  As of April 30, 2005 and 2004, the carrying value of the remaining net assets of the heart valve business is reported as assets of discontinued operations on the Company’s balance sheet.  In connection with this decision to discontinue the sale of heart valves, the Company reduced the carrying value of certain excess inventories, resulting in a provision recorded during the fourth quarter of fiscal year 2005 of $1,306,215.  This provision was included in the 2005 loss from discontinued operations.

Valve business revenue and loss before income taxes included in discontinued operations are as follows:

	For the Years Ended April 30,
	2004	2005
Revenues	$3,410,975	$2,304,897

Income (Loss) Before Income Taxes	$(790,424)	$(1,023,349)

The carrying amounts and major classes of the assets and liabilities, which are presented as assets and liabilities of discontinued operations on the accompanying balance sheet as of April 30, 2005, are as follows:

	April 30
	2004	2005
ASSETS
Accounts receivable, net of allowance of $102,869 and $196,521 in 2004 and 2005, respectively	$1,495,401	$557,291

Inventories	$2,518,698	$228,665

Prepaid expenses	50,156	89,692

Other assets	1,140	—

Total current assets of discontinued operations	$4,065,395	$875,648

Property, plant and equipment, net	$214,173	$188,145

Other long-term assets	—	179,654

Total non-current assets of discontinued operations	$214,173	$367,799

LIABILITIES

Accounts payable	$1,323,015	$192,295
Accrued expenses	40,257	10,300
Total current liabilities of discontinued operations	$1,363,272	$202,595

Net assets of discontinued operations	$2,916,296	$1,040,852

5.             Debt with Related Parties, Note Payable and Convertible Bridge Notes

Debt with Related Parties:

In January 2003, the Company established a discretionary line of credit with PKM Properties, LLC (PKM), an entity controlled by Paul K. Miller.  Mr. Miller serves on the Company’s Board of Directors and is its largest shareholder.  This line of credit was initially scheduled to mature on April 17, 2003.  On April 15, 2003, the maturity date was extended to September 17, 2003.  As of April 30, 2004, the Company had borrowed $943,333 under the line of credit.  In addition, the Company incurred direct financing costs of $67,828, which were amortized to interest expense over the original three-month term of the line of credit.  The Company issued PKM a second mortgage on the Company’s real estate and a security interest in all remaining assets of the Company.  In October 2003, the Company amended the discretionary line of credit with PKM originally established in January 2003 to extend the maturity date to May 27, 2004, and to increase the interest rate to a fixed rate of 10 percent.  Additionally, on February 3, 2004, the maturity date of the line of credit was extended to June 30, 2005.  In connection with the original line of credit, the Company issued a warrant to PKM with a five-year term to purchase 350,000 shares of the Company’s common stock at an exercise price of $0.596 per share.  The fair value of the warrants of $128,995 was amortized to interest expense over the original three-month term of the line of credit.  As a result of anti-dilution adjustments through April 30, 2005, this warrant is exercisable for 409,020 shares at $0.51 per share.  This debt was converted to preferred stock on April 1, 2005 (see Note 9).

On July 8, 2003, the Company entered into a $1.0 million term debt agreement with PKM.  Pursuant to the agreement, the Company borrowed $764,728 during the first quarter of fiscal year 2003 and borrowed the final draw of $235,272 on August 20, 2003.  The debt, which was collateralized by substantially all of the Company’s assets, bore interest at a rate of 10 percent per year, with an original maturity date of May 27, 2004.  In connection with the first quarter borrowings, the Company issued a warrant to PKM with a ten-year term for the purchase of 320,178 shares of the Company’s common stock at an exercise price of $0.70 per share.  The Company also issued a warrant to purchase an additional 60,179 shares of the Company’s common stock on the same terms in conjunction with the final draw on August 20, 2003.  As a result of anti-dilution adjustments through April 30, 2005, these warrants are exercisable for an aggregate of 502,358 shares at $0.53 per share.  In connection with this financing, on July 8, 2003, the Company agreed to extend the term of 700,000 previously issued warrants from five years to ten years.  The allocated fair value of the warrants issued prior to July 31, 2003, and the incremental value of the existing warrants was $383,361, which was reported as a discount of the term debt.  This discount, which was presented as a reduction of the carrying value of the debt on the balance sheet, was being amortized as interest expense over the eleven-month term of the debt.  In addition, the Company incurred direct and incremental costs of $65,000 in completing the debt arrangement, which were included in deferred financing costs and were being amortized as interest expense over the original eleven-month term of the debt.  On February 3, 2004, the maturity date of the term debt was extended to June 30, 2005.  In connection with the extension, the Company issued a warrant to PKM with a ten-year term for the purchase of 330,933 shares of the Company’s common stock at an exercise price of $2.00 per share.  The fair value of the warrants issued was $598,179.  As a result of anti-dilution adjustments through April 30, 2005, this warrant is exercisable for 987,860 shares at $0.67 per share.  This debt was converted to preferred stock on April 1, 2005 (see Note 9).

In November 2003, the Company amended the one-year $1.0 million term debt agreement with PKM, initiated on July 8, 2003, to provide for an additional $500,000 of borrowings with the same terms as the July 8, 2003 financing and extended the term of the loan to June 30, 2005.  The Company issued, as additional consideration, a ten-year warrant to purchase up to 77,381 shares of common stock at an exercise price of $1.68 per share with terms and conditions that include weighted-average anti-dilution rights.  As a result of anti-dilution adjustments through April 30, 2005, this warrant is exercisable for 203,125 shares at $0.64 per share.  The allocated fair value of the newly-issued warrant was $63,365 and was accounted for as a discount on the borrowings under the term debt.  This discount was amortized as interest expense over the remaining term of the debt.  As of April 30, 2004, the discount was fully amortized.  This debt was converted to preferred stock on April 1, 2005 (see Note 9).

On July 8, 2003, the Company also entered into a $1.0 million term debt agreement with Peter L. Hauser (“Hauser”), a principal shareholder.  The Company borrowed $1.0 million under this bridge financing during the quarter ended July 31, 2003.  The debt, which was collateralized by substantially all of the Company’s assets pursuant to an intercreditor agreement with PKM, bore interest at a rate of 10 percent per year and had a maturity date of June 30, 2004.  In connection with the term debt, the Company also issued a warrant with a ten-year term to purchase up to 380,357 shares of the Company’s common stock at an exercise price of $0.70 per share.  As a result of anti-dilution adjustments through April 30, 2005, this warrant is exercisable for 502,358 shares at $0.53 per share.  The allocated fair value of the warrant was $281,706 and was accounted for as a discount on the borrowings under the term debt.  This discount, which was presented as a reduction of the carrying value of the debt on the balance sheet was being amortized as interest expense over the original twelve-month term of the debt.  In addition, the Company incurred direct and incremental costs of $71,772 in completing the debt arrangement, which were included in deferred financing costs and were being amortized as interest expenses over the original twelve-month term of the debt. On February 3, 2004, the maturity date of the term debt was extended to June 30, 2005.  In connection with the extension, the Company issued a warrant to Hauser with a ten-year term for the purchase of 136,000 shares of the Company’s common stock at an exercise price of $2.00 per share.  The fair value of the warrants issued was $245,845.  As a result of anti-dilution adjustments through April 30, 2005, this warrant is exercisable for 405,970 shares at $0.67 per share.  This debt was converted to preferred stock on April 1, 2005 (see Note 9).

The extensions of the maturity dates of the term debt issued to PKM and Hauser as described above were accounted for as an extinguishment of debt in accordance with EITF 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments.”  Accordingly, unamortized discounts aggregating $391,789 and the fair value of the warrants issued in connection with the maturity date extensions, amounting to $844,024, were included in the Company’s determination of the debt extinguishment loss recorded in the fourth quarter of fiscal year 2004.  The $1,235,813 aggregate loss from these transactions, accounted for as an extinguishment of debt, is included in other expenses, net in the statement of operations for the year ended April 30, 2004.

On November 17, 2004, the Company entered into a discretionary credit agreement (the “October 2004 Discretionary Credit Agreement”) with PKM, covering advances by PKM of up to $500,000.  The October 2004 Discretionary Credit Agreement had a maturity date of February 28, 2005, that was subsequently extended to June 30, 2005.  It required the payment of interest at a rate of 10 percent per year, and it also contained various representations and loan covenants as are customary in banking and finance transactions.  The Company issued a credit note to PKM to evidence such indebtedness.

In connection with the October 2004 Discretionary Credit Agreement, the Company entered into an intellectual property security agreement with PKM pursuant to which PKM was granted a security interest in all of the Company’s intellectual property.  The Company and its creditors agreed to an amendment to the first amended and restated subordination and inter-creditor agreement by and between PKM and Hauser.  Pursuant to this agreement, proceeds borrowed under the October 2004 Discretionary Credit Agreement were deemed “senior debt.”  Further, PKM, pursuant to a waiver agreement, waived past defaults under the January 2003 Discretionary Credit Agreement and the November 2003 Credit Agreement.  These defaults involved the late payments of interest and failure to send periodic financial statements.  As additional consideration for the October 2004 Discretionary Credit Agreement, the Company issued to PKM a warrant with a ten-year term to purchase 34,014 shares of the Company common stock at a per share exercise price of $1.47.  The warrant contains anti-dilution provisions.  The allocated fair value of the newly issued warrant was $42,986 and was accounted for as a discount on the borrowings.  This discount, which was presented as a reduction of the carrying value of the debt on the balance sheet was amortized as interest expense over the original four-month term of the debt.

On March 3, 2005, the Company entered into a February 2005 Credit Agreement (the “Agreement”) with PKM.  The Agreement provided for a $500,000 discretionary credit facility under which PKM made available to the Company up to $500,000 in the form of loans bearing interest at 10% per year.  Principal and interest were due on the amounts borrowed no later than June 16, 2005.  This debt and the other amounts the Company had borrowed from PKM were collateralized by substantially all of the Company’s assets.  A February 2005 Discretionary Credit Note (“Note”) reflected this indebtedness.  On March 3, 2005, in consideration of the foregoing financing, the Company issued to PKM a ten-year warrant for the purchase of 750,000 shares of the Company’s common stock with an exercise price of $0.50 per share.  The allocated fair value of the warrant was $589,321 and was accounted for as a discount on the borrowings.  This discount, which was presented as a reduction of the carrying value of the debt on the balance sheet, was fully amortized as interest expense during fiscal year 2005.  The Company repaid this note in April 2005.

Note Payable:

In November 2003, the Company also entered into a loan agreement and borrowed $500,000 from Draft Co. (“Draft”), pursuant to a note that matured on June 30, 2004, which bore interest at an annual rate of 10 percent.  Pursuant to an amended intercreditor agreement among PKM, Hauser, and Draft, the loan was collateralized by substantially all of the Company’s assets.  The Company issued the lender warrants to purchase up to 90,909 shares of common stock at an exercise price of $1.43 per share with other terms comparable to the warrants issued to PKM as described above.  As a result of anti-dilution adjustments through April 30, 2005, this warrant is exercisable for 209,677 shares at $0.62 per share.  The allocated fair value of the warrants was $100,056 and was accounted for as a discount on the borrowings under the term debt.  This discount, which was presented as a reduction of the carrying value of the debt on the balance sheet, was amortized as interest expense over the seven-month term of the debt.  In addition, the Company incurred direct and incremental costs of $31,850 in completing the debt arrangement, which are included in deferred financing costs and are being amortized as interest expenses over the term of the debt.  The Company repaid this note in June 2004.

The Company determined the fair value of all warrants described above using the Black Scholes option pricing model and the volatility and dividend yield assumptions identified in Note 9 and using a risk-free interest rate commensurate with the term of the applicable warrant.

Convertible Bridge Notes:

In December 2004 and January 2005, the Company issued convertible bridge notes totaling $425,000.  The notes, which were due on May 31, 2005, bore interest at the rate of 10 percent per year and were convertible into securities to be issued in the Company’s next equity financing, if any.  Within 10 days of the consummation of the Company’s next equity financing each note holder was required to elect one of the following two alternatives: (1) convert the entire unpaid principal and all accrued but unpaid interest under the note into equity securities sold by the Company in its next equity financing (“Next Shares”) at a price per share equal to 80 percent of the issuance price of the Next Shares, and retain the warrants issued in connection with the convertible bridge notes, or (2) surrender the note and the warrants issued in connection with the bridge notes to the Company in exchange for the issuance of a number of Next Shares and any accompanying warrants issuable in connection with the Next Shares, equal to the amount of such securities that could be purchased using the entire unpaid principal and all accrued but unpaid interest under the note.

In April 2005, these notes were converted in connection with the preferred stock financing described in Note 9, at 100 percent of the issuance price of such securities.  In consideration of converting at 100 percent rather than 80 percent of the issuance price of the preferred stock, the note holders were permitted to retain the warrants issued to them in connection with the convertible bridge financing.

Because the convertible bridge notes provided a contingent conversion option to the note holders which resulted in a beneficial conversion price when converted, the Company recorded an interest charge of $68,000 upon conversion of these notes in April 2005.

In connection with issuance of the convertible bridge notes, the Company issued to the note holders warrants to purchase up to an aggregate of 85,000 shares of common stock.  The warrants, which have a five-year terms, are exercisable at a price per share equal to the per share or per unit price of equity securities sold in the Company’s next offering.  However, such exercise price could not exceed $1.49 per share.  The warrants contain anti-dilution provisions.  The allocated fair value of the newly issued warrants was $79,030 and was accounted for as a discount on the borrowings.  This discount, which was initially presented as a reduction of the carrying value of the debt, was amortized as interest expense through the April 2005 conversion date of the notes.

6.             Related Party Lease Obligation

On April 4, 2003, the Company sold its corporate headquarters and manufacturing facility and surrounding land in Inver Grove Heights, Minnesota, to PKM (see Note 5 regarding the Company’s relationship with PKM).

In connection with the transaction, the Company received total consideration of $3.84 million consisting of (1) $1.0 million in cash, (ii) PKM’s assumption of the Company’s $2.5 million outstanding indebtedness to Associated Bank, and (iii) PKM’s assumption of the Company’s promissory note with Dakota Electric Association and land special assessments payable to Dakota County aggregating $336,105.  Also in connection with the transaction, the Company issued to PKM a five-year warrant for the purchase of 350,000 shares of the Company’s common stock at an exercise price of $0.625 per share.  As a result of anti-dilution adjustments through April 30, 2005, this warrant is exercisable for 420,673 shares at $0.52 per share.  These warrants had an allocated fair value of $89,602.  The Company determined the fair value of the warrants using the Black Scholes option pricing model.

Simultaneous with the sale of the facility, the Company entered into a lease with PKM to lease back the facility and a portion of the land.  The lease has a ten-year initial term with options for the

Company to extend the lease up to ten additional years.  Under certain conditions, the Company also has an option to purchase the building at the end of the initial ten-year term at the fair value at that time.

Due to the Company’s continued involvement with the property including the ability to buy back the property at a future date, the transaction is accounted for as a financing of the property sold and leased back.  Accordingly, the net book value of the facility and land sold to PKM with a net book value of $707,015 (gross value of $1,433,601 net of accumulated depreciation of $726,586) continues to be presented as part of the Company’s property, plant and equipment balance (see Note 3).  The related party lease obligation of $3,455,420 represents the minimum amounts due PKM for the initial ten year term discounted at 4.4 percent and additional payments to be paid to PKM for the Dakota Electric Association and Dakota County obligations assumed by PKM.

Scheduled maturities of the related party lease obligation are as follows:

Year Ending April 30,	Amount
2006	311,155
2007	324,183
2008	334,784
2009	366,198
2010	350,783
Thereafter	1,449,029
$3,136,132

7.             Leases

Operating Leases

The Company leased certain manufacturing equipment under various operating lease agreements, which expired at various dates in fiscal year 2004.  At the end of the lease terms, the Company exercised its option to return the equipment.

Rental expense under operating leases was $6,502 and $0 in fiscal years 2004 and 2005, respectively.

8.             Income Taxes

The components of deferred income taxes at April 30, 2004 and 2005, are as follows:

	2004	2005

Federal net operating loss carryforwards	$7,022,085	$9,955,309
Research and experimentation credit carryforwards	466,533	466,533
State net operating loss carryforwards	300,032	498,170
Other carryforwards	12,696	11,937
Inventories	96,045	47,418
Allowance for uncollectible accounts	37,033	70,748
Property, plant and equipment	(289,293)	(263,771)
Accrued expenses and other	14,609	(7,409)

Net deferred tax assets	7,659,740	10,778,935

	2004	2005

Valuation allowance	(7,659,740)	(10,778,935)

Net deferred tax asset	$—	$—

The Company has established valuation allowances to fully offset tax assets due to uncertainty about the Company’s ability to generate the future taxable income necessary to realize these deferred tax assets, particularly in light of the Company’s history of significant operating losses.  In addition, future utilization of available net operating loss carryforwards may be limited under Internal Revenue Code Section 382 as a result of changes in ownership that have or may result from the issuance of common stock, convertible preferred stock or common stock options and warrants.

The Company’s federal net operating loss carryforwards of approximately $27,653,656 and state net operating loss carryforwards of $7,699,685 expire in various fiscal years from 2020 through 2025.  Available research and experimentation credit carryforwards at April 30, 2005, represent federal and state amounts of $466,533, with expiration dates in fiscal years 2016 through 2021.

9.             Shareholders’ Equity (Deficit)

Common Stock

On November 27, 2001, the Company closed on its initial public offering.  In connection with the initial public offering, the Company issued 1,500,000 units at a price of $4.50 per unit for gross proceeds of $6,750,000.  After offering costs, the Company received net proceeds of $5,396,485.  Each unit consisted of one share of common stock and one redeemable Class A Warrant.  Each Class A Warrant became exercisable and separable from the common stock on May 20, 2003.  The holder of each Class A Warrant was entitled to purchase, at any time until November 20, 2004, one share of common stock at an exercise price of $6.50 per share, subject to customary anti-dilution adjustments.  The Company could redeem the Class A Warrants for $0.01 per warrant at any time, upon ten business days’ written notice, if the closing price of the Company’s common stock or units exceeded $8.50, subject to customary anti-dilution adjustments, for any ten consecutive trading days before such notice.  The Company did not redeem any of these warrants prior to their expiration in November 2004.

During the fourth quarter of fiscal year 2004 and the first quarter of fiscal year 2005, the Company closed on the private sale of 2,730,763 units for $1.47 per unit.  Each unit consisted of one share of common stock and one five-year warrant to purchase a common share for $1.60 per share.  Proceeds from the offering, net of offering costs of $455,190, were $3,559,032.  In addition to cash commissions included in the offering costs, the Company issued to the private placement agent and finder five-year warrants to purchase an aggregate of 218,461 units at $1.8375 per unit.  As a result of anti-dilution adjustments through April 30, 2005, these warrants are exercisable for 599,137 units at $0.67 per unit.

During the fiscal year ended April 30, 2005, the Company issued 112,500 shares of common stock to consultants for services.  The fair value of these shares was expensed and is included in operating expenses for the fiscal year ended April 30, 2005.

During the year ended April 30, 2004, the Company issued 55,522 shares of common stock to various consultants in exchange for services.  The fair value of these shares was expensed and is included in operating expenses for the year ended April 30, 2004.

Preferred Stock

On April 1, 2005, under the terms of a Securities Purchase Agreement with accredited investors, the Company issued 18,035 shares of 5% Series A Convertible Preferred Stock to such investors, warrants for the purchase of 27,052,500 shares of common stock to such investors, and warrants for the purchase in the aggregate of 1,635,960 shares of common stock to the placement agent and finder.  Each share of preferred stock is convertible into the number of shares of common stock equal to the $1,000 stated value divided by $0.50, subject to anti-dilution adjustments.  As a result, the 18,035 preferred shares sold may be converted into 36,070,000 shares of common stock, subject to anti-dilution adjustments.

The preferred stock, which is non-voting, has a stated value of $1,000 and accrues cumulative dividends at a rate of 5% of this stated value annually.  Dividends are payable quarterly but may, at the option of the Company be added to the stated value rather than paid in cash, if certain conditions are met.  The preferred stock, including any accrued dividends, are convertible, at the option of the holders, into shares of common stock at a conversion price of $0.50 per share.  In certain circumstances, the Company may have the option to require the preferred stockholders to convert their shares into common stock.  In the event of a fundamental transaction, as defined, the preferred shareholders have the right to require the Company to redeem the preferred shares at their stated value, including any accrued but unpaid dividends.  In the event of certain defaults, the preferred shareholders have the right to require the Company to redeem the preferred shares at 110% their stated value, including any accrued but unpaid dividends.  As a result of these redemption provisions, the carrying value of these preferred shares is considered to be redeemable and is reported as a “mezzanine” instrument on the Company’s balance sheet beginning on April 30, 2005.  The aggregate liquidation value of these redeemable preferred shares at April 30, 2005 is $18,109,116.  However, the carrying value of this redeemable preferred stock at April 30, 2005 is zero, net of a discount associated with the warrants issued to the shareholders, the placement agent and the finder, as described below.

In connection with the preferred stock sale, the Company issued the preferred stock purchasers warrants for the purchase of 27,052,500 shares of common stock at $0.50 per share, and the Company also issued warrants for the purchase of 1,635,960 common shares at $0.50 per share to the preferred stock placement agent and finder.  These warrants have a term of five years.  The Company is required to register the common shares underlying the preferred stock conversion option and the purchaser warrants.  If the Company does not meet certain registration deadlines, the preferred stockholders will be entitled to liquidated damages, as defined.  In the event of a fundamental transaction, as defined, the warrants issued to the preferred shareholders, the placement agent and the finder, all provide the warrant holders with the right to put the warrants to the Company for cash in an amount equal to the fair value of the warrants, as determined using the Black Scholes option pricing model.  As a result of this put right, the warrants are reported at their fair value as a liability on the Company’s balance sheet beginning on April 30, 2005 and future changes in the fair value of the warrant will result in charges or benefits to the Company’s results of operations.  The fair value of these warrants upon closing of the preferred stock sale was $22,271,047.  Because the fair value of these warrants at April 30, 2005 exceeded the proceeds received in the preferred stock and warrant issuances, the excess of the fair value of the warrants over the proceeds received (including the converted debt) has been recognized as other expense of approximately $4,266,047 upon closing.  In prior periods, this charge was reported as interest expense, but has been reclassified to other expense in these financial statements, consistent with guidance regarding the presentation of derivatives, as set forth in the December 1, 2005, Current Accounting and Disclosure Issues in the Division of Corporation Finance of the Securities and Exchange Commission.  During the period between closing and April 30, 2005, the fair value of these warrants increased to approximately $27,992,609.  The Company has reported this $5,721,562 increase in fair value as other expense in the fourth quarter of fiscal year 2005.

The Company obtained gross cash proceeds of $13,603,000 at the closing (net of $30,000 in legal fees which were withheld by the lead investor).  The Company also converted $4,402,000 of indebtedness into the above-referenced securities.  The Company incurred cash offering costs of $817,980, including agent commissions, a finder’s fee and out-of-pocket expense reimbursements to certain third parties.  The Company also paid legal and administrative expenses of $18,086 incurred by PKM in this transaction.

Stock Options

The Company’s shareholders have authorized the issuance of stock options for the aggregate purchase of 3,004,474 shares of common stock under various plans covering certain employees, members of the Board of Directors and certain independent contractors approved by the Board of Directors.  Options are typically granted at prices not less than fair market value at the date of grant.  Options generally become exercisable between one to three years after grant date and have a maximum term of three to ten years depending on the plan.

The following is a summary of stock option activity with respect to the Company’s various plans as well as option grants made outside the Company’s plans (described below), and includes option activity for employees, directors and non-employees:

		Weighted
		Average
		Exercise Price
	Options	Per Share

Outstanding, April 30, 2003	1,085,940	$3.46

Granted	260,127	1.28
Expired	(94,340)	5.00

Outstanding, April 30, 2004	1,251,727	$2.65

Granted	7,688,091	0.96
Exercised	6,250	0.44
Expired	684,400	3.61

Outstanding, April 30, 2005	8,249,168	1.00

On April 1, 2005, the Company awarded (1) a non-qualified stock option for the purchase of 3,440,348 shares of common stock to the Company’s President and Chief Executive Officer, (2) a non-qualified stock option for the purchase of 1,290,131 shares of common stock to the Company’s Vice President, Finance and Chief Financial Officer, and (3) non-qualified stock options for the purchase of an aggregate of 1,935,196 shares of common stock to other key employees.  The foregoing options were issued outside the Company’s stock option plans.  Such options vest to the extent of 25 percent per year, commencing on the first anniversary of the date of grant.  They are exercisable at $0.89 per share, which was the closing price of the Company’s common stock on the OTC Bulletin Board on April 1, 2005.  These options expire on April 1, 2012.

On March 21, 2005, the Company granted a stock option for the purchase of 100,000 shares of common stock to two of the Company’s directors for their services as directors.  The foregoing options were issued outside the Company’s stock option plans.  The options were 100 percent vested at the date of the grant, and they are exercisable at $1.00 per share, which was the closing price of the Company’s common stock on the OTC Bulletin Board on March 21, 2005.  These options expire on March 21, 2015.

At April 30, 2004 and 2005, 944,768 and 970,931 options, respectively, were available for grant under the Company’s stock option plans.  On August 9, 2001, the Company’s shareholders approved the 2001 Equity Incentive Plan (2001 Plan) and reserved 500,000 shares of common stock for issuance upon exercise of stock options to be granted under the 2001 Plan to employees, officers, consultants, advisors, employee and non-employee directors and employees of certain related entities.  The number of shares reserved for issuance under the 2001 Plan increases on January 1 of each year by the greater of 50,000 shares or 3.5 percent of the outstanding shares of the Company’s common stock on such date, unless the Board of Directors sets the increase at a lower number of shares.  On January 1, 2005 and 2004, the number of shares available under the 2001 Plan increased by 375,579 shares and 279,827 shares, respectively, pursuant to the foregoing provision.

The following table summarizes information about stock options outstanding and exercisable at April 30, 2005:

	Options Outstanding			Options Exercisable
Range of Executive Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.30 – $1.76	7,700,684	9.20	$0.93	460,243	$1.22
$2.16 – $5.00	548,484	4.34	$2.16	496,956	$1.43
	8,249,168			957,199

During the years ended April 30, 2004 and 2005, the Company issued four and ten-year options to purchase an aggregate of 167,643 and 161,950 shares of the Company’s common stock at exercise prices ranging from $0.30 to $1.68 and $1.67 to $2.00 per share, respectively, to certain non-employees who provided technical advisory services to the Company.  The aggregate fair value of the options using the Black-Scholes valuation model was $189,312 and $247,796 and was expensed in fiscal years 2004 and 2005.  The following assumptions were used to value the options for the years ended April 30, 2004 and 2005:

	2004	2005

Dividend yield rate	0 percent	0 percent
Risk free interest rate	3.80 to 4.01 percent	3.32 to 4.27 percent
Expected life	4 to 10 years	4 to 10 years
Volatility	118 percent	125 percent

Stock Warrants

At April 30, 2004 and 2005, the Company had outstanding and exercisable warrants to purchase 6,241,178 and 38,282,185 shares, respectively, of the Company’s common stock at prices ranging from $0.50 to $6.75 per share.  The warrants expire at various dates through March 3, 2015.  At April 30, 2004 and 2005, the weighted average remaining contractual life of the warrants was 4.77 and 9.02 years and the weighted average exercise price of the warrants was $3.27 and $0.71, respectively.

As discussed above under “Common Stock” during the fourth quarter of fiscal year 2004, the Company issued warrants to purchase 1,189,863 shares of common stock to investors and issued warrants to purchase 190,378 units to an agent and finder involved in the Company’s private placement.

As discussed above under “Preferred Stock” during the fourth quarter of fiscal year 2005, the Company issued warrants to purchase 27,052,500 shares of common stock to investors and issued warrants to purchase 1,635,960 shares to an agent and finder involved in the Company’s private placement.

As discussed in Notes 5 and 6, the Company issued to certain lenders and a lessor, warrants to purchase 700,000 common shares during the year ended April 30, 2004 and warrants to purchase 2,409,914 common shares during the year ended April 30, 2005.  In addition, warrants to purchase 314,544 common shares were issued to agents or finders in fiscal year 2005.

As discussed in Note 10, during the year ended April 30, 2004, the Company issued a seven-year warrant to purchase 25,000 shares of common stock in connection with a technology purchase agreement and during the year ended April 30, 2005, the Company issued a seven-year warrant to purchase 25,000 shares of common stock for the achievement of a milestone under such purchase agreement.

As discussed in Note 5, several warrants issued contain anti-dilution features.  Due to these features, holders of the outstanding warrants became eligible to purchase an additional 2,353,089 common shares during fiscal year 2005.

10.           Atrial Fibrillation Technology Purchase Agreement

In August 2003, the Company entered into a technology purchase agreement with LightWave and its principals relating to the acquisition of LightWave’s interests in technology consisting of a catheter/probe containing elements of optical fiber, coolant passages and other features for the purpose of delivering laser energy to the epicardial surface of the heart for cardiac tissue ablation and the potential treatment of atrial fibrillation.  The Company paid LightWave an initial standstill payment consisting of 15,000 shares of the Company’s common stock, $10,000 upon closing and an additional $30,000 to LightWave in installments in 2004 and 2005.  The Company will be obligated to pay $125,000 to LightWave within 45 days after the first commercial sale of the Company’s product in the United States or Europe to two or more parties and $385,000 within 45 days following the Company’s achievement of $1,500,000 of cumulative gross sales of disposable products.  In addition, during fiscal year 2004, the Company issued to LightWave a warrant for the purchase of 25,000 shares of common stock at closing and, during fiscal year 2005, a warrant for the purchase of 25,000 shares of common stock upon receiving FDA 510(k) clearance.  In addition, the Company is obligated to issue a warrant for the purchase of 25,000 shares of common stock upon a receipt of a U.S. utility patent covering the product and a warrant for the purchase of 25,000 shares of common stock upon the first commercial sale of the product.

Following the first commercial sale, the Company has agreed to pay LightWave payments equal to 6 percent of net sales of the LightWave product in countries in which the Company obtains patent protection and 4 percent of net sales of the LightWave product in territories in which there is no patent protection.  Commencing with the second year following the Company’s first commercial sale, the Company has agreed to make minimum annual payments as follows:

Year Following Commercialization	Minimum Annual Payment

2	$50,000
3	$75,000
4	$100,000
5	$200,000
6	$300,000
7	$350,000
8	$350,000
9	$400,000
10	$500,000

The Company is obligated to make such payments for a period of ten years following the first commercial sale.  The Company’s technology purchase agreement with LightWave contains other customary conditions, including mutual indemnification obligations.  LightWave and two of its principals have agreed to certain noncompetition obligations, nondisclosure obligations, certain obligations to assign new developments or inventions relating to the acquired technology to the Company.  The Company has agreed to use its reasonable commercial efforts to commercialize the technology within three years following the acquisition of the technology from LightWave.  If the Company fails in any year to pay minimum annual payments, the Company may be obligated to grant LightWave a nonexclusive right to use the technology acquired from LightWave, or pay LightWave the difference between payments actually made and minimum payments due for a given year.

11.           Research and Development Costs

Research and Development costs principally consist of engineering costs, included as part of engineering and regulatory in the statement of operations, totaled $762,525 and $1,278,709 for the fiscal years ended April 30, 2004 and 2005, respectively.  Research and Development costs relate primarily to product and process development initiatives.

12.           Savings and Retirement Plan

The Company sponsors a 401(k) savings and retirement plan (the Plan) which is available to all eligible employees.  Under the Plan, the Company may make a discretionary contribution to the Plan upon approval by the Company’s Board of Directors.  Employees are fully vested in their own contributions and earnings thereon and become fully vested in the Company’s contributions and earnings thereon after three years of service.  The Company made contributions to the Plan of $19,662 and $18,943 in fiscal years 2004 and 2005, respectively.

13.           Restructuring Charge

In the quarter ended July 31, 2004 (the first quarter of fiscal year 2005), the Company restructured its executive management team, resulting in the termination of two employees, which resulted in a charge of approximately $214,000, to general and administrative expenses.  This charge represented the amount of future severance payments due to these former employees.  During the quarter ended October 31, 2004, the Company terminated an additional five employees in an effort to reduce operating costs.  This restructuring resulted in approximately $46,000 of additional severance costs, which were charged to general and administrative expense.  In the quarter ended January 31, 2005, the Company terminated an additional eleven employees resulting in approximately $48,000 of severance costs charged to general and administrative expense.  The Company expects to pay all amounts due to these former employees by August 2005.  As of April 30, 2005, $24,834 remained accrued but not paid.

Total
Restructuring charges	$308,000
Cash usage	283,166
Balance as of April 30, 2005	$24,834

14.           Product Liability Contingency

In March 2005, the Company became aware that a patient who was utilizing the Company’s heart valve had died.  The Company has not received any claims related to this matter but believes that any such claim would be covered by its existing liability insurance.  Based upon the expectation that insurance will cover the cost of any claims after the Company’s payment of the deductible, the Company does not expect the ultimate resolution of this matter to have a material effect on the Company’s financial position, results of operations or cash flows.

15.           Segment Information

The Company views its operations and manages its business as one segment, the manufacturing and marketing of cardiothoracic surgery devices.  Factors used to identify the Company’s single operating segment include the organizational structure of the Company and the financial information available for evaluation by the chief operating decision maker.  The following table summarizes net sales by geographic area (all of which are reported as part of the loss from discontinued operations):

	For the Years Ended
	April 30,
	2004	2005

Europe	$1,462,385	$1,190,967
South Asia	479,035	51,800
Middle East	463,382	379,280
Far East	48,854	70,511
Other	316,341	221,297
United States	640,978	391,042
Total	$3,410,975	$2,304,897

At April 30, 2004 and 2005, substantially all of the Company’s operations and assets were based in the United States.

MEDICALCV, INC.
Balance Sheets

	April 30,	October 31,
	2005	2005
		(unaudited)
ASSETS
Cash and cash equivalents	$10,637,796	$7,589,391
Prepaid expenses and other assets	199,978	120,566
Current assets of discontinued operations	875,648	44,891
Total current assets	$11,713,422	$7,754,848

Property, plant and equipment, net	827,791	1,005,352
Deferred financing costs, net	58,226	54,587
Other long-term assets	30,798	30,798
Non-current assets of discontinued operations	367,799	367,799
Total assets	$12,998,036	$9,213,384

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Accounts payable	$399,588	$248,992
Current portion of related party lease obligations	311,155	290,303
Accrued expenses	179,095	213,410
Current liabilities of discontinued operations	202,595	10,300
Total current liabilities	$1,092,433	$763,005
Fair value of putable warrants	27,992,609	20,716,507
Related party lease obligations, less current portion	2,824,977	2,729,176
Total liabilities	$31,910,019	$24,208,688

Commitments and contingencies

5% series A redeemable, convertible preferred stock; $.01 par value; stated value $1,000; 19,000 shares authorized; 18,035 and 17,705 shares issued and outstanding as of April 30, 2005 and October 31, 2005, respectively.	—	—

Shareholders’ deficit:
Common stock; $.01 par value; 95,000,000 and 240,000,000 shares authorized as of April 30, 2005 and October 31, 2005 respectively; 10,849,583 and 11,513,333 shares issued and outstanding as of April 30, 2005 and October 31, 2005, respectively	$108,496	$115,133
Preferred stock; $.01 par value; 0 and 9,981,000 shares authorized as of April 30, 2005 and October 31, 2005, respectively; 0 shares issued and outstanding as of April 30, 2005 and October 31, 2005, respectively	—	—
Additional paid-in capital	23,386,478	23,380,500
Accumulated deficit	(42,406,957)	(38,490,937)
Total shareholders’ deficit	(18,911,983)	(14,995,304)
Total liabilities and shareholders’ deficit and shareholders’ deficit	$12,998,036	$9,213,384

The accompanying notes are an integral part of these financial statements.

MEDICALCV, INC.
Statements of Operations
(unaudited)

	Three months ended October 31,		Six months ended October 31,
	2004	2005	2004	2005

Operating expenses, continuing operations:
Sales and marketing	$—	$28,617	$—	$133,834
General and administrative	874,070	721,251	1,742,855	1,484,580
Research and development	—	789,450	—	1,192,675
Engineering and regulatory	385,967	—	698,177	—
Total operating expenses	1,260,037	1,539,318	2,441,032	2,811,089
Loss from operations	(1,260,037)	(1,539,318)	(2,441,032)	(2,811,089)
Other income (expense):
Decrease in warrant liability	—	822,164	—	7,276,102
Interest income	815	77,068	3,655	146,030
Interest expense	(112,354)	(21,043)	(292,774)	(100,079)
Other income (expense)	(2,660)	(4,664)	2,972	(3,604)
Total other income (expense)	(108,879)	873,525	(286,147)	7,318,449

Income (loss) from continuing operations	(1,368,916)	(665,793)	(2,727,179)	4,507,360
Income (loss) from discontinued operations	(1,191,454)	(46,681)	(1,087,847)	(149,650)
Net income (loss)	$(2,560,370)	$(712,474)	$(3,815,026)	$4,357,710

Basic and dilutive income (loss) to common shareholders
Net income (loss)	(2,560,370)	(712,474)	(3,815,026)	4,357,710
Convertible preferred stock dividends	—	(223,058)	—	(441,691)
Net income (loss) to common shareholders	$(2,560,370)	$(935,532)	$(3,815,026)	$3,916,019

Earning (loss) per share - Continuing operations
Basic	$(0.13)	$(0.06)	$(0.26)	$0.40
Diluted	(0.13)	(0.06)	(0.26)	(0.13)

Earning (loss) per share - Discontinued operations
Basic	(0.11)	(0.00)	(0.10)	(0.01)
Diluted	(0.11)	(0.00)	(0.10)	(0.01)

Earnings (loss) per share
Basic	(0.24)	(0.08)	(0.36)	0.35
Diluted	(0.24)	(0.08)	(0.36)	(0.16)

Weighted average shares used
Basic	10,730,833	11,411,811	10,554,969	11,218,116
Diluted	10,730,833	11,411,811	10,554,969	21,241,795

The accompanying notes are an integral part of these financial statements.

MEDICALCV, INC.
Statements of Cash Flows
(unaudited)

	Six months ended October 31,
	2004	2005
Cash flows from operating activities
Net income (loss)	$(3,815,026)	$4,357,710
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	144,067	129,793
Decrease in warrant liability	—	(7,276,102)
Provision for doubtful accounts	117,412	23,935
Provision for inventory obsolescence	1,277,691	—
Stock-based compensation	903	—
Interest and other expense related to issued warrants and amortization of loan origination costs	14,292	—
Changes in assets and liabilities:
Accounts receivable	577,823	—
Inventories	(84,768)	—
Prepaid expenses and other assets	98,850	889,783
Accounts payable	(32,562)	(150,596)
Accrued expenses	45,348	(157,980)
Net cash used in operating activities	(1,655,970)	(2,183,457)

Cash flows from investing activities:
Purchase of property, plant and equipment	(12,169)	(307,264)
Proceeds from the sale of property, plant and equipment	23,123	—
Purchase of other long-term assets	(152,500)	—
Net cash used in investing activities	(141,546)	(307,264)

Cash flows from financing activities:
Payments of term debt	(500,000)	—
Deferred financing costs	12,739	—
Proceeds from the issuance of common stock and warrants, net of offering costs	2,000,608	—
Preferred dividend paid	—	(441,691)
Proceeds from exercise of options	—	660
Principal payments under related party lease obligations	(136,155)	(116,653)
Net cash provided by (used in) financing activities	1,377,192	(557,684)

Net decrease in cash and cash equivalents	(420,324)	(3,048,405)
Cash and cash equivalents at beginning of year	659,856	10,637,796
Cash and cash equivalents at end of period	$239,532	$7,589,391

Supplemental disclosure of cash flow information:
Cash paid for interest	$112,829	$105,667

The accompanying notes are an integral part of these financial statements.

MEDICALCV, INC.
Notes to Financial Statements

(1)                                 Basis of Financial Statement Presentation

The accompanying unaudited financial statements included herein have been prepared by MedicalCV, Inc. (the “Company”) in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations.  These interim financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-KSB, as amended, for the fiscal year ended April 30, 2005.

The balance sheet as of October 31, 2005, the statements of operations for the three and six months ended October 31, 2005 and 2004, and the statements of cash flows for the six months ended October 31, 2005 and 2004 include, in the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial results for the respective interim periods and are not necessarily indicative of results of operations to be expected for the entire fiscal year ending April 30, 2006.

(2)                                 Going Concern

The Company’s financial statements for the quarter ended October 31, 2005, have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.  The Company has sustained losses and negative cash flows from operations in recent years and expects these conditions to continue for the foreseeable future.  At October 31, 2005, the Company had an accumulated deficit of $38,490,937.  Although the Company raised funds through the sale of convertible preferred stock in the last quarter of fiscal year 2005, the level of cash required for operations during fiscal year 2006 is difficult to predict, and management anticipates that development of its new products will require additional capital by the first quarter of fiscal year 2007.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management intends to seek additional debt or equity financing as it continues development of new products.  However, the Company may not be able to obtain such financing on acceptable terms or at all.  If the Company is unable to obtain such additional financing, it will be required to significantly revise its business plans and drastically reduce operating expenditures such that it may not be able to develop or enhance its products, gain market share in the United States of America or respond to competitive pressures or unanticipated requirements, which could seriously harm its business, financial position and results of operations.

The Company is subject to risks and uncertainties common to medical technology-based companies, including rapid technological change, new product development and acceptance, actions of competitors and regulators, dependence on key personnel and market penetration.

(3)                                 Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and complies with the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” and

SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS Statement No. 123.”

In December 2004, the Financial Accounting Standards Board (FASB) issued a revised FAS No. 123, “Share-Based Payment (revised 2004)” (FAS No. 123R), which supersedes APB No. 25 and amends FAS No. 123 to require companies to expense the value of stock-based compensation plans. Additionally, FAS 123R, once adopted, disallows the use of the prospective transition method permitted by FAS No. 148. FAS 123R is effective as of the beginning of the first interim reporting period that begins after the Company’s fiscal year ending April 30, 2006.

For purposes of the pro forma disclosures below, the estimated fair value of the options is amortized to expense over the options’ vesting period.  Had compensation cost for the Company’s stock options been recognized based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company’s net income (loss) would have been adjusted to the pro forma amounts indicated below:

	For the Periods Ended October 31,
	Three months		Six months
	2004	2005	2004	2005

Net income (loss) to common shareholders	$(2,560,370)	$(935,532)	$(3,815,026)	$3,916,019

Less: Pro-forma stock-based employee compensation cost	(100,462)	(419,096)	(143,963)	(801,277)

Net income (loss) - pro forma	(2,660,832)	(1,354,628)	(3,958,989)	3,114,742

Basic earnings (loss) per common share
As reported	(.24)	(.08)	(.36)	.35
Pro forma	(.25)	(.12)	(.38)	.28

Diluted loss per common share
As reported	(.24)	(.08)	(.36)	(.16)
Pro forma	(.25)	(.12)	(.38)	(.20)

(4)                                 Earnings (loss) per Share

Earnings (loss) per common share are computed under the provisions of SFAS No. 128, “Earnings Per Share.”  Basic earnings (loss) per common share are computed using net income (loss) and the weighted-average number of shares of common stock outstanding.  Diluted earnings (loss) per common share reflect the potential dilution of securities that could share in the earnings of an entity.  Diluted net loss per common share does not differ from basic net loss per common share in the three-month periods ended October 31, 2005 and October 31, 2004 and the six-month period ended October 31, 2004 since the potentially dilutive shares are anti-dilutive to net loss per common share.  Potentially dilutive shares excluded from the calculation of diluted net loss per common share related to outstanding stock options and warrants totaling 10,917,514 in 2005 and outstanding stock options and warrants totaling 2,329,730 in 2004.

	Six months ending October 31,
	2004	2005

Net income (loss) to common shareholders for basic earnings per common share	$(3,815,026)	$3,916,019

Effect of dilutive securities:

Decrease in warrant liability	—	(7,276,102)

Net loss to common shareholders for diluted loss per common share	$(3,815,026)	$(3,360,083)

	Six months ending October 31,
	2004	2005

Weighted average shares for basic (loss) earnings per common share	10,554,969	11,218,116
Effect of dilutive securities:
Shares issuable under warrant agreements	—	10,023,679
Weighted average shares for diluted (loss) earnings per common share	10,554,969	21,241,795

The warrants are considered a common stock equivalent as they are potentially dilutive because they can be settled in common stock.

(5)                                 Discontinued Operations

On November 18, 2004, the Company’s board of directors voted to authorize management to cease production of heart valves but to continue marketing the valves while exploring the merits of possible strategic alternatives for the heart valve business, including, but not limited to, a joint venture with another party or the sale of the business.  Following exploration of a number of alternatives, management concluded in April 2005 that an orderly winding up of the valve business was the Company’s best alternative.  On April 6, 2005, the Company’s board authorized management to discontinue sales of heart valves effective April 30, 2005, and to seek a buyer for the related production equipment.

As a result of the Company’s discontinuance of the heart valve business, the Company made a determination during the fourth quarter of fiscal year 2005 that the remaining assets of the heart valve operations should be considered “held for sale” pursuant to SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”  (SFAS No. 144)  Pursuant to SFAS No. 144, the Company ceased depreciation of property and equipment held for sale and evaluated whether any of the long-lived assets of the discontinued heart valve business were impaired.  Based upon the estimated selling prices of these assets, management concluded that the carrying value of these assets was not impaired.  Management expects the disposition of these assets will be resolved in the third quarter.  As of October 31, 2005 and April 30, 2005, the carrying value of the remaining net assets of the heart valve business is reported as assets of discontinued operations on the Company’s balance sheet.  In connection with this decision to discontinue the sale of heart valves, the Company reduced the carrying value of certain excess inventories, resulting in a provision recorded during fiscal year 2005 of $2,573,656.  This provision was included in the 2005 loss from discontinued operations.

Valve business revenue and loss before income taxes included in discontinued operations are as follows:

	For the Periods Ended October 31,
	Three months		Six months
	2004	2005	2004	2005

Revenues	$459,627	$—	$1,255,130	$338,333

Loss before income taxes	(1,119,454)	(46,681)	(1,087,847)	(149,650)

The carrying amounts and major classes of the assets and liabilities, which are presented as assets and liabilities of discontinued operations on the accompanying balance sheet as of October 31, 2005 and April 30, 2005, are as follows:

	April 30, 2005	October 31, 2005

Accounts receivable, net of allowance of $196,521 and $37,909 at April 30, 2005 and October 31, 2005, respectively	$557,291	$—
Inventories	228,665	—
Prepaid expenses	89,692	44,891
Total current assets of discontinued operations	875,648	$44,891

Property, plant and equipment, net	$188,145	$188,145
Other long-term assets	179,654	179,654
Total non-current assets of discontinued operations	$367,799	$367,799

LIABILITIES

Accounts payable	$192,295	—
Accrued expenses	10,300	10,300
Total current liabilities of discontinued operations	$202,595	$10,300

Net assets of discontinued operations	$1,040,852	$402,390

(6)                                 Restructuring and Severance Charges

In the quarter ended July 31, 2004 (the first quarter of fiscal year 2005), the Company restructured its executive management team, resulting in the termination of two employees, which resulted in a charge of approximately $214,000 to general and administrative expenses.  This charge represented the amount of future severance payments due to these former employees.  During the quarter ended October 31, 2004, the Company terminated an additional five employees in an effort to reduce operating costs.  This restructuring resulted in approximately $46,000 of additional severance costs, which were charged to general and administrative expense.  In the quarter ended January 31, 2005, the Company terminated an additional eleven employees resulting in approximately $48,000 of severance costs charged to general and administrative expense.  During the quarter ended July 31, 2005 (the first quarter of fiscal year 2006), the Company entered into a separation agreement with an employee, resulting in a charge to general and administrative expense for severance pay of $40,382. The Company paid all amounts due to these former employees by September 30, 2005.

Total
Restructuring charges fiscal year 2005	$308,000
Cash usage fiscal year 2005	(283,166)
Balance as of April 30, 2005	$24,834
Severance charges first quarter of fiscal year 2006	40,382
Cash usage first quarter of fiscal year 2006	(37,414)
Balance as of July 31, 2005	$27,802
Cash usage second quarter of fiscal year 2006	$(27,802)
Balance as of October 31, 2005	$—

(7)                                 Equity Sale

Common Stock and Warrants

During the fourth quarter of fiscal year 2004 and the first quarter of fiscal year 2005, the Company completed the private sale of 2,730,763 units for $1.47 per unit.  Each unit consisted of one share of common stock and one five-year warrant to purchase a common share for $1.60 per share.  Proceeds from the offering, net of offering costs of $452,892, were $3,561,330.  In addition to cash commissions included in the offering costs, the Company issued to the private placement agent and finder five-year warrants to purchase an aggregate of 218,461 units at $1.8375 per unit.  As a result of anti-dilution adjustments through October 31, 2005, these warrants are exercisable for 599,137 units at $0.67 per unit.

Preferred Stock and Warrants

On April 1, 2005, under the terms of a Securities Purchase Agreement with accredited investors, the Company issued 18,035 shares of 5% Series A Redeemable Convertible Preferred Stock to such investors, warrants for the purchase of 27,052,500 shares of common stock to such investors exercisable at $0.50 per share, and warrants for the purchase in the aggregate of 1,635,960 shares of common stock to the placement agent and finder exercisable at $0.50 per share. These warrants have a term of five years. The preferred stock, which is non-voting, has a stated value of $1,000 and accrues cumulative dividends at a rate of 5 percent of this stated value annually.  Dividends are payable quarterly but may, at the option of the Company, be added to the stated value rather than paid in cash, if certain conditions are met.  Each share of preferred stock is convertible into the number of shares of common stock equal to the $1,000 stated value divided by $0.50, subject to anti-dilution adjustments.  As of October 31, 2005, there were 17,705 preferred shares outstanding, which may be converted into 35,410,000 shares of common stock, subject to anti-dilution adjustments.

In certain circumstances, the Company may have the option to require the preferred stockholders to convert their shares into common stock.  In the event of a fundamental transaction, as defined, the preferred shareholders have the right to require the Company to redeem the preferred shares at their stated value, including any accrued but unpaid dividends.  In the event of certain defaults, the preferred shareholders have the right to require the Company to redeem the preferred shares at 110 percent of their stated value, including any accrued but unpaid dividends.  As a result of these redemption provisions, the carrying value of these preferred shares is considered to be redeemable and is reported as a “mezzanine” instrument on the Company’s balance sheet beginning on April 30, 2005.  The aggregate fair value of the preferred stock outstanding was $11,331,200 on October 31, 2005.  However, the carrying value of this redeemable preferred stock is zero, net of a discount associated with the warrants issued to the shareholders, the placement agent and finder, as described below.

If the Company, at any time while shares of preferred stock are outstanding, issues any common stock or any common stock equivalents entitling any person to acquire shares of common stock at a price per share less than the conversion price, then the conversion price will automatically adjust to the lowest conversion, exchange or purchase price for such common stock or common stock equivalents.

In addition, the following events could result in a reduction to the conversion price of the preferred stock:  (1) stock dividends and splits, (2) changes in the exercise or conversion price of outstanding warrants, rights, options or convertible securities, and (3) fundamental transactions (as defined), including a merger, consolidation, sale of substantially all assets, tender offer, exchange offer, reclassification of the Company’s common stock, or compulsory share exchange.

The following issuances are excepted from application of these anti-dilution provisions:  (1) issuances of securities upon the exercise or conversion of any common stock or common stock equivalent issued prior to the issuance of the preferred stock, (2) grants of common stock equivalents under duly authorized stock option, restricted stock or stock purchase plans, and the issuance of common stock in respect thereof, (3) issuances of securities pursuant to the transaction documents (as defined), (4) the issuance of up to an aggregate of 1,680,000 shares of common stock underlying warrants to the Company’s placement agent and its finder as compensation in connection with the issuance of the preferred stock, (5) the issuance of an aggregate of 10,000,000 shares of common stock or common stock equivalents in connection with strategic transactions (as defined), of which up to 3,000,000 shares of common stock or common stock equivalents may be issued in connection with strategic transactions not approved by the Company’s shareholders, (6) the issuance of up to an aggregate of 1,000,000 shares of common stock or common stock equivalents to the Company’s primary landlord in connection with any restructuring of its headquarters’ lease, and (7) the issuance of up to an aggregate of 8,171,000 shares of common stock pursuant to options that may be issued to members of the Company’s management.

The preferred stock is not currently redeemable at the option of the preferred stockholders or at the Company’s option.  The preferred stock will become redeemable, at a price per share equal to 110 percent of the stated value plus any accrued but unpaid dividends, at the option of the preferred stockholders in the following conditions:

•                                          If we fail to comply with terms of the securities purchase agreement, the preferred stock, the certificate of designation relating to the preferred stock, the registration rights agreement, the escrow agreement, the warrants or any other documents or agreements executed in connection with the preferred stock transaction (the “transaction documents”), or

•                                          If (1) at least 25 percent of the shares of preferred stock are outstanding, (2) the Company enters into any agreement with respect to a change in control transaction (as defined), including a fundamental transaction (as defined), (3) the Company does not obtain the affirmative vote of the holders of at least a majority of the shares of preferred stock then outstanding for the change in control transaction, and (4) the equity conditions (as defined) are not satisfied with respect to all of the shares of common stock then issuable on account of all outstanding shares of preferred stock.

Although it is possible that, in the future, the Company will sell or merge the Company or fail to comply with the terms of the transaction documents, at this time, the Company does not believe that it is probable that these conditions will occur.  The Company does not believe redemption is probable because it believes it is in compliance with terms of the transaction documents and we are not presently engaged in any activities that suggest that a sale or merger of the Company is probable.

Consistent with EITF Topic D-98, because the Company does not believe that redemption is probable, it has not accreted the carrying value of the preferred stock to its redemption value.  However, the Company has disclosed and will continue to disclose the aggregate liquidation value of the preferred stock.  If redemption becomes probable, the Company will accrete the carrying value of the preferred stock to its redemption value and charge paid-in capital (based upon the absence of retained earnings).  If there are subsequent increases or decreases in the redemption value of the preferred stock, the Company will also record such increases and decreases as charges to paid-in capital.

In connection with the Securities Purchase Agreement, the Company entered into a Registration Rights Agreement with the investors whereby it agreed to prepare and file with the SEC registration statements covering the resale of all registrable securities on a continuous basis, and to use the Company’s best efforts to keep the registration statement effective until the earlier of the fifth anniversary after its effective date or the date on which all of such securities have been sold or may be sold by the holders pursuant to SEC Rule 144(k).  Such registration statement(s) are at the expense of the Company.  If a registration statement is not filed on or before its filing date, or a registration statement is not declared effective on or before a required effectiveness date, or, after its effective date, a registration statement ceases to be effective for more than an aggregate of 40 trading days in any 12-month period, the Company has agreed to pay each preferred shareholder an amount as liquidated damages equal to 1.5 percent of the aggregate investment amount originally paid by the holder for shares pursuant to the securities purchase agreement and on each monthly anniversary of the Company’s failure to effect such registration (in the aggregate, this equates to approximately $9,000 per day).  There is no cap on the amount of liquidated damages the Company may be required to pay under this agreement.

The Company has also agreed to customary provisions with respect to the indemnification of investors, their officers, directors, agents, investment advisors, partners, members and employees and controlling persons against losses and expenses incurred or arising out of untrue or alleged untrue statements of material fact in any registration statement or prospectus, and the holders have agreed to indemnify the Company, its directors, officers, agents, employees and controlling persons against losses arising out of an investor’s failure to comply with prospectus delivery requirements or any untrue statement of material fact in any registration statement or prospectus furnished by an investor in writing for use therein.

The significant terms of each settlement alternative, including the entity that controls such alternative, are set forth below.

The preferred stock is convertible into common stock at the then applicable conversion ratio, at the option of a holder, at any time.  In general, the number of shares of common stock that may be acquired by a holder upon any conversion of preferred stock is limited to the extent necessary to ensure that, following such conversion, the total number of shares then beneficially owned by such holder does not exceed 9.999% of the total number of issued and outstanding shares of common stock.

All, but not less than all, of the outstanding preferred stock also is convertible into common stock at the then applicable conversion ratio, at the Company’s option, in either of the following scenarios:  if (A) following the second anniversary of the issuance of the preferred stock, (1) the daily volume weighted average price of the common stock for each of 20 consecutive trading days is greater than $1.50, (2) the daily trading volume of the common stock on its trading market is at least 40,000 shares during such period, and (3) all of the equity conditions (as defined) are satisfied, or (B) the Company closes an underwritten public offering of its common stock at a price per share of at least $4.00 and receive gross proceeds in such offering of not less than $15,000,000.  If the 9.999% limitation described above would restrict the ability of a holder to convert the full amount of its preferred stock, then the conversion notice the Company would send to such holder would be deemed automatically amended to apply only to such portion as may be converted.

Upon any liquidation, dissolultion or winding-up, whether voluntary or involuntary, by operation of law or otherwise, the holders of the preferred stock would be entitled to receive out of the Company’s assets for each share of preferred stock an amount equal to the stated value per share before any distribution or payment is made to the holders of any junior securities.

In addition, at each holder’s option and request, any successor to the Company or surviving entity in a fundamental transaction (as defined), will either issue to such holder shares of preferred stock having rights, privileges and preferences substantially similar to the rights, privileges and preferences of the preferred stock, or purchase the preferred stock from the holder for a purchase price equal to the sum of (1) the greater of (A) the stated value of the preferred stock held by such holder and (B) the stated value of the preferred stock divided by the applicable conversion price multiplied by the applicable closing price, and (2) all then accrued and unpaid dividends, liquidated damages and other amounts owing in respect of such preferred stock.

The Company is required to register the common shares underlying the preferred stock conversion option and the purchaser warrants.  If the Company does not meet certain registration deadlines, the preferred stockholders will be entitled to liquidated damages, as defined.  In the event of a fundamental transaction, as defined, the warrants issued to the preferred shareholders, the placement agent and finder, all provide the warrant holders with the right to put the warrants to the Company for cash in an amount equal to the fair value of the warrants, as determined using the Black-Scholes option pricing model.  As a result of this put right, the warrants are reported at their fair value as a liability on the Company’s balance sheet beginning on April 30, 2005, and future changes in the fair value of the warrant will result in charges or benefits to the Company’s results of operations. The fair value of these warrants upon closing of the preferred stock sale was $22,271,047.  Because the fair value of these warrants at April 30, 2005, exceeded the proceeds received in the preferred stock and warrant issuances, the excess of the fair value of the warrants over the proceeds received (including the converted debt) was recognized as other expense of $4,266,047 upon closing.  During the period between closing and April 30, 2005, the fair value of these warrants increased to $27,992,609.  The Company reported this $5,721,562 increase in fair value as other expense in the fourth quarter of fiscal year 2005. During the quarters ended July 31, 2005 and October 31, 2005, the fair value of these warrants decreased to $21,538,671 and $20,716,507, respectively. The Company reported the $6,453,938 and $822,164 decrease in fair value as a decrease in warrant liability in other income (expense) in the first and second quarters of fiscal year 2006.

The Company measured the fair value of the warrant liability using the Black Scholes option pricing model. The Company will continue to value the warrants using this model in future periods. The Company believes this is the appropriate valuation model because the redemption terms of the warrants provide for the holders to put them to the Company at their fair value as measured using the Black Scholes model.  The assumptions used to value the warrants when they were issued on April 1, 2005 and when they were valued at the end of the Company’s 2005 fiscal year (April 30, 2005) and at October 31, 2005 are as follows:

	April 1, 2005 and April 30, 2005	October 31, 2005
Term	5 years	4.5 years
Expected volatility	116%	129%
Risk-free interest rate	4.24%	4.22%
Expected dividend yield	0	0

The terms related to changes in the exercise price of the warrants are set forth below.

If the Company, at any time while the warrants are outstanding, issue any common stock or any common stock equivalents entitling any person to acquire shares of common stock at a price per share less than the exercise price, then the exercise price will automatically adjust to the lowest conversion, exchange or purchase price for such common stock or common stock equivalents.

In addition, the following events could result in a reduction to the exercise price of the warrants:  (1) stock dividends and splits, (2) changes in the exercise or conversion price of outstanding warrants, rights, options or convertible securities, and (3) fundamental transactions (as defined), including a merger, consolidation, sale of substantially all assets, tender offer, exchange offer, reclassification of the Company’s common stock, or compulsory share exchange.

The following issuances are excepted from application of these anti-dilution provisions:  (1) issuances of securities upon the exercise or conversion of any common stock or common stock equivalent issued prior to the issuance of the preferred stock, (2) grants of common stock equivalents under duly authorized stock option, restricted stock or stock purchase plans, and the issuance of common stock in respect thereof, (3) issuances of securities pursuant to the transaction documents (as defined), (4) the issuance of up to an aggregate of 1,680,000 shares of common stock underlying warrants to the Company’s placement agent and its finder as compensation in connection with the issuance of the preferred stock, (5) the issuance of an aggregate of 10,000,000 shares of common stock or common stock equivalents in connection with strategic transactions (as defined), of which up to 3,000,000 shares of common stock or common stock equivalents may be issued in connection with strategic transactions not approved by the Company’s shareholders, (6) the issuance of up to an aggregate of 1,000,000 shares of common stock or common stock equivalents to our primary landlord in connection with any restructuring of our headquarters’ lease, and (7) the issuance of up to an aggregate of 8,171,000 shares of common stock pursuant to options that may be issued to members of the Company’s management.

As the events that could trigger a reduction in the exercise price are contingent and currently not probable there has been no reduction to the exercise price of the warrants to date.  In the event that one of the events described above becomes probable, the measurement of the effect of the change in the exercise price of the warrant liability will be measured and recorded through the Company’s periodic mark-to-market adjustment of the warrant liability.

The Company obtained gross cash proceeds of $13,603,000 at the closing (net of $30,000 in legal fees which were withheld by the lead investor).  The Company also converted $4,402,000 of indebtedness into the above-referenced securities.  The Company incurred cash offering costs of $817,980, including agent commissions, a finder’s fee and out-of-pocket expense reimbursements to certain third parties.  The Company also paid legal and administrative expenses of $18,086 incurred by PKM Properties, LLC (“PKM”) in this transaction.  PKM is an entity controlled by Paul K. Miller.  Mr. Miller serves on the Company’s Board of Directors and is our largest shareholder.

(8)                                 Segment Information

The Company views its operations and manages its business as one segment, the manufacturing and marketing of cardiothoracic surgery devices.  Factors used to identify the Company’s single operating segment include the organizational structure of the Company and the financial information available for evaluation by chief operating decision maker.

The following table summarizes net sales by geographic area:

	Six months ending October 31,
	2004	2005
	(unaudited)
Europe	$600,317	$279,435
Middle East	346,088
Far East	15,424
United States	260,398	58,898
Other	32,903
Totals	1,255,130	338,333
TOTALS

All sales listed in the table above relate to heart valves, a product the Company no longer sells.  These sales are reported as part of discontinued operations.  The last sale occurred in May 2005, as such there were no reported revenues in the quarter ended October 31, 2005.

(9)                                 Employment Contracts

In August 2005, the Company entered into an employment agreement with its President and CEO and its Vice President, Finance and CFO.  Both contracts give the executive and the Company the right to terminate the contract with or without cause with sixty (60) day written notice.  The contracts also contain a provision for lump sum payments of up to twelve months severance if the executive is terminated without cause by the Company or for good reason by the executive as defined in the contracts.  The contracts also contain various other provisions.

(10)                          Subsequent Events

On December 21, 2005, holders of a majority of the outstanding shares of preferred stock authorized the Company to proceed with a preferred stock acquisition plan.  Pursuant to such plan, on December 21, 2005, the Company entered into preferred stock acquisition agreements with the holders of an aggregate of 14,988 shares of preferred stock.  Under the agreements, the Company acquired the preferred stock of each such holder in consideration of the issuance 3,077 shares of common stock for each share of preferred stock being acquired.  On January 6, 2006, under the same form of preferred stock acquisition agreements, the Company acquired an additional 2,717 shares of preferred stock, representing all of the remaining then-outstanding shares of the Company’s preferred stock, for the same per share consideration.  In the aggregate, the Company issued 54,478,285 shares of common stock in consideration of the acquisition of 17,705 shares of preferred stock.  The Company originally sold 18,035 shares of preferred stock.  The 330 shares of preferred stock not purchased in December 2005 or January 2006 were converted between June 2005 and October 2005 into shares of common stock at a conversion ratio of 2000 shares of common stock for each share of preferred stock.

Also on December 21, 2005, the Company and holders of a majority of the outstanding shares of preferred stock and related common stock purchase warrants entered into an amendment to the securities purchase agreement as of April 1, 2005, to revise certain definitions contained therein.  Following such amendment, on December 21, 2005, the Company and each of the holders who originally agreed to sell preferred stock to the Company entered into amendments to such holders’ warrants issued under the securities purchase agreement.  Pursuant to these amendments, the Company (1) reduced the exercise price on outstanding warrants for the purchase of an aggregate of 22,969,500 shares of common stock held by such persons from $0.50 per share to $0.325 per share, and (2) accelerated the expiration date of such warrants from April 1, 2010, to January 6, 2006.  Concurrent with such warrant amendments, investors delivered warrant exercise notices to the Company.  The Company authorized one of such warrants, namely the warrant for the purchase of 4,452,000 shares held by PKM Properties, LLC, an entity controlled by Paul K. Miller, one of the Company’s directors and the largest beneficial owner of its securities, to be exercised on a net exercise basis (using a market price of $0.66 per share).  The exercise of investor warrants generated gross proceeds of approximately $6.0 million.

On January 6, 2006, under the same form of amended warrant agreements, investors exercised warrants for the purchase of 4,230,500 shares of common stock.  The Company authorized one of such warrants, namely the warrant for the purchase of 1,512,000 shares held by Peter L. Hauser, to be exercised on a net exercise basis (using a market price of $0.66 per share).  This transaction generated gross proceeds of approximately $860,000.  In the aggregate, the Company issued 24,115,681 shares of common stock in connection with the exercises by investors of investor warrants issued in our April 2005 private placement.  The Company also issued an additional 147,500 shares of common stock in connection with exercises of warrants originally issued to its agent and finder in its April 2005 private placement.

Also on January 6, 2006, pursuant to exercise notices dated January 5, 2006, the Company issued shares of common stock upon the exercise of certain other warrants.  In particular, holders of warrants for the purchase of an aggregate of 1,078,500 shares of common stock, which were originally issued to the Company’s placement agent in its April 2005 financing, were exercised.  Of such number, warrants for the purchase of 15,000 shares were exercised for cash, yielding $4,875 in gross proceeds, and warrants for the purchase of 1,063,500 shares were exercised on a net exercise basis, resulting in the issuance of 759,774 shares of common stock.  Also effective January 6, 2006, the Company amended the outstanding finder warrant for the purchase of 409,960 shares of common stock to adjust the exercise price to $0.325 per share and eliminate the right to put the warrant to the Company for cash in an amount equal to the fair value of the warrants in the event of a fundamental transaction.

These transactions resulted in an increase in cash of approximately $6.5 million, elimination of the redeemable preferred stock which had previously been reported as a mezzanine security, elimination of the warrant liability associated with the puttable warrants, an increase in shareholders' equity of approximately $27.2 million, and an increase in total common shares outstanding to 91,029,573.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information that is different.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.  This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

Prospectus Summary
Summary Financial Data
Risk Factors
Special Note Regarding Forward-Looking Statements
Use of Proceeds
Capitalization
Selected Financial Data
Market for Common Equity and Related Shareholder Matters
Management’s Discussion and Analysis or Plan of Operation
Business
Management and Board of Directors
Executive Compensation
Certain Relationships and Related Transactions
Principal Shareholders
Description of Securities
Shares Eligible for Future Sale
Selling Shareholders
Plan of Distribution
Legal Matters
Experts
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Available Information

10,153,446 Shares

Common Stock

PROSPECTUS

          , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are governed by Minnesota Statutes Chapter 302A.  Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation; or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

As permitted by Section 302A.251 of the Minnesota Statutes, Article 6 of our articles of incorporation provides that we will indemnify our directors in the manner and to the fullest extent permitted by law.  Section 6.1 of our bylaws provides that we will indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table.  All amounts presented, other than the SEC registration fee, are estimates.

SEC registration fee	$923
Legal fees and expenses	35,000
Accounting fees and expenses	25,000
Blue sky fees and expenses	15,000
Transfer agent fees and expenses	5,000
Printing expenses	10,000
Miscellaneous	9,077

Total	$100,000

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

The following sets forth certain information concerning the securities we have sold within the past three years without registering such securities under the Securities Act.

(a)           On January 17, 2003, we issued to PKM Properties, LLC (“PKM”), an entity controlled by Paul K. Miller, a five-year warrant to purchase 350,000 shares of our common stock at $0.596 per share.  Mr. Miller is a member of our board of directors, and PKM is the largest beneficial owner of our securities.  We issued this warrant in connection with a line of credit we established with PKM.  As a result of anti-dilution adjustments through January 6, 2006, this warrant is exercisable for 596,000 shares at $0.35 per share.

(b)           On April 4, 2003, we completed a refinancing transaction in which our headquarters and manufacturing facility was sold in a sale-leaseback transaction to PKM.  As part of the consideration for this transaction, we issued to PKM a five-year warrant to purchase 350,000 shares of our common stock at $0.625 per share.  As a result of anti-dilution adjustments through January 6, 2006, this warrant is exercisable for 607,639 shares at $0.36 per share.

(c)           On July 8, 2003, we completed a $2.0 million bridge financing, resulting in net proceeds of approximately $1.87 million.

Under the terms of the financing, we established a one-year $1.0 million discretionary line of credit with PKM.  The line, which required the payment of interest at a rate of 10 percent per year, was collateralized by substantially all of our assets.  As additional consideration for the financing, we agreed to issue PKM ten-year warrants for the purchase of up to 380,357 shares of our common stock at an exercise price of $0.70 per share with terms and conditions that include weighted-average anti-dilution rights.  Of such securities, warrants for the purchase of 320,178 shares expire on July 1, 2013, and warrants for the purchase of 60,179 shares expire on August 20, 2013.  As a result of anti-dilution adjustments through January 6, 2006, these warrants are exercisable for 739,583 shares at $0.36 per share.  We also agreed to modify certain terms of the warrants issued to PKM in January and April 2003, to conform to the terms of the warrants issued as part of this bridge debt financing.

In a simultaneous transaction, we entered into a loan agreement and borrowed $1.0 million from Peter L. Hauser (“Mr. Hauser”) pursuant to a one-year subordinated note with an interest rate of 10 percent per year.  Pursuant to an intercreditor agreement with PKM, the loan was collateralized by substantially all of our assets.  Mr. Hauser was issued ten-year warrants for the purchase of 380,357 shares of our common stock on terms comparable to the PKM warrants described above.  As a result of anti-dilution adjustments through January 6, 2006, this warrant is exercisable for 739,583 shares at $0.36 per share.  Following this transaction, Mr. Hauser became the beneficial owner of over 10 percent of our securities.

PKM and Mr. Hauser were also paid a 6.5 percent placement fee in connection with the July 2003 bridge financing.

(d)           Effective July 15, 2003, we issued 50,522 shares of common stock to Tower Finance, Ltd. (“Tower”), a financial advisory firm, in connection with Tower’s agreement to provide consulting services.

(e)           On August 19, 2003, we granted to Lawrence L. Horsch, our Chairman of the Board, a ten-year non-qualified stock option for the purchase of 100,000 shares of our common stock at an exercise price of $0.70 per share.  We granted this stock option to Mr. Horsch pursuant to the terms of a letter agreement dated August 19, 2003, under which Mr. Horsch became our Chairman of the Board.

(f)            On September 29, 2003, we sold 85,714 shares of our common stock to Lawrence L. Horsch, our Chairman of the Board, at a purchase price of $0.70 per share.  We agreed to sell these share to Mr. Horsch pursuant to the terms of a letter agreement dated August 19, 2003, under which Mr. Horsch became our Chairman of the Board.

(g)           On September 29, 2003, we issued 15,000 shares of our common stock to LightWave Ablation Systems, Inc. (“LightWave”) pursuant to the terms of a letter agreement between our company and LightWave dated April 22, 2003 (the “LightWave Agreement”).  We also issued to LightWave a seven-year warrant to purchase 25,000 shares of our common stock at an exercise price of $1.46, which warrant expires August 27, 2010.  We issued these shares and warrants in partial consideration of our acquisition of a technology platform for cardiac tissue ablation from such company.

(h)           On November 13, 2003, we issued to PKM a ten-year warrant to purchase 77,381 shares of our common stock at an exercise price of $1.68 per share.  We issued this warrant in consideration of amendment to the one-year $1.0 million term debt arrangement with PKM, which provided for an additional $500,000 of borrowings.  As a result of anti-dilution adjustments through January 6, 2006, this warrant is exercisable for 288,889 shares at $0.45 per share.

(i)            On November 24, 2003, we issued to Draft Co., an unrelated third party, ten-year warrants to purchase 90,909 shares of our common stock at an exercise price of $1.43 per share.  We issued this warrant in consideration of a loan agreement to borrow $500,000, pursuant to a note maturing June 30, 2004 and bearing interest at a rate of 10.0 percent per year.  This note was repaid on June 30, 2004.  As a result of anti-dilution adjustments through January 6, 2006, this warrant is exercisable for 302,325 shares at $0.43 per share.

(j)            On February 3, 2004, we issued to PKM a ten-year warrant to purchase 330,933 shares of our common stock at an exercise price of $2.00 per share.  We issued this warrant in connection with the extension of the maturity date of the January Discretionary Credit Agreement to June 30, 2005.  As a result of anti-dilution adjustments through January 6, 2006, this warrant is exercisable for 1,408,226 shares at $0.47 per share.

(k)           On February 3, 2004, we issued to Mr. Hauser a ten-year warrant to purchase 136,000 shares of our common stock at an exercise price of $2.00 per share.  We issued this warrant in connection with the extension by Mr. Hauser of the maturity date of the $1.0 million financing he provided to June 30, 2005.  As a result of anti-dilution adjustments through January 6, 2006, this warrant is exercisable for 578,723 shares at $0.47 per share.

(l)            Between February 2004 and May 2004, we conducted a private placement to accredited investors of units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock.  We sold 2,730,763 units for aggregate gross proceeds of $4,014,222.  The five-year warrants sold with the common stock are exercisable to purchase an aggregate of 2,730,763 shares of common stock at an exercise price of $1.60 per share.  In connection with such placement, we issued our agent a five-year warrant to purchase 123,272 units at an exercise price of $1.8375 per unit, paid our agent cash commissions of $181,210 and paid our agent a non-accountable expense allowance of $67,954.  As a result of anti-dilution adjustments through January 6, 2006, this warrant is exercisable for 481,941 units at $0.47 per unit.  In connection with such placement, we issued a finder a five-year warrant to purchase 95,189 units at an exercise price of $1.8375 per unit, paid a finder a finder’s fee of $140,928 and reimbursed a finder for expenses of $4,163.  As a result of anti-dilution adjustments through January 6, 2006, this warrant is exercisable for 372,148 units at $0.47 per unit.  The warrants underlying the unit warrants issued to the agent and the finder are exercisable for a period of five-years at an exercise price of $1.8375 per share.

(m)          On August 26, 2004, we issued a five-year option, exercisable at $1.30 per share, for the purchase of 25,000 shares of common stock to Blair P. Mowery.  This option, which was granted outside our shareholder-approved plans, was issued in consideration of services rendered by Mr. Mowery to our company.

(n)           On November 17, 2004, we issued to PKM a ten-year warrant to purchase 34,014 shares of our common stock at a per share exercise price equal to the lower of (1) $1.47 or (2) the price at which we first sell our common stock or units (minus the value of the warrant component thereof determined at the date of sale thereof using the Black Scholes formula) after November 17, 2004, but not less than $1.00. We issued this warrant in consideration of our entry into a discretionary credit agreement with PKM.  As a result of anti-dilution adjustments through January 6, 2006, this warrant is exercisable for 113,638 shares at $0.44 per share.

(o)           On December 1, 2004, as a result of the U.S. Food and Drug Administration’s grant of 510(k) market clearance for the ATRILAZE™ Surgical Ablation System, we became obligated pursuant to the LightWave Agreement to issue a common stock purchase warrant to LightWave.  On December 1, 2004, we issued to LightWave a seven-year warrant to purchase 25,000 shares of our common stock at an exercise price of $1.46 per share.  We issued this warrant, pursuant to the terms of the LightWave Agreement, in partial consideration of our acquisition of a technology platform for cardiac tissue ablation from such company.

(p)           On December 31, 2004, we issued $225,000 principal amount of convertible bridge notes due May 31, 2005, to certain accredited investors.  On January 13, 2005, we issued $200,000 principal amount of convertible bridge notes due May 31, 2005, to an accredited investor.  The notes bear interest at the rate of 10 percent per year and are convertible into securities to be issued in our next equity financing.  On April 1, 2005, each investor converted the entire unpaid principal and all accrued but unpaid interest under the note into preferred stock and common stock purchase warrants (as described in paragraph (s) below).  In connection with this financing, we issued a five-year bridge warrant to each investor for the purchase of a number of shares of common stock equal to 20 percent of the principal amount of such investor’s note.  Such warrants are exercisable to purchase common stock at $0.50 per share.  In connection with these issuances, we paid Tower, a finder, a cash commission equal to 8 percent of the gross proceeds raised from investors introduced to us by Tower and we agreed to issue a five-year common stock purchase warrant to Tower for the purchase of a number of shares equal to 8 percent of the total possible shares issuable to Tower-introduced investors in this financing at an exercise price of $0.625 per share.

(q)           On March 3, 2005, we entered into a February 2005 Credit Agreement with PKM.  The Agreement provided for a $500,000 discretionary credit facility under which PKM made available to us up to $500,000 in the form of loans bearing interest in 10 percent per year.  Principal and interest were due on the amounts borrowed no later than June 16, 2005.  This debt and the other amounts we borrowed from PKM were collateralized by substantially all of our assets.  A February 2005 Discretionary Credit Note reflected this indebtedness.  As additional consideration, we issued to PKM a ten-year warrant for the purchase of 750,000 shares of our common stock at an exercise price of $0.50 per share.  We also acknowledged a fourth amendment to the first amended and restated subordination and intercreditor agreement by and between PKM and Mr. Hauser.  We also agreed to pay the legal and administrative expenses incurred by PKM associated with this transaction.  PKM subsequently transferred warrants for the purchase of 255,405 shares to third parties.  As a result of anti-dilution adjustments through January 6, 2006, the remaining warrant held by PKM is exercisable for 727,346 shares at $0.34 per share.

(r)            On March 21, 2005, we granted a stock option for the purchase of 50,000 shares of common stock to David B. Kaysen and we granted a stock option for the purchase of 50,000 shares of common stock to Susan L. Critzer.  Mr. Kaysen and Ms. Critzer are two of our non-employee directors.  These options were granted outside our shareholder-approved plans, they were 100 percent vested at the date of grant, and they are exercisable at $1.00 per share, which was the closing price of our common stock on the OTC Bulletin Board on March 21, 2005.  These options expire on March 21, 2015.

(s)           On April 1, 2005, under the terms of a Securities Purchase Agreement with accredited investors, we issued 18,035 shares of 5% Series A Convertible Preferred Stock (“Preferred Stock”) to such investors and warrants for the purchase of 27,052,500 shares of common stock to such investors.  Each share of Preferred Stock was convertible into the number of shares of common stock equal to the stated value divided by $0.50, subject to anti-dilution adjustments.  As a result, the 18,035 preferred shares sold could have been converted into 36,070,000 shares of common stock, subject to anti-dilution adjustments.  The terms of the Preferred Stock included dividend, protective, liquidation and conversion rights.  The Preferred Stock was sold along with warrants to purchase a number of shares of common stock equal to 75 percent of the number of shares of common stock initially issuable upon conversion of the Preferred Stock.  The warrants had a term of five years and were exercisable at $0.50 per share, subject to anti-dilution adjustments.  If the shares issuable upon exercise of the warrants had not been registered for resale at the time of exercise, each warrant would have allowed the holder to convert the warrants into common stock without any cash consideration in exchange for the surrender of the remaining shares of common stock otherwise purchasable upon exercise of the warrant.  We obtained gross cash proceeds of $13,603,000 at the closing (net of $30,000 in legal fees which were offset by the lead investor).  We also converted $4,402,000 of indebtedness into the above-referenced securities.  We paid our placement agent cash commissions of $573,000, we repaid an outstanding debt obligation to PKM of $502,708, and we paid a finder a finder’s fee of $244,980.  We issued warrants for the purchase of 1,635,960 shares of common stock to our placement agent and finder on substantially the same terms as the investor warrants.  Of such warrants, warrants for the purchase of 409,960 shares of common stock originally issued to the finder remained outstanding at January 6, 2006.  We also agreed to reimburse our placement agent and finder for expenses, and to reimburse PKM in connection with its legal fees.

(t)            Effective April 1, 2005, the compensation committee of our board of directors awarded (1) a non-qualified stock option for the purchase of 3,440,348 shares of common stock to Marc P. Flores, our President and Chief Executive Officer, (2) a non-qualified stock option for the purchase of 1,290,131 shares of common stock to John H. Jungbauer, our Vice President, Finance and Chief Financial Officer, and (3) non-qualified stock options for the purchase of an aggregate of 1,935,196 shares of common stock to other key employees.  The foregoing options were issued outside our employee benefit plans.  Such options vest to the extent of 25 percent on the first anniversary of the date of grant and 6.25 percent quarterly thereafter.  They are exercisable at $0.89 per share, which was the closing price of our common stock on the OTC Bulletin Board on April 1, 2005.  These options expire on April 1, 2012.

(u)           On April 22, 2005, we issued 6,500 shares of common stock to Mid-South Capital, Inc. and 26,000 shares of common stock to Baxter Capital Advisers, Inc.  These shares were issued as consideration for services rendered pursuant to the terms of a financial consulting agreement between our company and Mid-South Capital, Inc., dated February 3, 2005.

(v)           On April 25, 2005, we issued a warrant for the purchase of 68,000 shares of common stock to Tower.  This warrant was issued as consideration for services rendered in connection with our December 2004 and January 2005 bridge financing pursuant to the terms of a letter agreement between our company and Tower, dated December 8, 2004.  The warrant is exercisable at $0.625 per share, which was 125 percent of the price at which our common stock equivalents were sold in the bridge financing.  This warrant expires on January 13, 2010.

(w)          On April 28, 2005, we issued 80,000 shares of common stock to ROI Group Associates, Inc.  These shares were issued as consideration for investor relations services rendered pursuant to the terms of a service agreement between our company and ROI Group Associates, Inc., dated January 24, 2005.

(x)            On June 7, 2005, we issued 200,000 shares of common stock, upon the conversion of 100 shares of Preferred Stock, to an accredited investor.  On July 13, 2005, we issued 100,000 shares of common stock, upon the conversion of 50 shares of Preferred Stock, to an accredited investor.  On July 14, 2005, we issued an aggregate of 200,000 shares of common stock, upon the conversion of an aggregate of 100 shares of Preferred Stock, to four accredited investors.  On September 15, 2005, we issued 100,000 shares of common stock, upon the conversion of 50 shares of Preferred Stock, to an accredited investor.  On October 18, 2005, we issued 60,000 shares of common stock, upon the conversion of 30 shares of Preferred Stock, to an accredited investor.  Each of the foregoing issuances was made pursuant to the terms of the Certificate of Designation of the Rights and Preferences of the 5% Series A Convertible Preferred Stock.

(y)           On December 22, 2005, pursuant to preferred stock acquisition agreements with the holders of an aggregate of 14,988 shares of preferred stock (the “PSAAs”), we acquired 2,968 shares of our Preferred Stock from PKM Properties, LLC, an entity controlled by Paul K. Miller, one of our directors and the largest beneficial owner of our securities (“PKM”), in consideration of the issuance of 9,132,536 shares of common stock.  Also on December 22, 2005, pursuant to amended warrant agreements with such holders (the “AWAs”), PKM exercised a warrant for 4,452,000 shares of common stock on a net exercise basis, resulting in the issuance of 2,259,727 shares of common stock.  On December 23, 2005, under the AWAs, holders of warrants for the purchase of 8,250,000 shares of common stock exercised such warrants at $0.325 per share.  We obtained gross proceeds of $2,681,250 in connection with these warrant exercises.  On December 27, 2005, under the PSAAs, we acquired 420 shares of Preferred Stock in consideration of the issuance of 1,292,340 shares of common stock.  Also on December 27, 2005, under the AWAs, holders of warrants for the purchase of 4,500,000 shares of common stock exercised such warrants at $0.325 per share.  We obtained gross proceeds of $1,462,500 in connection with these warrant exercises.  On December 28, 2005, under the PSAAs, we acquired 3,700 shares of Preferred Stock in consideration of the issuance of 11,384,900 shares of common stock.  Also on December 28, 2005, under the AWAs, holders of warrants for the purchase of 4,167,500 shares of common stock exercised such warrants at $0.325 per share.  We obtained gross proceeds of $1,354,438 in connection with these warrant exercises.  On December 29, 2005, under the PSAAs, we acquired 2,150 shares of Preferred Stock in consideration of the issuance of 6,615,550 shares of common stock.  Also on December 29, 2005, under the AWAs, holders of warrants for the purchase of 1,600,000 shares of common stock exercised such warrants at $0.325 per share.  We obtained gross proceeds of $520,000 in connection with these warrant exercises.  On December 30, 2005, under the PSAAs, we acquired 5,750 shares of Preferred Stock in consideration of the issuance of 17,692,750 shares of common stock.

In the aggregate, the foregoing issuances resulted in (1) our acquisition of 14,988 shares of Preferred Stock in consideration of our issuance of 46,118,076 shares of common stock to accredited investors, and (2) our receipt of gross proceeds of $6,018,188 in consideration of its issuance of 20,777,227 shares of common stock upon exercise of warrants by accredited investors.  In connection with these transactions, we paid C.E.Unterberg, Towbin, LLC (“CEUT”), our exclusive financial advisor in connection with such transactions, a fee of $400,909 and agreed to reimburse CEUT for up to $10,000 of expenses.

(z)            Following public announcement of our purchase of 14,988 shares of Preferred Stock, representatives of the remaining accredited investors holding Preferred Stock and related common stock purchase warrants inquired about the possibility of selling their Preferred Stock to our company, and exercising their related warrants, on the same terms.  On January 6, 2006, pursuant to PSAAs, we acquired 2,717 shares of Preferred Stock in consideration of the issuance of 8,360,209 shares of common stock.  Also on January 6, 2006, pursuant to AWAs, the same investors exercised warrants for the purchase of 4,230,500 shares of common stock.  Of such number, warrants for the purchase of 2,718,500 shares were exercised for cash, yielding $883,513 in gross proceeds, and warrants for the purchase of

1,512,000 shares were exercised on a net exercise basis, resulting in the issuance of 767,454 shares of common stock.  Also on January 6, 2006, pursuant to exercise notices dated January 5, 2006, we issued shares of common stock upon the exercise of certain other warrants.  In particular, holders of warrants for the purchase of an aggregate of 1,078,500 shares of common stock, which were originally issued to our placement agent in its April 2005 financing, were exercised.  Of such number, warrants for the purchase of 15,000 shares were exercised for cash, yielding $4,875 in gross proceeds, and warrants for the purchase of 1,063,500 shares were exercised on a net exercise basis, resulting in the issuance of 759,774 shares of common stock.  We agreed to pay CEUT a fee of $44,419 in connection with the foregoing warrant exercises.

Each of the foregoing issuances was made in reliance upon the exemption provided in Section 4(2), Section 3(a)(9), and/or the safe harbor provided by Rule 506 of the Securities Act.  Such securities are restricted as to sale or transfer, unless registered under the Securities Act, and certificates representing such securities contain restrictive legends preventing sale, transfer or other disposition unless registered under the Securities Act.  In addition, the recipients of such securities received, or had access to, material information concerning MedicalCV, Inc., including, but not limited to, our reports on Form 10-KSB, For 10-QSB and Form 8-K, as filed with the SEC, including amendments to such reports.  Other than as noted above, no underwriting commissions or discounts were paid with respect to the issuances of such securities.

ITEM 27.  EXHIBITS.

See “Index to Exhibits.”

ITEM 28.  UNDERTAKINGS.

(a)                                  The small business issuer hereby undertakes to:

(1)           File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)                                     Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               Include any additional or changed material information on the plan of distribution.

(2)           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)           File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)           For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or irs securities provided by or on behalf of the undersigned small business issuer; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(e)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(1)           If the small business issuer is relying on Rule 430B (§230.430B of this chapter):

(i)                                     Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                                  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2)           If the small business issuer is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Inver Grove Heights, State of Minnesota, on January 19, 2006.

MedicalCV, Inc.

By	/s/ Marc P. Flores
Marc P. Flores
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Marc P. Flores and John H. Jungbauer, each or either of them, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc P. Flores
Marc P. Flores	President and Chief Executive Office (Principal Executive Officer)	January 19, 2006

/s/ John H. Jungbauer
John H. Jungbauer	Vice President, Finance and Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	January 19, 2006

/s/ Susan L. Critzer
Susan L. Critzer	Chairperson of the Board	January 19, 2006

Larry G. Haimovitch	Director

/s/ Lawrence L. Horsch
Lawrence L. Horsch	Director	January 19, 2006

/s/ David B. Kaysen
David B. Kaysen	Director	January 19, 2006

/s/ Paul K. Miller
Paul K. Miller	Director	January 19, 2006

/s/ J. Robert Paulson, Jr.
J. Robert Paulson, Jr.	Director	January 19, 2006

INDEX TO EXHIBITS

Exhibit Number	Description

3.1	Restated Articles of Incorporation of the Registrant, as Amended (incorporated by reference to our Current Report on Form 8-K filed on September 23, 2005 (File No. 000-33295)).
3.2	Bylaws of the Registrant (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2	Specimen common stock certificate (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
5	Legal Opinion of Briggs and Morgan, P.A.
10.1	1992 Stock Option Plan (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.2	1993 Director Stock Option Plan (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.3	1997 Stock Option Plan (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.4	Amended and Restated 2001 Equity Incentive Plan (incorporated by reference to our Definitive Schedule 14A (Proxy Statement), filed on August 25, 2005 (File No. 000-33295)).
10.5

Warrant Agreement by and between the Registrant and Adel A. Mikhail, dated February 2, 2001 (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).

10.6

Common Stock Purchase Warrant issued by the Registrant to PKM Properties, LLC, dated January 17, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295)).

10.7

Warrant Agreement to purchase 380,357 shares of common stock issued by the Registrant to Peter Ludwig Hauser, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed on July 14, 2003 (File No. 000-33295)).

10.8

Amendment to Warrants by and between the Registrant and PKM Properties, LLC, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed on July 14, 2003 (File No. 000 33295)).

10.9

Warrant Agreement to purchase 320,178 shares of common stock issued by the Registrant to PKM Properties, LLC, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed on July 14, 2003 (File No. 000-33295)).

10.10

Warrant Agreement to purchase 60,179 shares of common stock issued by MedicalCV, Inc. to PKM Properties, LLC, dated August 20, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on December 15, 2003 (File No. 000-33295)).

10.11

Warrant Agreement to purchase 77,381 shares of common stock issued by the Registrant to PKM Properties, LLC, dated November 13, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 22, 2004 (File No. 000-33295)).

10.12

Warrant Agreement to purchase 136,000 shares of common stock issued by the Registrant to Peter L. Hauser, dated February 3, 2004 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.13

Warrant Agreement to purchase 330,933 shares of common stock issued by the Registrant to PKM Properties, LLC, dated February 3, 2004 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.14

Letter Agreement between the Registrant and Lawrence L. Horsch, dated effective August 19, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.15

Non-Qualified Stock Option Agreement issued by the Registrant to Lawrence L. Horsch in the amount of 100,000 shares, dated August 19, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.16

Building Lease Agreement between the Registrant and PKM Properties, LLC, dated April 4, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.17

Technology Purchase Agreement between the Registrant and LightWave Ablation Systems, Inc., Gregory Brucker and Robert Svenson M.D., dated August 27, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.18

Warrant Agreement to purchase 25,000 shares of common stock issued by the Registrant to LightWave Ablation Systems, Inc., dated August 27, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.19

Technology Assignment Agreement between the Registrant, LightWave Ablation Systems, Inc., Robert H. Svenson, M.D. and Gregory Brucker, dated August 27, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.20

Proprietary Information and Inventions Agreement between the Registrant, Robert H. Svenson, M.D. and Gregory Brucker, dated August 10, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.21

Technical Assistance Agreement between the Registrant and Robert H. Svenson, M.D., dated August 7, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.22

Technical Assistance Agreement between the Registrant and Gregory Brucker, dated August 7, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.23

Warrant Agreement to purchase up to 100,000 shares of common stock issued by the Registrant to Segmed, Inc., dated August 7, 2002 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.24

First Amended and Restated Subordination and Intercreditor Agreement by and between Peter L. Hauser, PKM Properties, LLC and Draft Co., accepted and acknowledged by the Registrant dated November 24, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.25

Amendment No. 1 to First Amended and Restated Subordination and Intercreditor Agreement by and between Peter L. Hauser, PKM Properties, LLC and Draft Co., accepted and acknowledged by the Registrant dated January 29, 2004 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.26

Amendment No. 2 to First Amended and Restated Subordination and Intercreditor Agreement by and between Peter L. Hauser and PKM Properties, LLC, accepted and acknowledged by MedicalCV, Inc. dated April 16, 2004 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on December 15, 2004 (File No. 000-33295)).

10.27

April 2004 Discretionary Credit Agreement by and between MedicalCV, Inc. and PKM Properties, LLC dated April 16, 2004 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on December 15, 2004 (File No. 000-33295)).

10.28

Discretionary Credit Demand Note between MedicalCV, Inc. (borrower) and PKM Properties, LLC (lender), dated April 16, 2004 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on December 15, 2004 (File No. 000-33295)).

10.29

Severance and Release Agreement between the Registrant and Blair P. Mowery, effective August 11, 2004 (incorporated by reference to Post Effective Amendment No. 1 to our Registration Statement on Form SB-2 filed on September 9, 2004 (File No. 333-116394)).

10.30

Severance and Release Agreement between the Registrant and Allan R. Seck, effective August 6, 2004 (incorporated by reference to Post Effective Amendment No. 1 to our Registration Statement on Form SB-2 filed on September 9, 2004 (File No. 333-116394)).

10.31	Letter Agreement between the Registrant and Marc P. Flores, effective August 30, 2004 (incorporated by reference to our Current Report on Form 8-K, filed on September 2, 2004 (File No. 000-33295)).
10.32

October 2004 Discretionary Credit Agreement by and between MedicalCV, Inc. and PKM Properties, LLC, dated October 29, 2004, effective November 17, 2004 (incorporated by reference to our Current Report on Form 8-K filed on November 23, 2004 (File No. 000-33295)).

10.33

October 2004 Credit Note issued by MedicalCV, Inc. (maker) to PKM Properties, LLC (payee), dated October 29, 2004, effective November 17, 2004 (incorporated by reference to our Current Report on Form 8-K filed on November 23, 2004 (File No. 000-33295)).

10.34

Intellectual Property Security Agreement by and between PKM Properties, LLC (secured party) and MedicalCV, Inc. (debtor), dated October 29, 2004, effective November 17, 2004 (incorporated by reference to our Current Report on Form 8-K filed on November 23, 2004 (File No. 000-33295)).

10.35

Amendment No. 3 to First Amended and Restated Subordination and Intercreditor Agreement by and between Peter L. Hauser and PKM Properties, LLC, accepted and acknowledged by MedicalCV, Inc., dated October 29, 2004, effective November 17, 2004 (incorporated by reference to our Current Report on Form 8-K filed on November 23, 2004 (File No. 000-33295)).

10.36

Waiver Agreement by and between MedicalCV, Inc. (borrower) and PKM Properties, LLC (lender), dated October 29, 2004, effective November 17, 2004 (incorporated by reference to our Current Report on Form 8-K filed on November 23, 2004 (File No. 000-33295)).

10.37	Warrant Agreement issued to PKM Properties, LLC, dated November 17, 2004 (incorporated by reference to our Current Report on Form 8-K filed on November 23, 2004 (File No. 000-33295)).
10.38

Warrant Agreement to purchase 25,000 shares of common stock issued to LightWave Ablation Systems, Inc., dated December 1, 2004 (incorporated by reference to our Current Report on Form 8-K/A filed on February 10, 2005 (File No. 000-33295)).

10.39

Form of Bridge Note Purchase Agreement including form of convertible promissory note and form of common stock purchase warrant), dated December 31, 2004 (incorporated by reference to our Current Report on Form 8-K filed on January 14, 2005 (File No. 000-33295)).

10.40

February 2005 Discretionary Credit Agreement by and between MedicalCV, Inc. and PKM Properties, LLC, dated February 16, 2005, effective March 3, 2005 (incorporated by reference or our Current Report on Form 8-K/A filed on March 9, 2005 (File No. 000-33295)).

10.41

February 2005 Discretionary Credit Note issued by MedicalCV, Inc. (maker) and PKM Properties, LLC (payee), dated February 16, 2005, effective March 3, 2005 (incorporated by reference or our Current Report on Form 8-K/A filed on March 9, 2005 (File No. 000-33295)).

10.42

Warrant Agreement issued to PKM Properties, LLC, dated February 16, 2005, effective March 3, 2005 (incorporated by reference or our Current Report on Form 8-K/A filed on March 9, 2005 (File No. 000-33295)).

10.43	Amendment No. 4 to First Amended and Restated Subordination and Intercreditor Agreement by and between Peter L. Hauser and PKM Properties, LLC, accepted and acknowledged by MedicalCV, Inc., dated February 16, 2005, effective March 3, 2005 (incorporated by reference or our Current Report on Form 8-K/A filed on March 9, 2005 (File No. 000-33295)).
10.44

Form of Non-Qualified Stock Option Agreement under the MedicalCV, Inc. 2001 Equity Incentive Plan (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 17, 2005 (File No. 000-33295)).

10.45

Form of Non-Qualified Stock Option Agreement under the MedicalCV, Inc. 1997 Stock Option Plan (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 17, 2005 (File No. 000-33295)).

10.46

Form of Non-Qualified Stock Option Agreement under the MedicalCV, Inc. 1993 Director Stock Option Plan (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 17, 2005 (File No. 000-33295)).

10.47

Non-Qualified Stock Option Agreement issued by the Registrant to Lawrence L. Horsch in the amount of 149,850 shares, dated November 18, 2004 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 17, 2005 (File No. 000-33295)).

10.48

Amended Non-Qualified Stock Option Agreement issued by the Registrant to John H. Jungbauer in the amount of 68,584 shares, dated November 18, 2004 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on September 14, 2005 (File No. 000-33295)).

10.49

Non-Qualified Stock Option Agreement issued by the Registrant to John H. Jungbauer in the amount of 81,416 shares, dated November 18, 2004 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 17, 2005 (File No. 000-33295)).

10.50

Non-Qualified Stock Option Agreement issued by the Registrant to Lawrence L. Horsch in the amount of 62,050 shares, dated January 19, 2005 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 17, 2005 (File No. 000-33295)).

10.51	Form of Stand-Alone Non-Qualified Stock Option Agreement issued to Non-Employee Directors (incorporated by reference to our Current Report on Form 8-K filed on March 25, 2005 (File No. 000-33295)).
10.52

Securities Purchase Agreement between the Registrant and the Investors named as signatories thereto, dated March 31, 2005 (effective April 1, 2005) (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).

10.53	Form of 2005 Private Placement Warrant (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).
10.54	Form of Debt Conversion Agreement dated March 29, 2005 (effective April 1, 2005) (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).
10.55

Registration Rights Agreement between the Registrant and the Investors named as signatories thereto, dated March 31, 2005 (effective April 1, 2005) (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).

10.56

Engagement Letter between the Registrant and J Giordano Securities Group, dated December 17, 2004 (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).

10.57

Amendment to Engagement Letter between the Registrant and J Giordano Securities Group, dated March 16, 2005 (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).

10.58	Letter Agreement between the Registrant and Tower Finance, Ltd., dated December 8, 2004 (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).
10.59

Amendment to Letter Agreement between the Registrant and Tower Finance, Ltd., dated March 16, 2005 (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).

10.60	2005 Director Stock Option Plan (incorporated by reference to our Definitive 14A (Proxy Statement), filed on August 25, 2005 (File No. 000-33295)).
10.61

Lease Termination Agreement entered into by and between PKM Properties, LLC and the Registrant, dated June 29, 2005 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on September 14, 2005 (File No. 000-33295)).

10.62

Employment Agreement by and between Marc P. Flores and the Registrant, dated August 9, 2005 (incorporated by reference to our Current Report on Form 8-K/A filed on August 9, 2005 (File No. 000-33295)).

10.63

Employment Agreement by and between John H. Jungbauer and the Registrant, dated August 9, 2005 (incorporated by reference to our Current Report on Form 8-K/A filed on August 9, 2005 (File No. 000-33295)).

10.64

Form of Non-Qualified Stock Option Agreement Issued to Executive Officers and Other Key Employees (incorporated by reference to our Current Report on Form 8-K/A filed on August 9, 2005 (File No. 000-33295)).

10.65

Form of Non-Employee Director Stock Option Agreement issuable under the 2005 Director Stock Option Plan (incorporated by reference to our Current Report on Form 8-K filed on September 23, 2005 (File No. 000-33295)).

10.66	Letter Agreement by and between MedicalCV, Inc. and Marc P. Flores, dated November 2, 2005 (incorporated by reference to our Current Report on Form 8-K filed on November 8, 2005 (File No. 000-33295)).
10.67	Letter Agreement by and between MedicalCV, Inc. and James E. Jeter, dated November 3, 2005 (incorporated by reference to our Current Report on Form 8-K filed on November 8, 2005 (File No. 000-33295)).
10.68	Form of Stock Option Amendment, dated December 13, 2005 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on December 14, 2005 (File No. 000-33295)).
10.69

Form of Preferred Stock Acquisition Agreement, dated December 21, 2005 (including form of Registration Rights Agreement) (incorporated by reference to our Current Report on Form 8-K filed on December 22, 2005 (File No. 000-33295)).

10.70

Form of Amendment No. 1 to Securities Purchase Agreement (originally dated March 31, 2005), dated December 21, 2005 (incorporated by reference to our Current Report on Form 8-K filed on December 22, 2005 (File No. 000-33295)).

10.71

Form of Amendment No. 1 to Warrant Agreement (originally issued April 1, 2005), dated December 21, 2005 (incorporated by reference to our Current Report on Form 8-K filed on December 22, 2005 (File No. 000-33295)).

23.1	Consent of Briggs and Morgan, P.A. (included in Exhibit 5).
23.2	Consent of Independent Registered Public Accounting Firm.
24	Power of Attorney (included on Signature Page).